Exhibit 10.11

NEITHER THIS DEBT INSTRUMENT NOR THE NOTES ISSUED IN CONNECTION HEREWITH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED BELOW), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER (AS DEFINED BELOW) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

SENIOR SECURED NOTE PURCHASE AGREEMENT

dated as of June 30, 2023

by, among others,

ROADZEN, INC.,

as Issuer

EACH PERSON THAT BECOMES A GUARANTOR PARTY

HERETO FROM TIME TO TIME,

as Guarantors,

THE VARIOUS PURCHASERS FROM TIME TO TIME PARTY HERETO,

and

MIZUHO SECURITIES USA LLC,

as Administrative Agent and Collateral Agent

Up to $7,500,000 of Senior Secured Notes Due June 30, 2024

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND INTERPRETATION	1

1.1	Definitions	1

1.2	Accounting Terms	44

1.3	Interpretation, etc.	44

1.4	Divisions	46

SECTION 2.	NOTES	46

2.1	Notes Issuance	46

2.2	Reserved	47

2.3	Warrants; Tax Treatment	47

2.4	Reserved	47

2.5	Allocated Shares; Availability of Funds	47

2.6	Use of Proceeds	48

2.7	Evidence of Debt; Purchasers’ Books and Records; Replacement Notes	48

2.8	Interest	48

2.9	Payments on Notes	49

2.10	Default Interest	49

2.11	Fees	50

2.12	Payment at Maturity	50

2.13	Optional Redemptions	50

2.14	Mandatory Prepayment Offers	52

2.15	Application of Prepayments/Reductions	55

2.16	General Provisions Regarding Payments	56

2.17	Ratable Sharing	58

2.18	Reserved	58

2.19	Increased Costs; Capital Requirements	58

2.20	Taxes; Withholding, etc.	59

2.21	Mitigation of Obligations	64

2.22	VAT	64

SECTION 3.	CONDITIONS PRECEDENT	65

3.1	Closing Date	65

SECTION 4.	REPRESENTATIONS AND WARRANTIES	71

4.1	Representations and Warranties of Note Parties	71

4.2	Representations and Warranties of Purchasers	82

i

SECTION 5.	AFFIRMATIVE COVENANTS	84

5.1	Financial Statements and Other Reports	84

5.2	Existence; Corporate Governance	90

5.3	Payment of Taxes and Claims	90

5.4	Maintenance of Properties; Intellectual Property	91

5.5	Insurance	91

5.6	Inspections	92

5.7	Purchasers Meetings and Board Observation Rights	92

5.8	Compliance with Laws	92

5.9	Sanctions; OFAC; Anti-Corruption Laws; Anti-Money Laundering Laws	93

5.10	Environmental	93

5.11	Collateral and Guarantee Requirements; Formation or Acquisition of Subsidiaries	93

5.12	Additional Real Estate Assets	96

5.13	Intellectual Property	97

5.14	Further Assurances	97

5.15	Miscellaneous Business Covenants	97

5.16	Use of Proceeds	98

5.17	Subsidiary Distributions; Upstreaming Cashflows; Investment Documents	99

5.18	Post-Closing Matters	99

5.19	Reservation of Authorized Shares	100

5.20	People with Significant Control Regime	100

5.21	Cooperation	100

5.22	[Reserved]	100

5.23	Warrant Issuance	100

SECTION 6.	NEGATIVE COVENANTS	100

6.1	Indebtedness	101

6.2	Liens	102

6.3	Equitable Lien	103

6.4	Negative Pledge	104

6.5	Limitation on Restricted Payments	104

6.6	Restrictions on Subsidiary Distributions	105

6.7	Investments	105

6.8	Financial Covenants	107

6.9	Fundamental Changes; Disposition of Assets; Acquisitions	107

6.10	Disposal of Subsidiary Equity Interests	108

6.11	Sales and Lease Backs	109

6.12	Transactions with Shareholders and Affiliates	109

6.13	Nature of Business; Foreign Subsidiaries	109

6.14	Fiscal Year	110

6.15	Amendments or Waivers of Certain Agreements	110

6.16	Prepayments of Indebtedness	110

6.17	Deposit Accounts	111

6.18	Aging Reports	111

6.19	[Pensions	111

6.20	Centre of Main Interests and Establishment	111

SECTION 7.	GUARANTY	111

7.1	Guaranty of the Obligations	111

7.2	Contribution by Guarantors	111

7.3	Payment by Guarantors	112

7.4	Liability of Guarantors Absolute	112

7.5	Waivers by Guarantors	114

7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	116

7.7	Subordination of Other Obligations	117

7.8	Continuing Guaranty	117

7.9	Authority of Guarantors or Issuer	117

7.10	Financial Condition of Issuer	117

7.11	Bankruptcy, etc.	118

7.12	Reserved	118

7.13	Keepwell	118

SECTION 8.	EVENTS OF DEFAULT	119

8.1	Events of Default	119

8.2	Suspension Rights Upon Breach of Sanctions	122

8.3	[Reserved]	122

8.4	Limitation on Suits	122

SECTION 9.	AGENTS	123

9.1	Appointment of Agents	123

9.2	Powers and Duties	123

9.3	General Immunity	123

9.4	Agents Entitled to Act as Purchaser	125

9.5	Delegation of Duties	125

9.6	Purchasers’ Representations, Warranties and Acknowledgment	125

9.7	Right to Indemnity	126

9.8	Successor Administrative Agent and Collateral Agent	126

9.9	Collateral Documents and Guaranty	127

9.10	Collateral matters in relation to the UK Security Documents	129

9.11	Administrative Agent May File Proofs of Claim	131

9.12	Certain ERISA Matters	132

9.13	All Powers Coupled With Interest	133

SECTION 10.	MISCELLANEOUS	134

10.1	Notices	134

10.2	Expenses	134

10.3	Indemnity	135

10.4	Set Off	136

10.5	Amendments and Waivers	137

10.6	Successors and Assigns; Participations	138

10.7	Independence of Covenants	140

10.8	Survival	140

10.9	No Waiver; Remedies Cumulative	140

10.10	Marshaling; Payments Set Aside	141

10.11	Severability	141

10.12	Obligations Several; Actions in Concert	141

10.13	Headings	141

10.14	GOVERNING LAW	141

10.15	CONSENT TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; SUBMISSION TO JURISDICTION	142

10.16	WAIVER OF JURY TRIAL	143

10.17	Injunction Relief	143

10.18	Usury Savings Clause	143

10.19	Counterparts; Integration; Electronic Execution	144

10.20	Effectiveness	144

10.21	PATRIOT Act	144

10.22	No Advisory or Fiduciary Responsibility	145

10.23	Third Parties	145

10.24	Affiliate Activities	146

10.25	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	146

10.26	Acknowledgment Regarding Any Supported QFCs	147

10.27	Intent	147

10.28	Judgment Currency	148

10.29	Regulated Subsidiaries	148

v

APPENDICES:	A	Purchaser’s Allocated Share
	B	Notice Addresses

SCHEDULES:	1.01	Excluded Subsidiaries
	1.1(s)	Warrant Recipients
	4.1(a)	Jurisdictions of Organization and Qualification
	4.1(b)	Equity Interest and Ownership
	4.1(o)	Material Contracts
	4.1(ff)	Restrictions on Issuance, Guarantees or Upstreaming Cashflows
	4.1(kk)	The De-SPAC Mergers
	5.5	Insurance
	5.18	Certain Post-Closing Matters
	6.1	Certain Indebtedness
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A	Issuance Offer
	B	Form of Note
	C	Compliance Certificate
	D	[Reserved]
	E-1	Closing Date Certificate
	E-2	Solvency Certificate
	F	Counterpart Agreement
	G-1	U.S. Tax Compliance Certificate
	G-2	U.S. Tax Compliance Certificate
	G-3	U.S. Tax Compliance Certificate
	G-4	U.S. Tax Compliance Certificate
	H	Closing Checklist
	I	Warrant Term Sheet
	J	Board Observation Rights Letter
	K	Form of Intercompany Subordination Agreement
	L	Mandatory Prepayment Offer

SENIOR SECURED NOTE PURCHASE AGREEMENT

This SENIOR SECURED NOTE PURCHASE AGREEMENT, dated as of June 30, 2023 (as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among ROADZEN, INC., a Delaware corporation (“Issuer”), each Guarantor (as defined below) from time to time party hereto, the Purchasers that hold Notes issued hereunder (the “Purchasers” and each, a “Purchaser”) and MIZUHO SECURITIES USA LLC (“Mizuho”), as administrative agent (in such capacity together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, Mizuho, together with its successors and assigns in such capacity, the “Collateral Agent,” and together with the Administrative Agent, the “Agents” and each, an “Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, subject to the terms and conditions contained herein, the Issuer desires to issue and sell to the Purchasers, and the Purchasers have agreed to purchase, up to Seven Million Five Hundred Thousand Dollars ($7,500,000) in senior secured notes from the Issuer having the terms set forth herein and in the other Note Documents;

WHEREAS, on the Closing Date the Issuer will issue, and the Purchasers on Appendix A will purchase, senior secured notes in an aggregate initial principal amount of up to Seven Million Five Hundred Thousand Dollars ($7,500,000), at the initial purchase price thereof (the “Purchase Price”) set forth beside such Purchaser’s name on Appendix A (the “Allocated Share”) together with the warrants;

WHEREAS, as a condition precedent to the Closing Date, the Issuer has agreed to secure the Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets; and

WHEREAS, the Note Parties will receive substantial benefit from the Issuer’s issuance and sale of senior secured notes to the Purchasers and have agreed to guaranty the Obligations and provide a security interest in and Lien on substantially all of their assets to Collateral Agent, for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto and intending to be legally bound hereby agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts” means all “accounts” (as defined in the UCC) of Issuer (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting in the acquisition by a Note Party or any of its Subsidiaries, whether by purchase, merger, or otherwise, of all or substantially all of the assets, all of the Equity Interests, or a business line or unit or division, of any Person.

“Additional Asset Security Jurisdiction” has the meaning assigned to such term in Section 5.11(b)(ii).

“Additional Asset Security Provider” and “Additional Asset Security Jurisdictions” has the meaning assigned to such term in Section 5.11(b)(ii).

“Administrative Agent” has the meaning given to such term in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of a Note Party or any of its Subsidiaries) at Law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Note Party or any of its Subsidiaries, threatened in writing against or otherwise affecting any Note Party or any of its Subsidiaries or any Collateral or other assets or property of any Note Party or any of their Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” or “Affiliated” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Neither Purchaser, Collateral Agent, Administrative Agent, nor any of their respective Affiliates shall be deemed to be an Affiliate of any Note Party.

“Agent” has the meaning given to such term in the preamble hereto.

“Aggregate Amounts Due” has the meaning given to such term in Section 2.17.

“Aggregate Payments” has the meaning given to such term in Section 7.2.

“Agreement” has the meaning given to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 10.28.

“Allocable Share” means with respect to a Purchaser any Excess Proceeds in an aggregate principal amount equal to: (1) an amount equal to one hundred percent (100%) of such Excess Proceeds; multiplied by (2) a fraction (x) the numerator of which is equal to the outstanding aggregate principal amount of the Notes held by such Purchaser and (y) the denominator of which is equal to the outstanding aggregate principal amount of the Notes required to be repaid with such Excess Proceeds in accordance with the terms of Section 2.14 and the related Mandatory Prepayment Offer, rounded down to the nearest One Thousand Dollars ($1,000).

“Allocated Share” has the meaning given to such term in the recitals hereto.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010 and the UK Proceeds of Crime Act 2002 as well as any other Law, rule or regulations of any jurisdiction applicable to a Note Party concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all Laws, judgments, executive orders, decrees, ordinances, rules, regulations, statutes, case Law or treaties applicable to any Note Party or any of its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Bank Secrecy Act of 1970 as amended (also known as the “Currency and Foreign Transactions Reporting Act”), the Money Laundering Control Act of 1986 and the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017).

“Applicable Insurance Laws” means any law, treaty, convention, code, statute, ordinance, directive, rule, regulation, common law, state insurance laws, grant supervisory agencies, state insurance departments, broad administrative authority, including, without limitation, regulations as prescribed under the Insurance Act, 1938, the Insurance Regulatory and Development Authority Act, 1999 and the relevant rules and regulations thereunder, each as amended from time to time applicable to any Person regulated by an Insurance Regulatory Authority or the ownership and control of such entities.

“Applicable Rate” means the interest accrued on any outstanding principal balance of the Notes at a rate of fifteen percent (15%) per annum and shall be payable for the number of calendar days elapsed; provided that such rate shall automatically be increased by five percent (5.00%) above the then applicable rates upon Issuer’s failure to comply with Section 2.14(b)(i)(F). Notwithstanding the foregoing the Applicable Rate shall be increased by two percent (2.00%) above the then applicable rate (such rate, the “Default Rate”): (x) (i) immediately upon the occurrence of an Event of Default described in Section 8.1(a), 8.1(f), or 8.1(g), or (ii) at the option of the Administrative Agent, upon the occurrence and during the continuation of any other Event of Default other than those specified in clause (i) above, or (y) if for any period, the Administrative Agent does not receive the financial statements and certificates described in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d) and/or Section 5.1(p) of this Agreement, for the period commencing on the date such financial statements and certificates were required to be delivered .

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer (including any effective transfer of assets via division), license or other disposition to, or any exchange of property with, any Person (other than to or with a Note Party which is not the Issuer), in one transaction or a series of related transactions whereby (a) a Note Party or any of its Subsidiaries sells or disposes of (i) all or any part of any Note Party’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests of any Note Party or its Subsidiaries, other than inventory sold, licensed for periods of one year or less or leased in the ordinary course of business for fair market value (ii) all or substantially all of the Equity Interests of a Subsidiary, or (b) a Note Party or Subsidiary issues Disqualified Equity Interests or Equity Interests engages in any merger, consolidation, combination or similar transaction, such that the Note Party (or Subsidiary) is not the surviving entity or not the beneficial owner of the majority of Equity Interests of the Person measured on a fully-diluted basis resulting from such transaction or transactions (measured on a fully diluted basis). For purposes of clarification, “Asset Sale” shall include (i) any disposition of real property by means of foreclosure, casualty event, eminent domain or other similar procedure, (ii) the sale or other disposition for value of any contracts (iii) the early termination or modification of any contract resulting in the receipt by any Note Party or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), (iv), any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Note Party or any of its Subsidiaries, or (v) any sale or other disposition for value of any Equity Interests owned by the Note Parties, their Subsidiaries’ Equity Interests or any other assets or Investments of the Note Parties or any of their Subsidiaries or Investment of the Note Parties or the sale or disposition of one or more of its material assets, a line of business, a division, a project or a substantial portion of a project of such Person or the subsidiaries of such Person or any similar transactions.

“Asset Security Jurisdiction” and “Asset Security Jurisdictions” have the respective meanings specified therefor in Section 5.11(b)(ii).

“ATM Agreement” means an “at-the-market” agreement in form and substance satisfactory to the Administrative Agent in its sole discretion pursuant to which Equity Interests in the Topco are sold at a price related to the current market price of the securities of Topco.

“ATM Issuance Period” means all of the Business Days comprising any week in which Issuer receives Net ATM Proceeds as a result of the issuance of Equity Interest pursuant to the ATM Agreement.

“ATM Payment” has the meaning given to such term in Section 2.14.

“ATM Payment Date” means the first Business Day of the week following the immediately prior ATM Issuance Period, if any, completed prior to such date.

“ATM Shares” means any shares of Equity Interest issued pursuant to the ATM Agreement.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief operating officer, or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means (x) Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute or (y) equivalent legislation in any other applicable jurisdiction including, without limitation, the Enterprise Act 2002 and any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent and Purchaser.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board Observation Rights Letter” means that certain board observation rights letter in the form attached hereto as Exhibit J to be delivered by the Issuer to the Administrative Agent on the Closing Date.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person, as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of the relevant calculation and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Purchaser or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than Five Hundred Million Dollars ($500,000,000); and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than Five Hundred Million Dollars ($500,000,000), and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code; provided, that notwithstanding anything to the contrary under any Note Document, no Note Party or Subsidiary of any Note Party, in each case, that is organized, incorporated or formed in an Asset Security Jurisdiction or required to join this Agreement as a Guarantor under Section 5.11(b) (or, in each case, their successors) shall be considered a CFC or FSHCO for purposes of the Note Documents or be or become owned by any entity other than Note Parties (such that Purchasers are unable to obtain a one hundred percent (100%) pledge of the Equity Interests issued by such Note Party or Subsidiary of Note Party) and no such Person shall be excluded, limited or released from providing any guarantee or collateral (including pledges of Equity Interests or assets held directly or indirectly) or engaging in repatriations, or the pledge of Equity Interests issued by such Persons be limited in any way, in each case, solely as a result of being considered a controlled foreign corporation or CFC or FSHCO or any adverse tax, cost or impact under Section 956 of the Internal Revenue Code or similar provision.

“CFC Holdco” means any Subsidiary substantially all the assets of which consist of equity interests of one or more CFCs and/or of one or more other CFC Holdcos.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of, any of the following,

(a) at any time prior to the consummation of the De-SPAC Transactions, the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time become the “beneficial owner” (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act) of Equity Interests representing more than fifty percent (50%) of the aggregate outstanding voting or economic power of the Equity Interests of the Topco;

(b) at any time following the consummation of the De-SPAC Transactions, any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time become the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act) of Equity Interests, directly or indirectly, representing more than forty percent (40%) of the voting or economic power of the Equity Interest of the Topco;

(c) at any time following the consummation of the De-SPAC Transactions, the Topco shall fail to beneficially own, directly, one hundred percent (100%) of the outstanding Equity Interest of Issuer; or

(d) at any time following the consummation of the De-SPAC Transactions, the occurrence of any transaction or event in connection with which Topco or all or substantially all Equity Interests of Topco ceases to be listed or traded on NASDAQ (or, upon consummation of or immediately following a transaction or event will cease be listed or traded on NASDAQ).

It is understood that, for purposes of this definition:

(X) the consummation of the De-SPAC Transactions and the entering into of voting agreements in support of consummation of the De-SPAC Transactions and the issuance and conversion of warrants in connection therewith shall not constitute a Change of Control, and

(y) the issuance of the Warrants and other Equity Interests to the Purchasers and their Affiliates in connection with this Agreement and the other Note Documents shall not be a Change of Control.

“Closing Date” means the date on which all of the requirements set forth in Section 3.1 shall have been satisfied or waived in accordance with Section 10.5.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Collateral” means, collectively, all of the tangible and intangible assets and property of the Issuer, including all real, personal, intangible (including Intellectual Property rights), and mixed property (including Equity Interests), leases, rents, rights, powers, benefits, privileges, remedies, and interests therein and proceeds thereof, whether non-owned or hereafter acquired in or upon which Liens are purported to be granted pursuant to any of the Collateral Documents and/or other Note Documents as security for the Obligations; provided, that Excluded Assets shall not constitute “Collateral” for the purposes hereof.

“Collateral Agent” has the meaning given to such term in the preamble hereto.

“Collateral and Guaranty Requirements” means, at any time, the requirement that:

(a) all Obligations shall have been guaranteed by (i) within ten (10) Business Days’ after the consummation of the De-SPAC Transactions, the De-SPAC Parent and (ii) each Subsidiary (other than Excluded Subsidiaries) of the Issuer organized, incorporated or formed in an Asset Security Jurisdiction;

(b) the Agents shall have received duly executed copies of each Note Document required to be delivered (i) on the Closing Date, pursuant to Section 3.1 or if such person is not a Note Party on the Closing Date then the date such person either enters into a Counterpart Agreement to this Agreement and the other Note Documents or provides a Guarantee of the Obligations on terms acceptable to the Agents in their sole discretion, and (ii) at such time as may be described in Section 5.11, Section 5.14, or Section 5.18 of this Agreement or, as the context may require, pursuant to the other applicable Note Documents;

(c) except as expressly agreed with the Agents, all Obligations of the Note Parties shall have been unconditionally guaranteed by each of their Subsidiaries (other than an Excluded Subsidiary) and secured by a First Priority security interest in all of the Equity Interests of each Subsidiary of the Issuer (other than such Equity Interest of an Excluded Subsidiary) and each such Subsidiary shall become a party to this Agreement as a Guarantor on the Closing Date or upon such later date as required by Section 5.11 by delivering a duly executed Counterpart Agreement and taking such other steps required thereby;

(d) except as expressly agreed with the Agents, the Obligations shall have been secured by a First Priority security interest in all of the Equity Interests of each Subsidiary of each of the Note Parties (other than such Equity Interests of an Excluded Subsidiary);

(e) the Obligations shall have been secured (or, with respect to any after-acquired assets, will be secured within the time periods set forth herein or, as the context will require, in the applicable Note Documents) by a perfected First Priority security interest in, and mortgages on, substantially all tangible and intangible assets of each Note Party (including, without limitation, accounts receivable, insurance, inventory, equipment, investment property, Intellectual Property, other general intangibles, Material Real Estate Asset (if requested by the Collateral Agent) and proceeds of the foregoing, but excluding any Excluded Assets), in each case, with the priority required by the Note Documents;

(f) upon the acquisition by any Note Party or any of their Subsidiaries of any Material Real Estate Assets, such Note Party will promptly (and in any event within two (2) Business Days of acquisition) notify the Agents of the acquisition of such real property and if requested by the Agents, within forty-five (45) days following such request, will grant to the Collateral Agent a first priority mortgage on each interest in such Material Real Estate Assets, which real property shall not be subject to any other Liens except for Permitted Liens, and shall deliver other documentation and opinions, in form and substance reasonably satisfactory to the Agents in connection with the grant of such Mortgage as Agents shall request in its sole discretion, including appraisals, title insurance policies and endorsements, surveys, financing statements, fixture filings, flood insurance, flood insurance certifications and environmental audits and the Note Parties shall pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys’ fees and expenses) incurred in connection therewith. All appraisals, title insurance policies and endorsements, environmental audits and surveys required in connection therewith shall be prepared or issued by parties acceptable in to the Agents;

(g) (i) if any Indebtedness for borrowed money in a principal amount in excess of Ten Thousand Dollars ($10,000) is owing to any Note Party and such Indebtedness is evidenced by a promissory note, the Collateral Agent shall have received such promissory note (or, with respect to any after-acquired notes, the Note Parties will notify the agent within five (5) days and will deliver such promissory notes within five (5) days thereafter (or such later date agreed with the Agents)), together with undated instruments of transfer with respect thereto endorsed in blank and (ii) all intercompany Indebtedness of Topco and its Subsidiaries shall be subject to the Intercompany Subordination Agreement (in form and substance satisfactory to the Agents and otherwise conforming with the requirements of the Note Documents), such intercompany Indebtedness (together with related rights and instruments evidencing such obligations) shall be pledged by the Note Parties as Collateral and delivered to the Collateral Agent, along with undated instruments of transfer with respect thereto endorsed in blank;

(h) the Agents shall have received all certificates, agreements, documents and instruments requested by it from the Note Parties or required by the terms of this Agreement or the other Collateral Documents or Note Documents, including, any Control Agreements, Uniform Commercial Code financing statements (or equivalent) and, with respect to the De-SPAC Parent, notices and registrations required under the laws of the British Virgin Islands and Control Agreements or as may be requested from time to time by the Agents to be filed, executed, acknowledged, delivered, registered or recorded to create the Liens intended to be created by the Note Documents and perfect such Liens to the extent required by, and with the priority required by, the Note Documents and any filings or registrations with respect to the Collateral shall have been duly filed, registered or recorded or delivered to the Agents for filing, registration or recording;

(i) [reserved]; and

(j) (A)(x) within fifteen (15) days after the Closing Date (or such longer time period as agreed to by Collateral Agent in its sole discretion, which such consent may be by email) with respect to any Deposit Account, securities account, commodity account or other account or (y) upon the opening or acquisition of any new Deposit Account, securities account, commodity account or other account (in each case, other than an Excluded Account) following the Closing Date, each Note Party shall establish and maintain Control Agreements (or, in the case of UK Guarantors, any bank account notices in accordance with the terms of the relevant UK Security Document) or applicable notices and acknowledgement or equivalent in favor of Collateral Agent with respect to all Deposit Accounts, securities accounts, commodity accounts and other accounts of the Note Parties (other than (x) Excluded Accounts and (y) other accounts of the Note Parties in which the daily average daily balance across all such accounts not subject to Control Agreements at no time exceeds Ten Thousand Dollars ($10,000) in the aggregate (all such accounts described in this clause (y), “De Minimis Accounts” and such threshold, the “De Minimis Account Threshold”)) and (B) if the average daily balance in any or all of the Deposit Accounts, securities accounts, commodity accounts or other accounts of the Note Parties that are not subject to Control Agreements (other than Excluded Accounts) at any time exceeds the De Minimis Account Threshold, the Issuer shall promptly notify the Agents and shall enter into Control Agreements in favor of the Collateral Agent for each account requested by the Agents within thirty (30) days following such request (or such longer time agreed with the Agents).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Note Document to the contrary, with respect to (i) motor vehicles and other assets and personal property subject to certificates of title with an individual book value of less than Ten Thousand Dollars ($10,000) and (ii)letter of credit rights and commercial tort claims with an individual value of less than Ten Thousand Dollars ($10,000), prior to a Default no additional perfection steps other than the filing of a UCC-1 financing statement (or equivalent) shall be required.

The Collateral Agent may in its sole discretion elect to grant extensions of time for the provision or perfection of security interests in, or the obtaining of Mortgages, Mortgage Policies and Surveys with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Note Parties on such date) where the Collateral Agent reasonably determines that such provision or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Note Documents.

“Collateral Documents” means each of the Security Agreements, each Mortgage, each Intellectual Property Security Agreement, each Control Agreement, and each acknowledgement with respect to any such agreements, and all other instruments, powers of attorney, bailee agreements, stock powers, intercompany notes, allonges, certificates, documents, agreements, acknowledgements, collateral assignments, notices and filings delivered in connection with the Collateral, this Agreement or any of the other Note Documents in order to grant to (or evidence the grant of) Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property, leases, rents, rights, powers, benefits, privileges, remedies, and interests of that Note Party as security for the Obligations or the Guaranteed Obligations or that provides information with respect to the personal or mixed property of each Note Party and its Subsidiaries.

“Collateral Questionnaire” means the perfection certificate delivered on the Closing Date in form and substance satisfactory to the Collateral Agent that provides information with respect to the real, personal or mixed property of each Note Party and its Subsidiaries.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means with respect to such Person and its consolidated Subsidiaries for any applicable period, on a consolidated basis, the net income of such Person and its consolidated Subsidiaries for such period, increased, without duplication, by the following, in each case (only to the extent (and in the same proportion) deducted (and not added back or excluded) in determining consolidated net income for such period): (a) interest, (b) taxes, (c) depreciation, (d) non-cash stock compensation expenses, (e) non-recurring costs and expenses (x) directly incurred before or within sixty (60) days following the Closing Date in connection with the preparation of the Note Documents and the Transactions occurring on or about the Closing Date under the Note Documents and (y) incurred in connection with the Patent Prosecution Workplan, and (f) other noncash amortization expenses, in each case, determined in accordance with GAAP. Unless otherwise noted herein, references to Consolidated Adjusted EBITDA, shall be references to the Consolidated Adjusted EBITDA of the Topco and its consolidated Subsidiaries.

“Consolidated Liquidity” means, for any date of determination an amount determined for the Issuer and the Guarantor on a consolidated basis equal to the sum of Unrestricted Cash-on-Hand of the Issuer and the Guarantors on such date.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning given to such term in Section 7.2.

“Control Agreement” shall mean, with respect to Collateral consisting of any Deposit Account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Collateral Agent, among Collateral Agent, the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried and the Note Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to Collateral Agent; it being understood that unless specifically specified in this Agreement, any reference to a Control Agreement shall mean a Control Agreement subject to springing dominion pursuant to which the applicable Note Party shall maintain control unless and until the notice of springing control has been given by Collateral Agent to the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried.

“Controlled Account” means each deposit account, securities account, or commodity account that is (x) subject to a Control Agreement for the benefit of the Secured Parties, in accordance with the terms of this Agreement and of the applicable Collateral Documents, (y) in the case of an account located in the United Kingdom or otherwise governed by English law, such account is subject to a fixed or floating charge granted in accordance with the terms of a UK Security Document and a notice of charge has been delivered to the applicable depositary institution or securities intermediary in accordance with the terms of such UK Security Document, and (z) otherwise subject to the “control” of the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of the applicable Collateral Documents or equivalent arrangement required for perfection under the market practice in the Relevant Jurisdiction (or, as applicable, the jurisdiction in which such account is established or the laws of which govern such account) and reasonably acceptable to the Collateral Agent.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright Laws of the United States or any other country, whether as author, assignee, transferee or otherwise (including all copyrights in software), (b) all registrations and applications for registration of copyright in the United States or any other country, including registrations, renewals and pending applications for registration, (c) all income, royalties, damages and other payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement or other violation thereof.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Note Party pursuant to Section 5.11.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.26.

“De Minimis Accounts” has the meaning assigned to it in the definition of “Collateral and Guaranty Requirements”.

“De Minimis Account Threshold” has the meaning assigned to it in the definition of “Collateral and Guaranty Requirements”.

“De-SPAC Documents” means, collectively, (i) the De-SPAC Merger Agreement, (ii) any agreement, instrument or document attached to the De-SPAC Merger Agreement as an exhibit, and (iii) the other agreements, certificates and instruments to be executed or delivered by any of the parties to the De-SPAC Merger Agreement pursuant to the De-SPAC Merger Agreement.

“De-SPAC Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 10, 2023, by and among Vahanna Tech Edge Acquisition I Corp., a British Virgin Islands business company (“De-SPAC Parent”), Vahanna Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Issuer.

“De-SPAC Merger” means the consummation of the acquisition of 100% of the Equity Interests of the Issuer, directly or indirectly, by De-SPAC Parent, through the merger of Merger Sub with and into the Issuer, with the Issuer continuing as the surviving entity as a wholly owned subsidiary of the De-SPAC Parent, in accordance with the De-SPAC Documents in all material respects.

“De-SPAC Parent” has the meaning specified therefor in the definition of “De-SPAC Merger Agreement”.

“De-SPAC Transactions” means the consummation of the De-SPAC Merger and the other transactions contemplated by the De-SPAC Merger Agreement as in effect on the Closing Date. Immediately after giving effect to the De-SPAC Transactions, De-SPAC Parent shall continue to be listed on the Nasdaq Stock Exchange.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the Insolvency Act 1986 and all other liquidation, winding-up, dissolution, administration, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), composition, compromise, assignment, examinership, suspension of payments, a moratorium of indebtedness, dissolution, or arrangement with creditors, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned to that term in the definition of “Applicable Rate”.

“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” shall mean any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are or may become redeemable, repurchaseable, convertible into or exchangeable for, automatically or at the option of any holder thereof, any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests, in the case of each of clauses (a), (b) and (c), prior to the first anniversary of the latest stated Maturity Date at the time of issuance of such Equity Interests (other than (i) following payment in full or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior payment in full); provided, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Topco or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by a Group member in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Distributable Income” means, at any time, the maximum amount of income distributable by a Person at such time under the laws of such Persons jurisdiction, as certified by independent certified public accountants of recognized international standing.

“Distributions” has the meaning assigned to such term in Section 5.17.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent pursuant to clause (b) above shall be conclusive absent manifest error.

“Dollars,” “US$” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the Laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the economies of member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claim” means any accusation, allegation, investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, for any damage, injury, threat or harm, including without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, direct or consequential damages, threat or harm to the environment or natural resources, nuisance, pollution, contamination, or other adverse effect on the environment, or for fines, penalties, or restrictions, in each case relating to or resulting to or resulting from, or in connection with (a) any actual or alleged violation of any Environmental Law; (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) any property leased or owned by any Note Party or any of their Subsidiaries.

“Environmental Laws” means any and all current or future, federal, state, local or municipal (or any subdivision of either of them) Laws, statutes, ordinances, orders, rules, regulations, codes, decrees, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) protection of the air, water, land, wetlands, natural resources, wildlife, endangered or threatened species, human, plant or animal health or welfare; (b) environmental matters, including those relating to any Hazardous Materials Activity; (c) the generation, use, manufacture, processing, handling, storage, treatment, transportation or disposal of Hazardous Materials; or (d) worker safety and health and industrial hygiene, in any manner applicable to a Note Party or any of its Subsidiaries or any Facility.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable and documented fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions, interest, claims, orders or suits related to any (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs relating to any Note Party or any of its Subsidiaries.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting) (including shares), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity interests until they are converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Internal Revenue Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with any Note Party or any of its Subsidiaries under Section 414(b), 414(c), 414(m) or 414(o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (b) any failure to make a required contribution to any Pension Plan that would result in the imposition of a Lien or other encumbrance or the provision of security under Section 430 of the Internal Revenue Code or Section 303 or 4068 of ERISA, or the arising of such a Lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Internal Revenue Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Internal Revenue Code or Section 303 of ERISA with respect to any Pension Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Pension Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by any Note Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (d) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) any incurrence by any Note Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan, or the receipt by any Note Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (f) any receipt by a Note Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from any Note Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA; or (h) any filing of a notice of intent to terminate any Pension Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, or any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, or the termination of any Pension Plan under Section 4041(c) of ERISA.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Proceeds” means any Excess Net Asset Sale Proceeds, Excess Net Insurance/Condemnation Proceeds, Excess Net Indebtedness Incurrence Proceeds, Issuance Proceeds, Net ATM Proceeds or Excess Tax Refund Proceeds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” means any Deposit Account, securities account, or commodity account (each as defined in the Uniform Commercial Code) which is used exclusively as a (A) employee wage benefits account, (B) withholding tax account (including sales tax account), (C) fiduciary or trust account, together with the funds or other property held in or maintained in any such account (including, without limitation) any fiduciary accounts required to be maintained by any regulatory or quasi-regulatory body or (D) is a De Minimis Account.

“Excluded Assets” means the following assets and property of any Note Party (i) any of such Note Party’s right, title or interest in any license, contract or agreement to which such Note Party is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the express terms of such license, contract or agreement result in the termination, a material breach of the terms of, or constitute a material default under, such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the UCC or other applicable provisions of the UCC (or equivalent) of any relevant jurisdiction or any other applicable Law (including the applicable Debtor Relief Laws) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the Collateral shall include, and such Note Party shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and liens upon any rights or interests of a Note Party in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement, provided that such security interest or lien would not itself result in the termination, material breach of the terms of a material default under such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the UCC or other applicable provisions of the UCC (or equivalent) of any relevant jurisdiction or any other applicable Law (including the applicable Debtor Relief Laws) or principles of equity), (ii) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral, (iii) any Excluded

Accounts (other than De Minimis Accounts) if and for so long as the accounts described therein as used solely for the purposes described in the definition of “Excluded Accounts”, (iv) the Equity Interests in any Subsidiary domiciled in an Excluded Jurisdiction, and the voting Equity Interests in any Subsidiary that is a Foreign Subsidiary, a CFC or a CFC Holdco if such Lien or security interest would result in a material adverse tax consequence to the Note Parties taken as a whole, and (v) any Real Estate Asset that is not a Material Real Estate Asset or is a leasehold interest and (vi) such other assets and property as to which the Collateral Agent (in its sole discretion) determines that the cost of obtaining or perfecting a security interest therein is excessive in relation to the benefits afforded to the Secured Parties by the security to be afforded thereby; provided however, that (x) the exclusions described in clauses (i) through (iv) above shall in no way be construed as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and Liens upon any rights or interest of the Note Parties in or to the proceeds of, or any monies due or to become due under, any such leases, contracts, agreements, licenses, permits, equipment, Equity Interests, accounts or other assets and (y) immediately upon the effectiveness, lapse termination or waiver of any such restriction, provision or agreement, references to the Collateral shall include and the Note Parties shall be deemed to have granted a security interest with respect to such leases, contracts, agreements, licenses, permits, equipment, Equity Interests, accounts and other assets as if such provision or restriction or agreement had never been in effect, and (z) Excluded Assets shall not apply to assets secured by Collateral Documents governed by the laws of England and Wales.

“Excluded Jurisdiction” means India for so long as a guarantee, pledge of Equity Interests, or other grant of security interest would require consent of the RBI, provided, however, that if the consent from the RBI is no longer required, the Issuer will promptly notify the Administrative Agent and upon the request of the Administrative Agent, subject to applicable Law, the Subsidiaries of the Issuer will enter into such agreement providing for such guarantee, pledge, or other grant of security interest relating to Excluded Subsidiaries and the Equity Interests, as may be requested.

“Excluded Subsidiary” means, in each case subject to the Collateral and Guaranty Requirements, any Person that is

(1) set forth on Schedule 1.01 on the date hereof or as may be modified with the written consent of the Administrative Agent,

(2) organized, incorporated or formed in an Excluded Jurisdiction,

(3) any Immaterial Foreign Subsidiary,

(4) subject to the definition of “CFC”, a FSHCO or CFC (or any direct or indirect Subsidiary of a FSHCO or CFC),

(5) a Subsidiary (including, where applicable, any Regulated Entity) that is prohibited by applicable law from guaranteeing all or any portion of the Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received provided that the Note Parties shall be obligated to comply with the cooperation obligations contained in Section 5.21,

(6) a Subsidiary (including, where applicable, any Regulated Entity) that is prohibited from guaranteeing all or any portion of the Obligations by any permitted Contractual Obligation in existence on the Closing Date (but not entered into in contemplation thereof)for so long as any such permitted Contractual Obligation exists (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation of this exclusion and for so long as any such Contractual Obligation exists),

(7) a Subsidiary with respect to which a guarantee by it of all or any portion of the Obligations would result in material adverse tax consequences to the Note Parties or any of their respective Subsidiaries or their direct or indirect parent companies (subject to the definition of “CFC”), and

(8) a Subsidiary with respect to which, in the sole and reasonable judgment of the Administrative Agent , the cost or other consequences of guaranteeing the Obligations would be excessive in view of the benefits to be obtained by the Purchasers therefrom; provided that if a Subsidiary executes a Guaranty as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under such Guaranty as a “Guarantor” in accordance with the terms hereof and thereof).

Notwithstanding anything to the contrary, (x) no Subsidiary of the Issuer that is a direct or indirect parent of a Note Party shall be an “Excluded Subsidiary” and each such parent shall be a Guarantor and (y) each Note Party and each of their Subsidiaries shall be obligated to comply with the cooperation provisions contained in Section 5.21.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Security Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a

Note or in this Agreement pursuant to a Law in effect on the date on which (i) such Purchaser acquires such interest in a Note (other than pursuant to an assignment request by Issuer under Section 2.20) or (ii) such Purchaser changes its lending office (other than pursuant to Section 2.21), except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Asset Security Jurisdiction” has the meaning assigned to it in Section 5.11(b(i).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Topco or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means the purchase price that a willing buyer would pay for an asset or property.

“Fair Share” has the meaning given to such term in Section 7.2.

“Fair Share Contribution Amount” has the meaning given to such term in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent (0%).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of the applicable Note Party (or a Person holding a comparable position) as applicable that such financial statements fairly present, in all material respects, the financial condition of such Person (and, if applicable as the context may require, its Subsidiaries or Investments as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, such Lien is prior to all other Liens on such Collateral, subject to any Permitted Lien which is prior and senior as a matter of Law.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of each Note Party and its Subsidiaries ending on March 31 of each calendar year.

“Flood Hazard Property” means any Material Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Purchaser” means a Purchaser that is not a “United States Person” as defined in Section 7701(a)(3) of the Internal Revenue Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Accession Requirements” has the meaning assigned to it in Section 5.11(b)(i).

“Free Cash Flow” means, for any Person for any period, Consolidated Adjusted EBITDA plus cash interest income of such Person for such period, less income taxes, capital expenditures and Investments (to the extent made in compliance with this Agreement), the amount of all payments of principal of and interest on all Indebtedness of such Person (other than with respect to the Issuer and the Guarantors, the Obligations under the Note Documents) paid or payable by such Person on a regularly scheduled payment date during such period, if any, and variations in working capital made in the ordinary course of business, with respect to such period.

“FSHCO” means an entity that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs or other entities that are FSHCOs.

“Fundamental Change” has the meaning given to such term in Section 6.9.

“Funding Guarantors” has the meaning given to such term in Section 7.2.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government of the United States of America, or any other nation, or of any governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity or office exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, certificate, license, registration, authorization, clearance, plan, directive, consent order or consent decree, or approval of or from any Governmental Authority and any accreditation issued or granted by an accrediting organization.

“Grantor” has the meaning given to such term in the Security Agreement.

“Group” means each of the Note Parties and their respective Subsidiaries.

“Guarantee” of or by any Person (for the purpose of this definition the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (for the purpose of this definition the “primary obligor”) in any manner, whether directly or indirectly and including any obligation of the guarantor, direct or indirect, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, liquidity or solvency of the primary obligor, (iii) to purchase or lease property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning given to such term in Section 7.1.

“Guarantor” means (a) after the consummation of the De-SPAC Transactions and the joinder of such Person to this Agreement as a “Guarantor” in accordance with the terms of this Agreement, De-SPAC Parent, (b) the Issuer (other than with respect to its own obligations), (c) each Subsidiary of the Issuer listed as a “Guarantor” on the signature pages hereto, and (d) each other Person which guarantees, pursuant to Section 5.11(b) or otherwise, all or any part of the Obligations; provided, for the avoidance of doubt, the definition of “Guarantor” shall not include any Excluded Subsidiaries and shall take into account the limitations set forth in the Collateral and Guaranty Requirements.

“Guarantor Subsidiary” means each Guarantor which is a Subsidiary of the Issuer (other than an Excluded Subsidiary).

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any pollutant, contaminant, chemical, toxic or hazardous material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, workers, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment, including without limitation gasoline or other petroleum products or derivatives, radon, lead-based paint, asbestos, polychlorinated biphenyls, urea formaldehyde, and explosives or other highly dangerous substances.

“Hedging Obligations” of any Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws applicable to any Purchaser which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable Laws now allow.

“Historical Financial Statements” means as of the Closing Date, (a) the audited financial statements of the Issuer, for the Fiscal Years ended March 31, 2021, March 31, 2022 and March 31, 2023 consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Year, (b) the audited financial statements of National Automobile Club and its Subsidiaries, for the Fiscal Years ended March 31, 2021, March 31, 2022 and March 31, 2023 consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Year, (c) the audited financial statements of Globally Insurance Management Limited and its Subsidiaries, for the Fiscal Years ended March 31, 2021, March 31, 2022 and March 31, 2023 consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (d) the auditor reviewed financial statements of the Issuer and its Subsidiaries, for the Fiscal Quarter ended March 31, 2023 consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, in the case of clauses (a), (b), (c) and (d), certified by an Authorized Officer of the Issuer familiar with the financial statements of the Issuer, its Subsidiaries and their properties that they fairly present, in all material respects, the financial condition of the Topco and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments and include all material liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary that neither (a) has revenues (excluding intercompany transactions and balances) for the most recently completed twelve (12) month period of more than two and one half percent (2.5%) of total revenues of Topco and its consolidated Subsidiaries for the last twelve months (as measured as of the last day of the most recently completed fiscal period for which financial statements have been delivered pursuant to Section 5.1(a), Section 5.1(b), or Section 5.1(c), as applicable), (b) has assets or Investments having a fair market value (as of the last day of the most recently completed twelve-month period) of more than two and one half percent (2.5%) of total assets and Investments of Topco and its consolidated Subsidiaries on average as of the last day of each fiscal period ending during such period, in each case, as determined based on the most recently completed fiscal period for which financial statements have been delivered pursuant to Section 5.1(a), Section 5.1(b), or Section 5.1(c), as applicable, for the preceding twelve (12) month period then ended (but giving pro forma effect to any material Indebtedness, Investment, or Asset Sales during such period), (c) has any outstanding Indebtedness nor (d) owns any Material Intellectual Property.

“Indebtedness”, as applied to any Person, means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade payables which are not overdue by more than ninety (90) days); (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement(s) with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property, (e) all Capital Lease Obligations in respect of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, banker’s acceptances or similar extensions of credit, (g) all Guarantees of such Person, (h) all Indebtedness of a third party secured by any Lien on any property or asset owned or held by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests of such Person, (j) all Off-Balance Sheet Liabilities, (k) all obligations of such Person with respect to any Hedging Obligations and (l) all obligations referred to in clauses (a) through (k) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (but only to the extent of the lesser of the amount of the obligation and the fair value of the assets subject to such Liens). The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign Laws, statutes, rules or regulations (including securities and commercial Laws, statutes, rules or regulations and Environmental Laws), on common Law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Purchasers’ agreement to purchase Notes in connection with a Notes Issuance or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the statements contained in the commitment letter delivered by any Purchaser to Issuer with respect to the transactions contemplated by this Agreement; (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Note Party or any of its Subsidiaries; or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any other Note Party, and regardless of whether any Indemnitee is a party thereto.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning given to such term in Section 10.3(a).

“Indemnitee Related Party” has the meaning given to such term in Section 9.7.

“Indian Working Capital Facility” means (w) that certain Debenture Trust Deed dated as of May 20, 2022 by and between Axis Trustee Services Limited, a company incorporated under the provisions of the Companies Act, 1956 (1 of 1956) and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai (the “Debenture Trustee”), Roadzen Technologies Private Limited, a company incorporated as per the provisions of the Companies Act, 2013 and having its registered office at Flat No. 802-804, 8th Floor Vijaya Building, 17 Barakhamba Road, New Delhi 110 001 (“Roadzen Technologies”), Roadzen Assistance India Private Limited, a company incorporated as per the provisions of the Companies Act, 2013 and having its registered office at Flat No. 802-804, 8th Floor Vijaya Building, 17 Barakhamba Road, New Delhi 110 001 (“Roadzen Assistance”) and the Issuer, (x) that certain Debenture Trust Deed dated as of November 9, 2022, by and between the Debenture Trustee, Roadzen Technologies, Roadzen Assistance and the Issuer, (y) that certain Debenture Trust Deed dated as of December 23, 2022, by and between the Debenture Trustee, Roadzen Technologies, Roadzen Assistance and the Issuer, (z) any additional credit facility entered into by any Subsidiary domiciled in India, in each case, with such amendments, extensions, renewal and replacements (“Refinancing”) approved by the Administrative Agent in its sole discretion from time to time; provided, that, (i) no such Indebtedness may be secured by liens on any Material Intellectual Property; (ii) unless permitted by the Administrative Agent in writing, no such Indebtedness shall be guaranteed by any Note Party or be secured by Liens on any Collateral or other assets of any Note Parties (including Equity Interests in any Excluded Subsidiary that is a direct Subsidiary of a Note Party) (other than the guarantee provided for such Indian Working Capital Facility by the Issuer as in effect on the Closing Date); (iii) the maximum amount of any such Indebtedness may at no time exceed $5,000,000 (or the equivalent thereof if denominated in a currency other than dollars); provided, further, that any Guarantees provided by the Issuer of the Indian Working Capital Facility shall be treated as Investments for purposes of calculating the total amount permitted to be invested in India under this clause (iii) and for purposes of calculating the amount of any such Guarantees, such Guarantee shall be the maximum amount that could be draw on such Guarantee as of such date (contingent or otherwise) (the “Guaranteed Amount”) and the total basket in this clause (iii) shall be reduced dollar for dollar, by the Guaranteed Amount and (iv) with respect to any Refinancing of such Indian Working Capital Facility: (A) the terms and conditions of any Refinancing of such Indebtedness are not less favorable to the obligor thereon or to the Secured Parties than the Indebtedness being Refinanced, (B) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced, (C) such refinanced Indebtedness shall not require any scheduled principal payments due prior to the Maturity Date, (D) no Refinancing shall be guaranteed by any Note Party or secured by a Lien on any other assets or have any other direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced and the priority of any security shall be the same or junior to the Indebtedness being refinanced, and (E) at the time thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom (a Refinancing that meets all of the criteria described in this clause (iv), a “Permitted Refinancing”).

“Initial Asset Security Jurisdiction” means the United States and the United Kingdom.

“Insurance Regulatory Authority” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive, or judicial or quasi-judicial governmental entity responsible for the regulation of the business of insurance or insurance brokerage, including, without limitation, (a) in India, the Insurance Regulatory and Development Authority, (b) in the United Kingdom, the U.K. Financial Conduct Authority and (c) in the United States, the state insurance regulators and the National Association of Insurance Commissioners.

“Intellectual Property” means collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign Laws or otherwise, including, without limitation, all Copyrights, Patents, Trademarks, Trade Secrets, computer software, databases, data and documentation, know-how, inventions, manufacturing processes and techniques, research and development information data and other information included in or supporting other intellectual property or similar proprietary rights, copies and tangible embodiments of any of the foregoing (in whatever form or medium) and any and all improvements to any of the foregoing or rights or licenses to or from a third party in connection therewith; including the rights to collect damages for all past, present and future claims directly or indirectly (including antitrust claims) relating to any of the foregoing.

“Intellectual Property Security Agreements” shall mean the Copyright Security Agreement, the Patent Security Agreement, and the Trademark Security Agreement and all other foreign security agreements or pledge agreements required under the terms of this Agreement and the other Note Documents, in each case forms of which are attached as exhibits to the Security Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement substantially in the form attached hereto as Exhibit K, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means with respect to any Note, (i) the last day of each calendar month ending after the Closing Date, and (ii) the Maturity Date of such Note.

“Interest Reserve Account” means one or more Controlled Accounts of the maintained with Mizuho, or with such other securities intermediary or financial institution as agreed in advance by the Collateral Agent and the Issuer (or otherwise as agreed in writing between the Collateral Agent and the Issuer) as a “Interest Reserve Account” which is otherwise subject to the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties.

“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended from time to time unless otherwise provided herein.

“Investment” means (a) any direct or indirect purchase or other Acquisition by any Person or any of its Subsidiaries of, or of a beneficial interest in, any of the Equity Interest, Securities or evidence of Indebtedness of any other Person (other than the Issuer or a Guarantor Subsidiary); (b) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), investment or capital contributions by any Person or its Subsidiaries to any other Person (other than Issuer or a Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (c) any Guarantee by a Person or any of its Subsidiaries of any obligations of another Person and (d) any direct or indirect Acquisition by a Person or any of its Subsidiaries. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuance Date” means the date of issuance of any Note.

“Issuance Offer” means an offer substantially in the form of Exhibit A or such other form as agreed by the Administrative Agent, specifying, among other things, (a) the name of the Issuer; (b) the requested date of the issuance of any Note; (c) the purchase price of Notes to be purchased; (d) the use of proceeds of the sale by Issuer of the Note (which must be a purpose permitted by Section 2.6) and (e) the account to which the proceeds of the Notes Issuance should be directed.

“Issuer” has the meaning given to such term in the preamble hereto.

“IRS” means the United States Internal Revenue Service.

“Joinder Date” has the meaning assigned to such term in Section 5.11(b)(ii).

“Judgment Currency” has the meaning assigned to such term in Section 10.28.

“Laws” means, collectively, all international, foreign, supranational, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, writs, injunctions, ordinances, codes and administrative or judicial precedents or authorities or Applicable Insurance Laws and all applicable restrictions imposed by all Governmental Authorities and all Insurance Regulatory Authorities, including the interpretation or administration thereof by any Governmental Authority or Insurance Regulatory Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decrees, directed duties, requests, licenses, authorizations, clearances, approvals, exemptions and permits of, and agreements with, any Governmental Authority or Insurance Regulatory Authority, in each case whether or not having the force of law.

“Leasehold Property” means any leasehold interest of any Note Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Legal Reservations” means with respect to a UK Guarantor only, (a) the principle that equitable remedies may be grated or refused at the discretion of the court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors, (b) the time barring of claims under applicable limitation laws and defenses of set-off or counterclaim, and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void, and (c) any other similar matters which are set out as qualifications or reservations regarding a matter of law of general application in any legal opinion delivered in relation to any Note Document.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge, assignment by way of security or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Mandatory Prepayment Date” has the meaning given to such term in Section 2.14(b).

“Mandatory Prepayment Event” has the meaning given to such term in Section 2.14(b).

“Mandatory Prepayment Offer” has the meaning given to such term in Section 2.14(b).

“Mandatory Prepayment Offer Expiration Date” has the meaning given to such term in Section 2.14(b).

“Mandatory Prepayment Offer Payment Amount” has the meaning given to such term in Section 2.14(b).

“Margin Stock” has the meaning given to such term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, condition (financial or otherwise) or prospects of Topco and its Subsidiaries taken as a whole; (b) a significant portion of the industry or business segment in which Topco or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Topco and its Subsidiaries taken as a whole; (c) the ability of any Note Party to fully and timely perform its Obligations; (d) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document to which it is a party; or (e) the rights, remedies and benefits available to, or conferred upon, any Agent and any Purchaser or any Secured Party under any Note Document.

“Material Contract” means (a) the contracts, agreements and instruments evidencing any Indebtedness and Material Intellectual Property and such other contracts, agreements and/or instruments listed on Schedule 4.1(o) and (b) any other contract agreement, instrument, permit, lease or license or other arrangement to which any Note Party or any of its Subsidiaries is a party (other than the Note Documents) for which breach, nonperformance, cancellation or suspension of which, or the failure of any party thereto to renew or perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect or which the Note Parties have a right to make or receive payments in respect thereof exceeds One Hundred Thousand Dollars ($100,000).

“Material Intellectual Property” means any Intellectual Property owned or exclusively licensed by Issuer or any Subsidiary of a Note Party that is (a) material to the business of the Note Parties and their Subsidiaries, taken as a whole or (b) where the loss of such Intellectual Property or the rights to use and practice in such Intellectual Property could result in a Material Adverse Effect.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $500,000.

“Maturity Date” means the earlier of (i) the first (1st) anniversary of the Closing Date, and (ii) the date that the Obligations shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Merger Sub” has the meaning specified therefor in the definition of “De-SPAC Merger Agreement”.

“Mizuho” has the meaning given to such term in the preamble hereto.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real property granting a Lien on such interest in real estate as security for the payment of Obligations which shall be in a form and substance reasonably acceptable to Collateral Agent.

“Multiemployer Plan” means any “multiemployer plan” has the meaning given to such term in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) any Note Party, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the six (6)-year period immediately following the latest date on which any Note Party, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Topco and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) cash payments received by Topco or any of its Subsidiaries from such Asset Sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a milestone payment, as applicable), but only as and when so received), minus (b) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (i) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Topco or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net ATM Proceeds” means the net proceeds, after deducting commissions and any offering-related expenses, generated from the issuance of Equity Interest of Issuer pursuant to the terms of the ATM Agreement.

“Net Indebtedness Incurrence Proceeds” means an aggregate amount equal to one hundred percent (100%) of the cash proceeds received from the incurrence of any Indebtedness of any Note Party or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash or Cash Equivalent payments or proceeds received by any Note Party or any of its Subsidiaries (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of any Note Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by any Note Party or any of its Subsidiaries in connection with the adjustment or settlement of any claims of any Note Party or such Subsidiary in respect thereof, (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Obligations) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or taking.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by any Note Party or one or more of its Subsidiaries primarily for the benefit of employees of a Note Party or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note Document” means any of this Agreement, the Notes, the Collateral Documents, each Compliance Certificate, each Issuance Offer, the Board Observation Rights Letter, each Subordination Agreement, the ROFO Side Letter, and all other fee letters, side letters, registration rights agreements certificates, promissory notes, allonges, joinders, counterpart agreements, guaranty documents, subordination agreements, intercreditor agreements, mortgages, instruments, powers of attorney, notices or agreements executed and delivered from time to time by a Note Party for the benefit of any Agent or any Purchaser in connection herewith in connection with the other Note Documents.

“Note Party” means the Issuer and any Guarantor.

“Notes” means the Notes issued by the Issuer and purchased by the initial Purchasers on the Closing Date pursuant to Section 2.1(a), in the form of Exhibit B hereto, and also means all other promissory notes accepted by any Purchaser from time to time in substitution therefor or renewal thereof, in each case, as such note may be reduced by any repayment, redemption or retirement thereof or otherwise increased.

“Notes Issuance” has the meaning given to such term in Section 2.1(a).

“Obligations” means all obligations of every nature of each Note Party from time to time owed to the Agents (including former Agents), the Purchasers or other Secured Parties or any one of them, under any Note Document whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise; provided that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“Obligee Guarantor” has the meaning given to such term in Section 7.7.

“Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability or other monetary obligation of such Person with respect to accounts or notes receivable sold by such Person or receivables factoring, receivables financings or similar transactions, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) all monetary obligations under any Synthetic Lease, tax ownership/operating lease, off-balance sheet financing or similar financing or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, articles of association, memorandum (where applicable), shareholders registry and directors registry, and all shareholder agreements, voting trusts and similar arrangements applicable to such company’s Equity Interests, or any equivalent document of any of the foregoing, in each case, as amended, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, in each case, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization or certificate of formation and its limited liability agreement or operating agreement, in each case, as amended (or, with respect to any limited liability company incorporated under the laws of (i) England and Wales, its certificate of incorporation, certificate of incorporation of change of name (if any), articles of association and memorandum of association (where applicable) or (ii) the British Virgin Islands, its certificate of incorporation, certificate of incorporation of change of name (if any), memorandum and articles of association (where applicable), and any other constitutional documents, in each case, as amended). In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note Document).

“Other Material Jurisdictions” means, as of the Closing Date, India.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Patents” means all of the following: (a) all letters Patent of the United States or the equivalent thereof in any other country, and all applications for letters Patent of the United States or the equivalent thereof in any other country, including certificates of invention, utility models, industrial design protection, design Patent protection, and other governmental grants or issuances, and the right to make application for any of the foregoing, (b) all reissues, reexaminations, extensions, renewals continuations, continuations in part and divisionals thereof, (c) the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein, (d) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (e) the right to sue for past, present and future infringement or other violation thereof.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by any Note Party or any ERISA Affiliate or to which a Note Party or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA or Section 302 Section 412 of the Internal Revenue Code for the six (6)-year period immediately following the latest date on which a Note Party or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Perfection Requirements” means the making or procuring of the appropriate registrations, filings, endorsement, notarization, stampings and/or notifications of or in relation to any Collateral Document or any Collateral created thereunder necessary for the validity, effectiveness or enforceability thereof.

“Permitted Intercompany Investments” means Investments made by (a) a Note Party to or in another Note Party, (b) a Subsidiary that is not a Note Party to or in another Subsidiary that is not a Note Party, (c) a Subsidiary that is not a Note Party to or in a Note Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Note Party to or in a Subsidiary that is not a Note Party so long as (i) in the case of all other Investments other than the Permitted Indian Investment, the aggregate amount of all such Investments made by the Note Parties to or in Subsidiaries that are not Note Parties on and after the Closing Date (other than the Permitted Indian Investment) does not exceed $100,000 at any time outstanding, (ii) no Investment in an non-Note Party Subsidiary may include any rights to Material Intellectual Property unless consented to in writing by the Agent; (iii) both before and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing and (iv) and in the case of Investments made by the Note Parties and their Subsidiaries into their Subsidiaries formed or incorporated in the Republic of India, such Investment must be and remain a Permitted Indian Investment documented pursuant to an instrument that is in form and substance satisfactory to Note Parties. Unless agreed in writing with the Agent, any such Investments in the form of a loan an amount in excess of $50,000 shall be governed by a promissory note and any such notes held by a Note Party shall be delivered along with a transfer power endorsed in blank to the Agent and pledged as Collateral.

“Permitted Indian Investment” means Investments made by the Note Parties into their Subsidiaries formed or incorporated in the Republic of India (the “Indian Subsidiaries”); provided, that (x) the aggregate amount of all such Investments made on and after the Closing Date may not exceed $7,000,000 at any time outstanding; provided, further, that any Guarantees provided by the Issuer of the Permitted Indian Investments shall be treated as Investments for purposes of calculating the total amount permitted to be invested in India under this clause (x) and for purposes of calculating the amount of any such Guarantees, such Guarantee shall be the Guaranteed Amount and the total basket in this clause (x) shall be reduced dollar for dollar, by the Guaranteed Amount and (y) unless consented to by the Administrative Agent in its sole discretion (which such consent may be by email), such Investment shall be in the form of a loan and such loan shall be borrowed in accordance with the approvals, guidelines, regulations and circulars of the RBI, including procurement of loan registration number and such other approvals and permissions as may be required from the RBI under the provisions of applicable law relating to availing of external commercial borrowing.

“Permitted Liens” has the meaning assigned to such term in Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personal Information” means any data that is defined as “personal information” under applicable Privacy Law, including any such data that constitutes a name, address, email address, photograph, internet protocol address, and unique device identifier.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six (6) months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of the Issuer, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying or resolving any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Principal Office” means, for each Person, such Person’s “Principal Office” as set forth on Appendix B, or such other office, address, or bank account as such Person may from time to time designate in writing to Issuer, Administrative Agent, and each Purchaser.

“Privacy Laws” shall mean any applicable requirements of Laws governing privacy, data security or breach notification with respect to the processing of Personal Information, and privacy and data security requirements of contracts by which any Note Party or any of its Subsidiaries is otherwise bound. Without limiting the foregoing, Privacy Laws include, as applicable, state personal information breach notification Laws.

“Process Agent” means the applicable process agent described in Sections 3.1(v) and (w).

“Projections” has the meaning given to such term in Section 4.1(h).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Price” has the meaning given to such term in the recitals hereto.

“Purchaser” has the meaning given to such term in the preamble hereto and any of its successors and assigns and any other Person that accepts and holds a Note from time to time pursuant to the terms hereof.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.26.

“Qualified Equity Interests” shall mean Equity Interests that are not Disqualified Equity Interests.

“RBI” means the Reserve Bank of India established under the Reserve Bank of India Act, 1934. app

“RBI Approval” means the approval obtained from the RBI with respect to any Permitted Indian Investment availing such Investment from a Note Party on the terms and conditions stipulated in this Agreement in the definition of Permitted Indian Investment.

“Real Estate Asset” means an interest (fee, leasehold or otherwise) in any real property.

“Recipient” means (a) any Agent, or (b) any Purchaser, as applicable.

“Reciprocal License” means any license associated with what is commonly known as “open source” software license terms including licenses that require as a condition of use, modification, distribution of, or linking to, such software subject to such license, that such software or other Intellectual Property relating to or combined with, distributed with, and/or linked to, such software be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

“Register” has the meaning given to such term in Section 10.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulated Entity” means any Subsidiary that is (a) engaged in the insurance business, assumes financial risk and that is regulated by a relevant Governmental Authority and (b) (i) as a result of such regulations by the relevant Governmental Authority described in clause (a) is prohibited by applicable law, rule or regulation or, to the extent that such regulations or obligations described in clause (a) would prevent the granting of any Guarantee of the Obligations or providing asset security in respect of such Obligations, (ii) as a result of a contractual obligation existing on the Closing Date or existing at the time of acquisition thereof would be prohibited from Guaranteeing the Obligations or providing assets security in respect of such Obligations (to the extent such contractual obligation was not created in contemplation of such acquisition) or (iii) which prior to providing a Guarantee or other Lien would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee or Lien (unless such consent, approval, license or authorization has been received), it being understood that unless requested by the Administrative Agent, no such consents shall be required prior to the occurrence of an Event of Default.

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product or the business of the Note Parties or any of their Subsidiaries and all similar agencies or Governmental Authorities in any applicable jurisdictions.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, managers, investors, potential investors, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater or property.

“Relevant Jurisdiction” means in relation to any Note Party or any of its Subsidiaries (as applicable): (a) its jurisdiction of incorporation; (b) the jurisdiction whose laws govern the perfection of any Collateral or Security Document (as applicable) entered into by it; and (c) any jurisdiction where any Note Party or any of its Subsidiaries conducts its business, has assets or operations or is required to maintain permits for its continued operations.

“Relevant Party” has the meaning assigned to it in Section 2.22(b).

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, Law (including common Law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of Issuer now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of Issuer now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of Issuer now or hereafter outstanding; (d) management or similar fees payable to any Note Party or Affiliates of a Note Party or holders of Equity Interests in a Note Party; and (e) any payment or prepayment by Issuer of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness.

“Restricted Payment” means any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Note Party or any of their Subsidiaries, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or other Equity Interests, or on account of any return of capital to a Note Party or a Subsidiary’s stockholders, partners or members (or the equivalent of any thereof), or (iii) any voluntary or optional payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment or any payment in cash of any interest permitted to be paid in kind by the Note Parties or their Subsidiaries with respect to, any unsecured Indebtedness, or any option, warrant or other right to acquire any such dividend or other distribution or payment described in clauses (i)-(iii) above.

“ROFO Side Letter” means that certain side letter dated as of June 30, 2023 by and between the Note Parties and Mizuho.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (including, at the time of this Agreement, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic and such other regions of Ukraine over which any Sanctions authority imposes comprehensive Sanctions, Cuba, Iran, North Korea and Syria), any country, region or territory whose government is the subject or target of Sanctions (including Venezuela) or any country, region or territory that is otherwise the subject or target of broad Sanctions restrictions (including Afghanistan, Russia and Belarus).

“Sanctioned Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom applicable Sanctions Laws are directed, including but not limited to persons and entities named as Specially Designated Nationals, as well as persons directly or indirectly owned or controlled by or affiliated to such persons.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations, executive orders or embargoes, including those imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State or the United States Department of Commerce) or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or any other applicable Sanctions authority with jurisdiction over any Secured Party or any Note Party or any of their respective Subsidiaries or Affiliates.

“Sanctions Laws” mean any Law, regulation, or executive order relating to any sanction or trade embargo administered or enforced from time to time by the United States Government (including without limitation, the Office of Foreign Assets Control, Department of State, Department of Commerce) or other relevant sanctions authority with jurisdiction over the Note Parties.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” has the meaning given to such term in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or Acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning given to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among Issuer, each Note Party and Agents, in form and substance reasonably acceptable to Collateral Agent, together with any joinders thereto.

“Security Agreements” means each of (i) the Security Agreement, (ii) the UK Security Documents, and (iii) all such other security agreements and/or pledge agreements as may be entered into from time to time pursuant to the terms hereof each in form and substance satisfactory to the Collateral Agent, in each case, together with any joinders thereto.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer, chief operating officer, or treasurer of Issuer, or as the context may require, of a Note Party substantially in the form of Exhibit E-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets and (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (b) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (c) such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Acquisition” means the acquisition of GLOBAL INSURANCE MANAGEMENT LIMITED, a private company incorporated and registered in England and Wales with company number 01394929 and A1 Guarantee Limited, a company incorporated and registered in England and Wales with company number 00946609 (the “UK Targets”) pursuant to the terms of that certain Share Purchase Agreement entered into between AXA PARTNERS HOLDING S.A. and the Issuer dated 8 June 2022.

“Specified Recipient” has the meaning assigned to it in Section 2.22(b).

“Subordinated Indebtedness” means any Indebtedness incurred from time to time and subordinated to the Obligations in amounts and on terms and conditions satisfactory to Administrative Agent in its sole discretion.

“Subordination Agreement” means (i) the Intercompany Subordination Agreement and (ii) each other subordination agreement or other evidence of subordination of Indebtedness of Topco and its Subsidiaries entered into from time to time; provided that each such agreement is in form and substance satisfactory to the Administrative Agent, in each case, such agreements may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent permitted in accordance with the terms hereof and the applicable Subordination Agreement.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. In this agreement, unless otherwise specified, references to Subsidiaries shall be references to the Subsidiaries of the Note Parties.

“Successor Issuer” has the meaning assigned to it in Section 5.11(b)(ii).

“Supplier” has the meaning assigned to it in Section 2.22(b).

“Supported QFC” has the meaning assigned to it in Section 10.26.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means a lease transaction under which parties intend that (a) the applicable lease will be treated as an “operating lease” by the Lessee pursuant to FASB ASC 840 and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Topco” means (a) prior to the consummation of the De-SPAC Transactions, Issuer, and (b) from and after the consummation of the De-SPAC Transactions, De-SPAC Parent.

“Trade Secrets” means all of the following: (a) trade secrets and other proprietary or confidential business information, including inventions, invention disclosures, discoveries, know how, systems, processes, methods, data, business and marketing plans, and customer and vendor lists, (b) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future misappropriation or other violation, and (c) the right to sue for past, present and future misappropriation or other violation thereof.

“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, trade names, trade dress, logos, Internet domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations thereof, and all registrations and applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement, dilution or other violation thereof.

“Transaction Costs” means the fees, costs and expenses payable by the Topco or any of Issuer’s Subsidiaries on or before the Closing Date in connection with the Transactions contemplated by the Note Documents and the Transaction Documents, to the extent approved in writing by Administrative Agent.

“Transaction Documents” means (a) the Note Documents, (b) the Warrants, and (c) each other document designated by the parties thereto as a Transaction Document from time to time.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Note Documents and the Transaction Documents on or about the Closing Date, including (a) the execution and delivery of the Note Documents and the Note purchase hereunder, (b) the issuance of the Warrants to the persons set forth on Schedule 1.1(s) upon the terms and conditions set forth therein, if and to the extent issued in accordance with Section 2.3(a), and (c) the payment of the fees, cost and expenses incurred in connection with any of the foregoing.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Guarantor” means each Guarantor Subsidiary incorporated under the laws of England and Wales, and any other party incorporated under the laws of England and Wales which joins this Agreement pursuant to the terms of Section 5.11.

“UK Insolvency Proceeding” means (a) any formal step is taken in relation to a moratorium or a composition, assignment or similar arrangement with any of its creditors generally; (b) a meeting of its shareholders, directors or other officers of any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, its winding-up, administration or dissolution; (c) an order is made for its winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for its winding-up, administration or dissolution (other than if such order, petition or application is vexatious or frivolous and is discharged, withdrawn, stayed or dismissed within fourteen (14) days of commencement); (d) any liquidator, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or its assets; or (e) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer, but excluding in each case any solvent liquidation or reorganization.

“UK Security Documents” means (a) the English law governed all-asset debenture and entered into between each UK Guarantor as chargor and the Collateral Agent as collateral agent dated as of the Closing Date, (b) the English law governed share charge over shares in Roadzen Holdings (UK) Limited by the Issuer and entered into between the Issuer as chargor and the Collateral Agent as collateral agent, dated as of the Closing Date, (c) each guarantee made by each UK Guarantor in favor of the Collateral Agent and each of the other Purchasers in form and substance satisfactory to the Collateral Agent, and (d) any other guarantees, security agreements, pledges, debentures, hypothecs, mortgages, consents and other instruments and documents executed and delivered by the UK Guarantors, and security agreements granted over equity interests of the UK Guarantors, in connection with this Agreement or pursuant to Sections 5.11 to 5.14 or otherwise under this Agreement.

“United Kingdom” and “UK” means the United Kingdom of Great Britain and Northern Ireland.

“Upfront Fee” as defined in Section 2.11(a).

“Unfunded Pension Liability” of any Pension Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Pension Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code in effect in the State of New York (the “NY UCC”); provided that if by reason of mandatory provisions of applicable Law, the perfection, non-perfection, attachment or priority of a security interest is governed by the Uniform Commercial Code (or any similar or equivalent legislation) in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) in effect in such other jurisdiction for the purposes of the provisions in the Note Documents relating to such perfection, or effect of perfection or non-perfection, attachment or priority and for the purposes of definitions related to such provisions.

“Unrestricted Cash-on-Hand” means, on any date of determination, all cash and Cash Equivalents owned by the Issuer and its Guarantors and held in any Controlled Account in the United States or otherwise subject to a first priority perfected Lien in favor of Collateral Agent, in each case, on the date of determination (excluding, for purposes of clarity, any amounts available to be drawn or funded under lines of credit or other debt facilities, including any revolving loans);

provided that amounts included under this definition shall (x) be included only to the extent such amounts are not subject to any consensual Lien or other restriction or encumbrance of any kind (other than Liens in favor of Collateral Agent) and (y) exclude any amounts held by the Issuer or its Guarantor Subsidiaries in escrow, trust or other fiduciary capacity for or on behalf of a client, borrower or customer of the Issuer, its Guarantor Subsidiaries or any of their respective Affiliates. Notwithstanding the foregoing, any amounts held in the Interest Reserve Account shall be deemed as Unrestricted Cash-on-Hand solely for purposes of determining compliance with Section 6.8.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 10.26.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.20(g).

“VAT” means, as applicable (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (b) any value added tax imposed by the Value Added Tax Act 1994 (United Kingdom); and (c) any other tax of a similar nature (whether imposed in a member state of the European Union or the United Kingdom in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) of this definition, or imposed elsewhere).

“Warrant” and “Warrants” means each of the Warrants, executed by Issuer or Topco, as applicable, in favor of the each of Purchasers or an Affiliate of the Purchasers holding Notes on the Closing Date, pursuant to which the Purchasers or their Affiliate, as applicable, shall be entitled to purchase Equity Interests of the Issuer or Topco upon the terms and conditions set forth in Exhibit I and otherwise in the form and substance satisfactory to the Administrative Agent in its sole discretion, if and to the extent issued in accordance with Section 2.3(a) hereof.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing one hundred percent (100%) of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person. Unless otherwise qualified, all references to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” in this Agreement shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of the Issuer.

“Withdrawal Liability” means aggregate liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Note Party and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any applicable Resolution Authority, the write-down and conversion powers of such applicable Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country or as the context may require, the United Kingdom, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule or in the equivalent Laws in the United Kingdom.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered on behalf of the Note Parties to the Administrative Agent and the Purchasers pursuant to Sections 5.1(a), 5.1(b), and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Notwithstanding the foregoing, calculations in connection with the definitions, covenants, calculation of ratios used hereunder and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. To the extent there are any changes in GAAP from the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and Issuer, or any Agent shall so request, the Purchasers, Agents and Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect immediately prior to such change therein, (ii) the Issuer shall provide to the Administrative Agent and the Purchasers financial statements and other documents required under this Agreement which include a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of any issuer and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, (ii) notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Leases or otherwise reflected on the Issuer’s consolidated balance sheet, such obligations shall continue to be treated as operating leases and shall be excluded from the definition of Indebtedness and (iii) any lease that was entered into after the date of this Agreement that would have been considered an operating lease under GAAP in effect as of the Closing Date shall be treated as an operating lease for all purposes under this Agreement and the other Note Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness.

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(a) References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.

(b) The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(c) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(d) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein”, and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any Law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference to “payment in full”, “paid in full”, “repaid in full”, “prepaid in full”, “redeemed in full” or any other term or word of similar effect used in this Agreement or any other Transaction Document with respect to the Notes or the Obligations shall mean all Obligations (excluding contingent claims for indemnification to the extent no claim giving rise thereto has been asserted) have been indefeasibly repaid in full in cash and have been fully performed and the Note Documents have been terminated.

(e) The word “disposition” or “dispose” or similar variations thereof shall include any sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer (including any effective transfer of assets via division), license or other disposition to, or any exchange of property with, any Person.

(f) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(g) In the event there is a conflict or inconsistency between this Agreement and any other Note Document, the terms of this Agreement shall control; provided that any provision of a Collateral Document which imposes additional burdens on a Note Party or any of its Subsidiaries or further restricts the rights of a Note Party or any of its Subsidiaries or gives any of the Agents or the Purchasers additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(h) Except for purposes of financial statements delivered by the Issuer hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Note Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

1.4 Divisions. For all purposes under the Note Documents, in connection with any division or plan division under Delaware law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interest at such time.

SECTION 2. NOTES

2.1 Notes Issuance.

(a) Notes Issuance. Subject to the terms and conditions hereof, each Purchaser listed on Appendix A severally agrees to purchase, and Issuer agrees to issue, sell and deliver, on the Closing Date, upon payment of the Purchase Price, such Purchaser’s Allocated Share of the Notes (the “Notes Issuance”). Any Note issued under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed or reissued. Subject to Section 2.13 and Section 2.14, all amounts owed hereunder with respect to the Notes shall be paid in full in cash not later than the Maturity Date. Each Purchaser’s commitment to purchase the Notes listed on Appendix A shall terminate immediately and without further action on the Closing Date after giving effect to the purchase of Notes in an amount equal to such Purchaser’s Allocated Share, if any, on such date.

(b) Mechanics for Notes Issuance.

(i) Issuer shall deliver to Administrative Agent a fully executed Issuance Offer no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the Closing Date (or such shorter period agreed by the Administrative Agent and the Purchasers in writing). Except as otherwise provided herein, an Issuance Offer for any Notes Issuance shall be irrevocable and Issuer shall be bound to issue such Notes in accordance therewith. Promptly upon receipt by Administrative Agent of such Issuance Offer, Administrative Agent shall notify each Purchaser of the proposed issuance and sale.

(ii) Each Purchaser shall make the purchase price of its Note available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, and receipt of all funds requested in the applicable Issuance Offer, Administrative Agent shall make the proceeds of the issuance and sale of the Notes available to Issuer on the Closing Date by causing an amount of same day funds in Dollars equal to the purchase price of all such Notes received by Administrative Agent to be wired to the account of Issuer as may be designated in writing to Administrative Agent by Issuer. It being understood that the Purchasers will not be required to fund any amounts to the Administrative Agent unless all of the terms and conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.5.

2.2 Reserved.

2.3 Warrants; Tax Treatment. Warrant to Purchase Shares. In connection with the Closing Date and the Notes Issuance, the Issuer has authorized the issuance and sale of Equity Interests pursuant to the terms and conditions set forth in the Warrants and, if the Notes held by any Purchaser have not been paid in full on or prior to the date that is six (6) months following the Closing Date, will grant such Purchasers that hold Notes on the Closing Date (or, as the context may require, a designated Affiliate of any such Purchaser) the right to purchase Equity Interests in Issuer or Topco as more specifically set forth in such Warrant.

(b) Allocation; Tax Treatment. The Note Parties, Purchasers and the Administrative Agent further agree that (i) the Notes are not treated as “contingent payment debt instruments” within the meaning of Treasury Regulation Section 1.1275-4, and (ii) the Notes do not bear any “contingent interest” within the meaning of Section 871(h)(4) of the Code. The Note Parties, Purchasers and the Administrative Agent shall file or cause to be filed all federal, state and local tax returns consistent with the tax treatment provided in this Section 2.3 unless otherwise required by applicable Law. The inclusion of this Section 2.3 is not an admission by any Purchaser that it is subject to United States taxation.

2.4 Reserved.

2.5 Allocated Shares; Availability of Funds.

(a) Allocated Shares. All Notes shall be purchased by Purchasers simultaneously and proportionately to their respective Allocated Shares, it being understood that no Purchaser shall be responsible for any default by any other Purchaser in such other Purchaser’s obligation to purchase a Note requested hereunder.

(b) Availability of Funds. Unless Administrative Agent shall have been notified in writing by any Purchaser prior to the Issuance Date that such Purchaser does not intend to make available to Administrative Agent the amount of the purchase price of such Purchaser’s Note requested on the Issuance Date, Administrative Agent may assume that such Purchaser has made such amount available to Administrative Agent on the Issuance Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Issuer a corresponding amount on the Issuance Date. If such corresponding amount is not in fact made available to Administrative Agent by such Purchaser, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Purchaser together with interest thereon, for each day from the Issuance Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at Federal Funds Rate. If such Purchaser does not pay such corresponding amount within five (5) Business Days after Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Issuer and Issuer shall pay such corresponding amount to Administrative Agent within ten (10) Business Days after Issuer’s receipt of such notice from the Administrative Agent, together with interest thereon, for each day from the Issuance Date until the date such amount is paid to Administrative Agent, at the Federal Funds Rate. Nothing in this Section 2.5(b) shall be deemed to prejudice any rights that the Issuer may have against any Purchaser as a result of any default by such Purchaser hereunder.

2.6 Use of Proceeds. The proceeds of the issuance and sale by Issuer of the Notes shall be applied by Issuer for the Permitted Indian Investment, to pay a portion of the fees and expenses associated with the Transaction Documents, the Specified Acquisition and the De-SPAC Transaction and for other general corporate purposes. No portion of the proceeds of any Notes Issuance shall be used in any manner that (i) causes or might cause such Notes Issuance or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act, to violate any Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering Laws or other applicable Laws or (ii) (x) funds any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (y) would result in a violation of Sanctions by any Person (including any Person participating in the Notes, whether as Administrative Agent, Lender, underwriter, advisor, investor, or otherwise).

2.7 Evidence of Debt; Purchasers’ Books and Records; Replacement Notes.

(a) Purchasers’ Evidence of Debt. Each Purchaser shall maintain on its internal records an account or accounts evidencing the Obligations of Issuer to such Purchaser, including the amounts of the Notes purchased by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Issuer, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect Issuer’s Obligations in respect of any applicable Notes; and provided further, in the event of any inconsistency between the Register and any Purchaser’s records, the recordations in the Register shall govern.

(b) Replacement Notes. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of a Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Purchaser thereof to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of such Note, the Issuer shall execute and deliver to such Purchaser a new Note representing the outstanding principal amount thereof.

2.8 Interest.

(a) Interest Rate. Subject to Section 2.10 below, the outstanding principal balance of the Notes shall bear interest on and after the Issuance Date applicable to such Note to repayment in full in cash thereof in immediately available funds at the then Applicable Rate, which interest shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Note; (ii) upon any prepayment of that Note, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity (whether by acceleration or otherwise), including the Maturity Date.

(b) Payment of Interest. On each Interest Payment Date, the Issuer shall pay the interest then due and owing to the Administrative Agent (for further distribution to the Purchasers). All accrued and unpaid interest shall be payable in full in cash in immediately available funds in Dollars on the Maturity Date. The Administrative Agent is hereby authorized to debit the Interest Reserve Account in the amount of the interest then due and owing on such Interest Payment Date.

(c) Interest payable pursuant to this Section 2.8 shall be computed on the basis of a three-hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. In computing interest accruing on the principal amount of any Note, the date of the purchase of such Note shall be included, and the date of payment of such Note, shall be excluded; provided, if a Note is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Note.

2.9 Payments on Notes. The Issuer shall promptly make all payments in respect of the Notes on the dates and in the manner provided for in the Notes and this Agreement. A payment of principal or interest, if any, shall be considered paid on the date it is due if the applicable Purchaser or the Administrative Agent holds such payment by 12:00 p.m. (New York City time) on that date, money, deposited or transferred by or on behalf of the Issuer sufficient to make the payment. Accrued and unpaid interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note is registered by 12:00 p.m. (New York City time) on the record date for such interest (or by such other method, payment details and address as previously specified in writing for such purpose by the Purchaser of record to the Issuer) without the need for the applicable Secured Party to present or surrender their Note or make any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer to the Purchaser in writing in accordance with Section 10.6. Prior to any sale or other disposition of any Note held by any Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Section 10.6 of this Agreement. The Issuer will afford the benefits of this Section to any institutional investor that is the direct or indirect transferee of any Note. Principal, interest and other Obligations, in each case if payable, shall be considered paid on the applicable date due if on such date the Administrative Agent or, as the context may require, the applicable Purchaser (or its designee) holds, in accordance with the terms of this Agreement and its Note, money sufficient to pay all such amounts and Obligations then due.

2.10 Default Interest. Immediately upon the occurrence and during the continuation of a Default or an Event of Default, the outstanding principal balance of the outstanding Obligations shall bear interest at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Purchaser. Default interest payable pursuant to this Section 2.10 shall be computed on the basis of a three hundred and sixty (360) day year, for the actual number of days elapsed in the period during which it accrues and shall be paid (retroactively to the date such Default first occurred) by adding such default interest to the outstanding principal balance of the Notes and shall thereafter bear interest in accordance with Section 2.8(a) and otherwise be treated as obligations under the Notes for purposes of this Agreement.

2.11 Fees.

(a) Issuer agrees to pay an upfront fee to the Administrative Agent or its designee in an amount equal to Seventy-Five Thousand Dollars ($75,000), which fee shall be due and payable on the Closing Date (the “Upfront Fee”).

(b) Unless otherwise indicated herein or agreed by the parties, all fees referred to in this Section 2.11 shall be paid to Administrative Agent and upon receipt, Administrative Agent shall promptly distribute to each Purchaser its pro rata share thereof.

(i) In addition to the foregoing fees, the Note Parties agree to pay to the Agents and the Purchasers and any other fees and expense reimbursements set forth in any other Note Document or as otherwise separately agreed by the parties, in such amounts and at such times so specified.

(ii) The parties hereby agree that the fees due hereunder may be netted from the proceeds of any Notes Issuance made on such date or if otherwise not paid in cash in immediately available funds on the date when due, may with the consent of the applicable Purchasers, be added to the principal amount of the applicable Notes and treated as original issue discount.

(iii) Once paid, no fees or any part thereof payable shall be refundable under any circumstances. All such payments shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, subject to Section 2.20(b).

2.12 Payment at Maturity. Notwithstanding anything to the contrary in any Note Document, the full amount of the Obligations shall be due and payable no later than the Maturity Date.

2.13 Optional Redemptions.

(a) At any time (and from time to time) the Notes may be redeemed at the option of the Issuer, in whole or in part, upon notice as set forth in clause (b) below, at a cash redemption price equal to one hundred percent (100%) of the principal amount of the Notes being redeemed, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption; provided that if the redemption date falls after a record date and on or prior the corresponding Interest Payment Date, then accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption shall be paid on such interest payment date to the holders of record of such Notes on the applicable record date instead of the holders on such date.

(b) In case the Issuer shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to clause (a) above, it shall fix a date for redemption and it shall provide notice of such redemption in accordance with Section 10.1 not fewer than three (3) Business Days (or such shorter period of time as may be acceptable to the Administrative Agent) nor more than thirty (30) days prior to the redemption date to the Administrative Agent (which shall promptly forward such notice to each Purchaser holding Notes so to be redeemed as a whole or in part at its last address as the same appears on the Register). The notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Purchasers receive such notice. In any case, failure to give such notice in accordance with Section 10.1 or any defect in the notice to the Administrative Agent (or from the Administrative Agent to any Purchaser holding a Note designated for redemption as a whole or in part) shall not affect the validity of the proceedings for the redemption of any other Note. Upon the giving of any such notice, the outstanding principal amount owing under the Notes specified in such notice shall become due and payable on the redemption date specified therein.

(c) Each such notice of redemption shall specify the aggregate principal amount of Notes to be redeemed, the date fixed for redemption (which shall be a Business Day), the redemption price at which Notes are to be redeemed as set forth in clause (a) above, the place or places of payment, that (to the extent surrender is required pursuant to Section 2.9) payment will be made upon presentation and surrender of such Notes, that interest accrued to (but excluding) the date fixed for redemption will be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed. In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the redemption date, upon surrender of such Note (if so tendered), a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

(d) On or prior to the redemption date specified in the notice of redemption given as provided in this Section 2.13, the Issuer will deposit with the Administrative Agent an amount of money in immediately available funds sufficient to redeem on the redemption date all the Notes (or portions thereof) so called for redemption at the appropriate redemption price, together with accrued interest to, but excluding, the redemption date; provided that if such payment is made on the redemption date it must be received by the Administrative Agent by 12:00 p.m. (New York City time) on such date. Whenever any Notes are to be redeemed, the Issuer will give the Administrative Agent written notice in the form of a certificate of an Authorized Officer not fewer than three (3) Business Days (or such shorter period of time as may be acceptable to the Administrative Agent) prior to the redemption date as to the aggregate principal amount of Notes to be redeemed.

(e) If less than all of the outstanding Notes are to be redeemed, the Administrative Agent shall select the Notes or portions thereof to be redeemed (in principal amounts of One Thousand Dollars ($1,000) or multiples thereof) by lot, on a pro rata basis or by another method the Administrative Agent deems fair and appropriate.

(f) If notice of redemption has been given as provided in this Section 2.13, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the date fixed for redemption and at the place or places stated in such notice at the applicable redemption price, together with interest accrued to (but excluding) the redemption date, and on and after said date (unless the Issuer shall default in the payment of the redemption price and accrued interest) interest on the Notes or portion of Notes so called for redemption shall cease to accrue and, and the holders thereof shall have no right in respect of such Notes except the right to receive the redemption price thereof and unpaid interest to (but excluding) the redemption date and other Obligations then due and owing under the Note Documents. On presentation and surrender of such Notes at a place of payment in said notice specified, such Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the applicable redemption price, together with interest accrued thereon to, but excluding, the redemption date; provided that if the redemption date falls after a record date and on or prior the corresponding interest payment date, then accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption shall be paid on such interest payment date to the holders of record of such Notes on the applicable record date instead of the holders surrendering such Notes for redemption on such date. Upon presentation of any Note redeemed in part only, the Issuer shall execute and the Administrative Agent shall authenticate and make available for delivery to the holder thereof, at the expense of the Issuer, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented. Notwithstanding the foregoing, no Notes shall be redeemed and no notice of redemption may be sent during the continuance of an Event of Default. If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid or duly provided for, bear interest from the redemption date at a rate equal to two percent (2.00%) per annum plus the rate borne by the Note. Any optional redemption shall be applied as specified in Section 2.15 with respect to the Notes.

2.14 Mandatory Prepayment Offers.

(a) [Reserved].

(b) Excess Proceeds Offer

(i) Not later than five (5) day after the date of receipt by:

(A) any Note Party or any of its Subsidiaries of any Net Asset Sale Proceeds in excess of One Hundred Thousand Dollars ($100,000) in the aggregate since the Closing Date (such excess, “Excess Net Asset Sale Proceeds”);

(B) any Note Party or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of One Hundred Thousand Dollars ($100,000) in the aggregate since the Closing Date (such excess, “Excess Net Insurance/Condemnation Proceeds”);

(C) any receipt by Topco of any cash, Cash Equivalents or other proceeds from any capital contributions to, or issuances or other sales of or transactions with respect to any Equity Interests (provided; however that prior to the consummation of the De-SPAC Transactions, a prepayment shall only be required only once the proceeds from such transactions (individually or in the aggregate) exceed $25,000,000 and in no case shall the Note Parties be required to make a prepayment with the proceeds of the De-SPAC Transactions) (the provisions of this clause (C) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement) (“Issuance Proceeds”);

(D) any Note Party or any of its Subsidiaries or any of its Subsidiaries of any Net Indebtedness Incurrence Proceeds since the Closing Date (such excess, “Excess Net Indebtedness Incurrence Proceeds”);

(E) any Note Party or any of its Subsidiaries of any tax refunds in excess of One Hundred Thousand Dollars ($100,000) in the aggregate in any Fiscal Year (such excess, “Excess Tax Refund Proceeds”);

(F) on each ATM Payment Date, any Note Party or any of its Subsidiaries of any Net ATM Proceeds, if any (each such payment, an “ATM Payment”), received in cash by the Issuer from the issuance of ATM Shares, if any are issued, during the ATM Issuance Period;

(each of the events set forth in the foregoing clauses (A), (B), (C), (D), (E) and (F), a “Mandatory Prepayment Event”), the Issuer will be obligated to make an offer in the form attached hereto as Exhibit L (such offer, a “Mandatory Prepayment Offer”) to the Purchasers to purchase Notes (or a portion thereof) in an amount equal to one hundred percent (100%) of the aggregate Allocable Share of all such Excess Proceeds, plus accrued and unpaid interest on the aggregate principal amount of the Notes to be prepaid to, but excluding, the date of purchase (the “Mandatory Prepayment Offer Payment Amount”). If the Mandatory Prepayment Offer is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the Mandatory Prepayment Offer, the Issuer will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of One Thousand Dollars ($1,000) principal amount (and in a minimum principal amount of One Thousand Dollars ($1,000)) will be purchased. Any portion of such Excess Proceeds remaining after consummation of the Mandatory Prepayment Offer may be used for any purpose not otherwise prohibited by the Note Documents; provided, that in the case of the foregoing clause (F), such Excess Proceeds remaining after the consummation of the Mandatory Prepayment Offer must be deposited into the Interest Reserve Account.

(ii) Within the timeframe noted in (a) above, the Issuer shall send a written offer to each Purchaser by first class mail or such other notice method provided for in this Agreement, which shall govern the terms of the Mandatory Prepayment Offer, with a copy of such offer to the Administrative Agent. The offer shall state:

(A) that a Mandatory Prepayment Offer is being made as provided for herein, and that, although Purchasers are not required to tender their Notes, all Notes (or a portion thereof) that are validly tendered shall be accepted for payment, subject to pro rata reduction;

(B) the principal amount of Notes subject to the Mandatory Prepayment Offer, the Mandatory Prepayment Offer amount and the nature and amount of the Excess Proceeds and the expiration date of the Mandatory Prepayment Offer (the “Mandatory Prepayment Offer Expiration Date”), which will be no later than five (5) days after the date such written notice to the Purchasers and the Administrative Agent is sent and a settlement date for purchase (the “Mandatory Prepayment Date”) not more than five (5) Business Days after the Mandatory Prepayment Offer Expiration Date;

(C) that Elected Repayment Note (as defined below) (or applicable portion thereof) to be repaid pursuant to the Mandatory Prepayment Offer (and duly paid for on the Mandatory Prepayment Date) shall cease to accrue interest after the Mandatory Prepayment Date;

(D) that any Notes (or portions thereof) not paid on the Mandatory Prepayment Date shall continue to accrue interest;

(E) that any Purchaser electing to have a Note (an “Elected Repayment Note”) (or portion thereof) purchased pursuant to a Mandatory Prepayment Offer shall be required to notify the Issuer of its election before the close of business on the Mandatory Prepayment Offer Expiration Date;

(F) that Purchasers shall be entitled to withdraw their election if the Issuer receives, not later than the close of business on the Business Day prior to the Mandatory Prepayment Offer Expiration Date, an electronic transmission or letter setting forth the name of the Purchaser, the principal amount of the Note (or portion thereof) owned by the Purchaser and a statement that such Purchaser is withdrawing its election to have such Note (or portion thereof) purchased; and

(G) the instructions and any other information necessary to enable Purchasers to tender their Notes (or portions thereof) and have such Notes (or portions thereof) purchased pursuant to the Mandatory Prepayment Offer.

(iii) Not later than 12:00 p.m. (New York City time) on the Mandatory Prepayment Date, the Issuer shall deposit with or transfer to the Administrative Agent, with respect to each Purchaser of an Elected Repayment Note, an amount equal to such Purchaser’s Allocable Share of the Excess Proceeds.

(iv) On the Mandatory Prepayment Date, the Administrative Agent shall send to each Purchaser of an Elected Repayment Note its Allocable Share of the Excess Proceeds for such Notes, and (if such Purchaser has tendered its Note prior to the Mandatory Prepayment Offer Expiration Date) the Issuer will send to such Purchaser a new Note (with a copy to the Administrative Agent) in a principal amount equal to the unpurchased portion of such Elected Repayment Note. Interest on the Notes purchased will cease to accrue on and after the Mandatory Prepayment Date.

(v) If the aggregate principal amount of Notes the Purchasers of which have timely elected (not timely withdrawn such election) to have its Note (or portion thereof) purchased pursuant to the Mandatory Prepayment Offer exceeds the Mandatory Prepayment Offer amount, the Issuer will select the Notes to be purchased on a pro rata basis with such adjustments as needed so that no Notes in an unauthorized denomination are purchased in part based on the aggregate principal amount, as applicable of the Notes tendered.

(vi) Notwithstanding any other provision of this Section 2.14, with respect to any amount of Excess Net Asset Sale Proceeds, Excess Net Insurance/Condemnation Proceeds or Excess Tax Refund Proceeds, in each case, attributable to a Foreign Subsidiary, if the Issuer determines in good faith after consultation with its financial and legal advisors and with the Administrative Agent that the upstreaming of cash equal to such amount by such Foreign Subsidiary (A) would cause such Subsidiary to violate applicable financial assistance, thin capitalization, corporate benefit or other similar Laws or breach the fiduciary and statutory duties of the directors of such Subsidiary or its Organizational Documents as in effect on such date or (B) would cause any material adverse tax consequence to the Topco and its Subsidiaries taken as a whole, then such amount shall be excluded from such Excess Net Asset Sale Proceeds, Excess Net Insurance/Condemnation Proceeds or Excess Tax Refund Proceeds, as applicable; provided, that the Note Parties and their Subsidiaries shall use all commercially reasonable efforts to overcome or eliminate any such restrictions or minimize any such costs of prepayment and, if successful, shall promptly make the applicable prepayment.

2.15 Application of Prepayments/Reductions. Subject to the proviso set forth in the last paragraph of Section 8.1, the Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Administrative Agent may deem advisable.

2.16 General Provisions Regarding Payments.

(a) Payments by Issuer.

(i) All payments to be made by the Note Parties hereunder and the other Note Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Purchasers to which such payment is owed, at the Administrative Agent’s Principal Office in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent will promptly distribute to each applicable Purchaser its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Purchaser’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Note Parties shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in the computation of the payment of interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the applicable Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Note Document shall be made in Dollars.

(ii) Administrative Agent may deem any payment by or on behalf of Issuer hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt written (which may be through electronic means) notice to the Issuer and each applicable Purchaser if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full in cash in immediately available funds.

(b) Application of Insufficient Payments. Subject to Section 2.15, if at any time insufficient funds are received by and available to the Administrative Agent to fully pay all amounts of principal, interest, fees and other amounts then due hereunder to the Secured Parties or if an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, the such funds shall be applied as follows:

first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Purchaser) and all advances made by any Agent under any Collateral Document for the account of the applicable Note Party, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties; third, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and fourth, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c) Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Issuer prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Purchasers hereunder that the Issuer will not make such payment, the Administrative Agent may assume that the Issuer has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Purchasers the amount due. In such event, if the Issuer has not in fact made such payment, then each of the applicable Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Deductions by Administrative Agent. If any Purchaser shall fail to make any payment required to be made by it pursuant to Sections 2.1(b), 2.2(b), 2.13, 2.14, 2.17, 9.7, 10.2 or 10.3, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Purchaser for the benefit of the Administrative Agent, to satisfy such Purchaser’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Purchaser under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(e) Several Obligations of Purchasers. The obligations of the Purchasers hereunder to purchase Notes, and to make payments pursuant to Section 9.7 are several and not joint. The failure of any Purchaser to purchase any Note or, as applicable, to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Purchaser of its corresponding obligation to do so on such date, and no Purchaser shall be responsible for the failure of any other Purchaser to so purchase its applicable Note, to purchase its participations, as applicable, or to make its payment under Section 9.7.

2.17 Ratable Sharing. The Purchasers hereby agree among themselves that, except as otherwise expressly provided herein, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of the Notes made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s Lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Purchaser hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Purchaser) which is greater than the proportion received by any other Purchaser in respect of the Aggregate Amounts Due to such other Purchaser, then the Purchaser receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Purchaser of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Purchasers so that all such recoveries of Aggregate Amounts Due shall be shared by all Purchasers in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Purchaser is thereafter recovered from such Purchaser upon the bankruptcy or reorganization of any Note Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Purchaser ratably to the extent of such recovery, but without interest. Each Note Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s Lien, set-off or counterclaim with respect to any and all monies owing by any Note Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18 Reserved.

2.19 Increased Costs; Capital Requirements.

(a) Compensation For Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement or assessment against assets of, deposits with or for the account of, or credit extended or participated in by, any Purchaser;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Purchaser any other condition, cost or expense (other than Taxes) affecting this Agreement or Notes purchased by such Purchaser or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Purchaser or such other Recipient of purchasing, continuing or maintaining any Note or of maintaining its obligation to purchase any such Note or to increase the cost to such Purchaser, or to reduce the amount of any sum received or receivable by such Purchaser or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Purchaser or such other Recipient, Issuer will pay to such Purchaser or other Recipient, as the case may be, such additional amount or amounts as will compensate such Purchaser or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements; Certificates for Reimbursement; Delay in Requests.

(i) Capital Requirements. If any Purchaser determines that any Change in Law affecting such Purchaser or any lending office of such Purchaser or such Purchaser’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Purchaser’s capital or on the capital of such Purchaser’s holding company, if any, as a consequence of this Agreement or the Notes purchased by such Purchaser, to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy), then from time to time Issuer will pay to such Purchaser, as the case may be, such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Purchaser setting forth the amount or amounts necessary to compensate such Purchaser or its holding company, as the case may be, as specified in Section 2.19(a) or 2.19(b) and delivered to Issuer, shall be conclusive absent manifest error. Issuer shall pay such Purchaser, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Purchaser to demand compensation pursuant to Section 2.19(a) or 2.19(b) shall not constitute a waiver of such Purchaser’s right to demand such compensation.

2.20 Taxes; Withholding, etc.

(a) Defined Terms. For purposes of this Section 2.20, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Note Party under any Note Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Note Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Note Parties. The Note Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Note Parties. The Note Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Issuer by a Purchaser or Agent (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Purchaser or Agent, shall be conclusive absent manifest error.

(e) Indemnification by the Purchasers. Each Purchaser shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser (but only to the extent that a Note Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Note Parties to do so) and (ii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by Administrative Agent in connection with any Note Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Note Document or otherwise payable by Administrative Agent to the Purchaser from any other source against any amount due to Administrative Agent under this Section 2.20(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Note Party to a Governmental Authority pursuant to this Section 2.20, such Note Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Purchasers.

(i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to Issuer and Administrative Agent, at the time or times reasonably requested by Issuer or Administrative Agent, such properly completed and executed documentation reasonably requested by Issuer or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by Issuer or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Issuer or Administrative Agent as will enable Issuer or Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g)(ii)(D) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii) Without limiting the generality of the foregoing, in the event that the Issuer is a U.S. Person,

(A) any Purchaser that is a U.S. Person shall deliver to Issuer and Administrative Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement or otherwise holds Obligations evidenced by a Note or any other Note Document (and from time to time thereafter upon the reasonable request of Issuer or Administrative Agent), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;

(B) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to Issuer and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement and/or by its acceptance and holding of a Note (and from time to time thereafter upon the reasonable request of Issuer or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Issuer within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Purchaser and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to Issuer and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement and/or by its acceptance and holding of a Note (and from time to time thereafter upon the reasonable request of Issuer or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Issuer or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Purchaser shall deliver to Issuer and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Issuer or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Issuer or Administrative Agent as may be necessary for Issuer and Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Issuer and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser, and the repayment, satisfaction or discharge of all Obligations under any Note Document.

2.21 Mitigation of Obligations. If any Purchaser requests compensation under Section 2.19(a) or requires Issuer to pay any Indemnified Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.20, then such Purchaser shall (at the request of Issuer) use reasonable efforts (subject to overall policy considerations of such Purchaser) to designate a different lending office for funding or booking its Notes purchased hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20 as the case may be, in the future, and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. Issuer hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment. A Purchaser shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Issuer to require such assignment cease to apply.

2.22 VAT. Notwithstanding anything to the contrary:

(a) All amounts expressed to be payable under a Note Document by any Note Party to a Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Purchaser to any Note Party under a Note Document and such Secured Party is required to account to the relevant tax authority for the VAT, that Note Party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Purchaser must promptly provide an appropriate VAT invoice to that Note Party).

(b) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Specified Recipient”) under a Note Document, and any Note Party other than the Specified Recipient (the “Relevant Party”) is required by the terms of any Note Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Specified Recipient in respect of that consideration):

(i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Specified Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Specified Recipient receives from the relevant tax authority which the Specified Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) (where the Specified Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Specified Recipient, pay to the Specified Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Specified Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Note Document requires any Note Party to reimburse or indemnify a Secured Party for any cost or expense, that Note Party shall reimburse or indemnify (as the case may be) such Purchaser for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section to any Note Party shall, at any time when such Note Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)).

(e) In relation to any supply made by a Secured Party to any Note Party under a Note Document, if reasonably requested by such Purchaser, that Note Party must promptly provide such Secured Party with details of that Note Party’s VAT registration and such other information as is reasonably requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of each Purchaser, as applicable, to purchase Notes on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Note Documents and Warrants. Administrative Agent shall have received sufficient copies of each Transaction Document to be entered into on the Closing Date duly executed and delivered by each applicable party thereto for each Purchaser and original wet ink versions of the Notes and Warrants.

(b) Organizational Documents; Incumbency.

(i) with respect to any Note Party (other than a UK Guarantor), Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Note Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official or, in the case of a Note Party incorporated in the British Virgin Islands, the registered agent of such Note Party; (ii) signature and incumbency certificates of the officers of such Person executing the Note

Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Note Party approving and authorizing the execution, delivery and performance of this Agreement and the other Note Documents and the Transaction Documents to which it is a party or by which it or its assets may be bound as of the Closing Date; (iv) a good standing certificate (or equivalent) from the applicable Governmental Authority of each Note Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(ii) with respect to each UK Guarantor, an officer’s certificate dated as of the Closing Date executed by a director in usual and customary format in the context of loan transactions in the U.K. as agreed between counsel to the Administrative Agent and counsel to the Issuer (1) delivering, certifying and attaching: (A) its constitutional documents, including its articles of association, memorandum of association (if applicable), certificate of incorporation and change of name (if any), and any amendments thereto; (B) resolutions of its Board of Directors then in full force and effect (i) approving the terms of, and the transactions contemplated by, the Note Documents (including the Collateral Documents) to which it is a party and resolving that it execute the Note Documents (including the Collateral Documents) to which it is a party, (ii) authorizing a specified person or persons on its behalf to execute each Note Document and Collateral Document to which it is a party, (iii) authorizing a specified person or persons on its behalf to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Note Documents and the Collateral Documents to which it is a party; (C) resolutions signed by all holders of the issued shares in the UK Guarantor, (D) a specimen of the signature of each person authorized by the resolutions referred to in (B) above to sign the Note Documents (including the Collateral Documents) and related documents on behalf of the UK Guarantor, (2) confirming that subject to any guarantee or security limitations as set out in the Note Documents (including the Collateral Documents), guaranteeing or securing, as appropriate, up to any applicable limits set forth in the Note Documents (including the Collateral Documents) to which it is a party, will not cause any guaranteeing, securing or similar limit binding on it to be exceeded, (3) certifying that each copy document relating to it and delivered in connection with the Note Documents is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date; and (4) (in respect of each company whose shares are the subject of any Lien granted pursuant to a UK Security Document, each referred to as a “Charged Company”) certifying that: (A) (i) each member of the group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and (ii) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the UK Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the UK Companies Act 2006) (each, a “PSC Notice”) of that Charged Company, which is certified by an authorized officer of the relevant UK Guarantor to be correct, complete and not amended or superseded as at a date no earlier than the Closing Date; or (B) that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Topco and its Subsidiaries, both before and after giving effect to the Transactions occurring on the Closing Date, shall be as set forth on Schedule 4.1(a).

(d) [reserved].

(e) [reserved].

(f) Transaction Costs. On or prior to the Closing Date, Issuer shall have delivered to Administrative Agent Issuer’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent) through the Closing Date.

(g) Governmental Authorizations and Consents. Each Note Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Transaction Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h) De-SPAC Documents. The Issuer shall have delivered to Administrative Agent certificate of an Authorized Officer of the Issuer certifying that (i) the attached copies of (1) the De-SPAC Documents as in effect on the Closing Date are true, complete and correct copies thereof and (2) other Material Contracts as in effect on the Closing Date; and (ii) such agreements remain in full force and effect and that none of the Note Parties has breached or defaulted in any of its material obligations under such agreements;

(i) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority Lien security interest in the personal property Collateral, Collateral Agent shall have received:

(i) evidence satisfactory to Collateral Agent of the compliance by each Note Party of their obligations under the Security Agreements and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements (or the their equivalent), Intellectual Property Security Agreements to be filed with the Copyright Office, or the Patent and Trademark Office or any other Governmental Authority (regardless of whether in the US or in any foreign jurisdiction), originals of notes, Equity Interests, securities, powers of attorney, transfer forms, instruments and chattel paper and any Control Agreements or agreements governing deposit and/or securities accounts as provided therein or payoff letters) a copy of all notices and acknowledgements required to be sent under the relevant UK Security Document, together with all share certificates and undated stock transfer forms executed in blank required to be sent under the relevant UK Security Document, for the purposes of taking or perfecting security;

(ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Note Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Note Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii) evidence that each Note Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation and any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j) Financial Statements; Projections. Purchasers shall have received from the Issuer (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of the Issuer and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions, the related financings and the other transactions contemplated by the Note Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, (iii) pro forma consolidated income statements of the Topco and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions, the related financings and the other transactions contemplated by the Note Documents to occur on or prior to the Closing Date, and (iv) the Projections.

(k) Evidence of Insurance. The Agents shall have received a certificate from Note Parties’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(l) Opinions of Counsel to Note Parties. Purchasers and their respective counsel shall have received executed copies of the favorable written opinions of Winston & Strawn LLP, U.S. counsel for Note Parties, as to such matters as Administrative Agent may reasonably request (including without limitation the issuance of Notes), dated as of the Closing Date and otherwise in form and substance satisfactory to Administrative Agent (and each Note Party hereby instructs such counsel to deliver such opinions to Agents and Purchasers).

(m) Fees and Expenses. Issuer shall have paid to Administrative Agent the fees payable on the Closing Date referred to in Section 2.11, as well as, any other fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to the Agents and the Purchasers in connection herewith to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Issuer on or prior to the Closing Date).

(n) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from a director or the chief financial officer or treasurer (or equivalent) of the Issuer and each Guarantor domiciled in the United States dated as of the Closing Date and addressed to Administrative Agent and Purchasers, and substantially in the form of Exhibit E-2.

(o) Closing Date Certificate. The Issuer shall have delivered to the Administrative Agent a duly executed Closing Date Certificate, together with all attachments thereto.

(p) Representations and Warranties. Each of the representations and warrantees shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(q) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate, materially impairs the consummation of the Transactions, the financing thereof or any of the other transactions contemplated by the Note Documents or the other Transaction Documents, or that could reasonably be expected to have a Material Adverse Effect.

(r) Due Diligence. Agents shall have completed their business, legal, market and collateral due diligence, including (i) review of Material Contracts, (ii) UCC, tax Lien, litigation and Intellectual Property searches, (iii) review of Issuer’s and its Subsidiaries’ books and records, and (iv) review of a third party accounting due diligence report, and (v) background checks of management of the Note Parties, in each case, the results of each of which shall be reasonably satisfactory to Administrative Agent.

(s) No Material Adverse Change. Since December 31, 2022, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(t) U.S. PATRIOT Act, KYC and Similar Disclosures.

(i) The Agents and the Purchasers shall have received all documentation and other information, including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Note Parties, required by such institution or its bank regulatory authorities under Laws applicable economic sanctions laws, “know your customer”, and other terrorism, counter-terrorism, and anti-money laundering Laws or regulations, including the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,”) 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959, to the extent requested in writing of the Issuer at least three (3) days prior to the Closing Date.

(ii) At least three (3) days prior to the Closing Date, any Note Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Note Party.

(u) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(v) Evidence of Appointment of US Process Agent. Evidence in form and substance satisfactory to the Administrative Agent that each Note Party that is organized or incorporated under the Laws of a jurisdiction outside the United States of America irrevocably appoints the Issuer, as its agent for service of process in any matter related to this Agreement or the other Note Documents.

(w) Evidence of Appointment of UK Process Agent. Evidence in form and substance satisfactory to the Administrative Agent that each Note Party that is organized or incorporated under the Laws of a jurisdiction outside the United Kingdom irrevocably appoints Roadzen Holdings (UK) Limited, as its agent for service of process in any matter related to any Note Document governed by the laws of England and Wales.

(x) Accounts.

(i) Issuer shall have established the Interest Reserve Account and deposited in an amount equal to interest due and payable for twelve (12) months on the Notes at the Applicable Rate.

(ii) Issuer shall have delivered (i) a summary of the accounts receivable aging report of each Note Party as of the end of the last calendar month prior to the Closing Date, and (ii) a summary of accounts payable aging report of each Note Party as of the end of the last calendar month prior to the Closing Date in form satisfactory to the Administrative Agent.

(y) No Default. No Default or Event of Default has occurred and is continuing or will result from the issuance of the Notes.

(z) Additional Deliverables. Administrative Agent shall have received evidence, in form and substance satisfactory to it (in its sole discretion), duly executed copies of each of the other closing deliverables described in the closing checklist attached hereto as Exhibit H, including without limitation, evidence in form and substance satisfactory to the Administrative Agent of the successful closing and funding of the sale of Equity Interests of the Issuer in an amount of at least $8,700,000.

Each Purchaser, by delivering its signature page to this Agreement and purchasing and accepting the Notes on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by any Agent or Purchasers, as applicable on the Closing Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Note Parties. In order to induce Agents and Purchasers to enter into this Agreement and to purchase and accept Notes in accordance with this Agreement and the other Note Documents, each Note Party represents and warrants to each Agent and Purchaser, on the Closing Date and on the Issuance Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):

(a) Organization; Requisite Power and Authority; Qualification. Each Note Party and its Subsidiaries (a) is duly incorporated or organized, as applicable, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of incorporation or organization (which jurisdiction of incorporation or organization is, as of the date hereof identified in Schedule 4.1(a)), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) to own or lease and operate its assets and properties and to carry on its business as now conducted and as proposed to be conducted and (ii) to execute and deliver the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is duly qualified and licensed to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Equity Interests and Ownership. The Equity Interests of each Note Party and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable and are with respect to Issuer’s Subsidiaries (if any), owned by such Persons free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 4.1(b), as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which a Note Party or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of a Note Party or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by a Note Party or any of its Subsidiaries of any additional membership interests or other Equity Interests of a Note Party or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of a Note Party or any of its Subsidiaries. Schedule 4.1(b) (as supplemented from time to time) correctly sets forth the ownership interest of the Note Parties and each of their Subsidiaries in their respective Subsidiaries as of the Issuance Date both before and after giving effect to the Transactions contemplated by the Transaction Documents.

(c) Due Authorization. The execution, delivery and performance of the Note Documents have been duly authorized by all necessary corporate or other organizational action on the part of each Note Party that is a party thereto.

(d) No Conflict. The execution, delivery and performance by the Note Parties of the Transaction Documents to which they are parties and the consummation of the transactions contemplated by the Transaction Documents do not and will not (i) (a) violate any provision of any Law or any rule or regulation of any Governmental Authority applicable to any Note Party or any of its Subsidiaries, any of the Organizational Documents of such Note Party or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of any Governmental Authority binding on any Note Party or any of its Subsidiaries; or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Note Party or any of its Subsidiaries (except in the case that such conflict, violation, breach or default is immaterial to the continued business or operations of the Note Parties and would not result in any adverse consequence with respect to the Note Parties or the Secured Parties and the Note Parties’ ability to perform their Obligations hereunder and under the other Transaction Documents and the enforceability and validity of the Transaction Documents); or (ii) (a) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Note Party or any of its Subsidiaries (other than any Liens created under any of the Note Documents in favor of Collateral Agent, on behalf of Secured Parties); or (b) require any approval of stockholders, members, partners or other holders of Equity Interests or any approval or consent of any Person under any material Contractual Obligation of any Note Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Purchasers.

(e) Governmental Consents. The execution, delivery and performance by Note Parties of the Transaction Documents to which they are parties and the consummation of the transactions contemplated by the Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Transaction Documents, and except (A) the registration of any Collateral Document entered into by a UK Guarantor with the United Kingdom’s registrar of companies (“Companies House”) within the applicable registration period, (B) such as have been obtained or made and are in full force and effect, (C) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and (D) such actions, consents and approvals would not result in any adverse consequence with respect to the Note Parties or the Secured Parties and the Note Parties’ ability to perform their Obligations hereunder and under the other Transaction Documents and the enforceability and validity of the Transaction Documents.

(f) Binding Obligation. Each Transaction Document has been duly executed and delivered by each Note Party that is a party thereto, subject to Legal Reservations, and is the legally valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g) Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis (where applicable), of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis (where applicable), of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, no Note Party nor any of their Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of a Note Party and any of its Subsidiaries taken as a whole.

(h) Projections. The projections of the Topco and its Subsidiaries delivered to the Administrative Agent prior to the Closing Date (the “Projections”) are based on good faith estimates and assumptions made by the management of the Issuer; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of the Issuer believed that the Projections were reasonable and attainable.

(i) No Material Adverse Change. Since December 31, 2022, no event, circumstance or change, either individually or in the aggregate, has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(j) Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, by or against any Note Party or any Subsidiary or against any of their properties or revenues that (a) could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Note Document or the transactions contemplated hereby. No Note Party nor any of its Subsidiaries (a) is in violation of any applicable Laws (including Environmental Laws), except to the extent any violation, individually and in aggregate, could not be reasonably expected to adversely affect the Note Parties and their Subsidiaries or the Obligations in any material respect or the rights and remedies of the Secured Parties under the Transaction Documents or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(k) Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of each Note Party and of their Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all assessments, fees and other governmental charges levied or imposed upon them or their respective properties, assets, income, businesses and franchises which are due and payable have been paid, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. No Note Party knows of any proposed or pending tax assessments, deficiencies, audits or other proceedings against any Note Party or any of its Subsidiaries and no proposed or pending tax assessments, deficiencies, audits or other proceedings, which is not being actively contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP; provided, such reserves, or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(l) Properties. Each of the Note Parties and their Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property) the Real Estate Assets owned by such Person, (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property) the Real Estate Assets leased by such Person, and (iii) valid title to and enforceable rights in (in the case of all other personal property and Intellectual Property) all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.1(g) and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(m) Environmental Matters. No Note Party nor any of its Subsidiaries nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity, in each case which individually or in the aggregate has had or could reasonably be expected to have, a Material Adverse Effect. No Note Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response,

Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state Law. There are and, to each of Note Party’s and its Subsidiaries’ respective knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of any past, pending or threatened Environmental Claim against a Note Party or any of its Subsidiaries. No Note Party nor any of its Subsidiaries nor, to any Note Party’s respective knowledge, any predecessor of any Note Party or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and no Note Parties’ or any of their Subsidiaries’ respective operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to any Note Party or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. The representations and warranties in this clause (m) are the sole representations and warranties of any Note Party or any of its Subsidiaries with respect to environmental matters, including matters arising under Environmental Law or involving Environmental Claims, Hazardous Materials, or Hazardous Materials Activities.

(n) No Defaults. No Note Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its respective material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(o) Material Contracts. Schedule 4.1(o) contains a true, correct and complete list of all the Material Contracts of the Note Parties and their Subsidiaries, which, together with any updates provided pursuant to Section 5.1(l), represents all Material Contracts of the Note Parties and their Subsidiaries. All such Material Contracts are in full force and effect and no defaults currently exist thereunder, other than defaults that, would not result in any adverse consequence with respect to the Note Parties or the Secured Parties and the Note Parties’ ability to perform their Obligations hereunder and under the other Transaction Documents and the enforceability and validity of the Transaction Documents.

(p) Governmental Regulation. Neither the Issuer nor any of its Subsidiaries is required to register under the Investment Company Act of 1940, as amended, and neither the Issuer nor any Guarantor Subsidiary is required to register under any other Law which may limit its ability to incur Indebtedness or provide a Guaranty or which may otherwise render all or any portion of the Obligations unenforceable. No Note Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(q) Margin Stock. No Note Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of the issuance and sale by Issuer of the Notes hereunder will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(r) Employment Matters. There are no strikes, lockouts or slowdowns against any Note Party or any Subsidiary pending or, to the knowledge of any Note Party, threatened against any of them. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or liabilities or costs in excess of $100,000, the hours worked by and payments made to employees of the Note Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or liabilities or costs in excess of $100,000, all payments due from any Note Party or any Subsidiary, or for which any claim may be made against any Note Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any such Note Party or any such Subsidiary.

(s) Employee Benefit Plans. Each Benefit Plan of the Note Parties and their Subsidiaries is in substantial compliance in form and operation with its terms and with ERISA and the Internal Revenue Code (including, without limitation, the Internal Revenue Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable Laws and regulations. Each Benefit Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Internal Revenue Code covering all applicable tax Law changes, or is comprised of a master or prototype or volume submitter plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Benefit Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or, to the knowledge of any Note Party, is reasonably expected to occur and no Note Party incorporated in the United Kingdom has failed to comply with its auto-enrolment obligations under the UK Pensions Act 2008. There exists no Unfunded Pension Liability with respect to any Pension Plan in excess of One Hundred Thousand Dollars ($100,000). No Note Party nor any of their Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the six (6) calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Benefit Plan (other than routine claims for benefits) or, to the knowledge of the Issuer, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Benefit Plan and, if so asserted successfully, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or liabilities or costs in excess of $100,000 to a Note Party or any of its Subsidiaries. Each Note Party, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Pension Plan and Multiemployer Plan required by Law within the applicable time limits prescribed thereby, by the terms of such Pension Plan or Multiemployer Plan, respectively, or by ERISA or any contract or agreement requiring contributions to a Pension Plan or Multiemployer Plan. No Pension Plan which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code or Section 303 or 304 of ERISA. No Note Party nor any of its Subsidiaries or any ERISA Affiliate have ceased operations at a Facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. plan that is established and maintained for the benefit of employees outside the United States has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in material liability to a Note Party or any of its Subsidiaries. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or liabilities or costs in excess of $100,000, all contributions required to be made with respect to a Non-U.S. Plan have been timely made. No Note Party nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of such Note Party’s most recently ended Fiscal Year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

(t) UK Pensions. With respect only to each Note Party and its Subsidiaries incorporated in the United Kingdom, (i) no Note Party or any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993); and (ii) neither it nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.

(u) Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

(v) Solvency. Both immediately before and immediately after giving effect to the Transactions and the Notes Issuance, (i) the Issuer and each Guarantor domiciled in the United States is and will be Solvent and (ii) the Note Parties and their Subsidiaries, on a consolidated basis, are and will be Solvent. No transfer of property is being made by the Issuer and no obligation is being incurred by the Topco or any of its Subsidiaries in connection with the issuance and sale of the Notes and the other transactions contemplated by this Agreement or the other Note Documents with the intent to hinder, delay, or defraud either present or future creditors of the Issuer or its Subsidiaries.

(w) Compliance with Laws. Each Note Party and its Subsidiaries is in compliance with all applicable Laws in respect of the conduct of its business and the ownership of its properties (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Note Parties and their Subsidiaries) and any licenses required by any Insurance Regulatory Authority, except to the extent any noncompliance would not be reasonably expected to adversely affect Topco and its Subsidiaries or the Obligations in any material respect.

(x) Disclosure.

(i) The Note Parties have disclosed to the Administrative Agent and the Purchasers all agreements, instruments and corporate or other restrictions to which any Note Party or any of its Subsidiaries is subject. No representation or warranty of any Note Party contained in any Transaction Document or in any other documents, reports, certificates or written statements furnished to Purchasers by or on behalf of any Note Party or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to any Note Party, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. All projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Note Parties to be reasonable at the time made, it being recognized by Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Note Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Purchasers for use in connection with the transactions contemplated hereby.

(ii) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(y) Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. None of the Note Parties, any of their Subsidiaries, or to the knowledge of any Note Party, any director, officer, employee, agent or affiliate of a Note Party or any of their respective Subsidiaries, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions or (ii) located, organized, incorporated or resident in a country or territory that is, or whose government is, the subject of Sanctions. The Note Parties and their Subsidiaries, and to the actual knowledge of any Note Party, each of the Note Parties’ and their Subsidiaries’ respective directors and officers, is in compliance with all applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(z) EEA Financial Institutions. No Note Party is an EEA Financial Institution.

(aa) Security Interest in Collateral. Subject to Perfection Requirements, the provisions of this Agreement and the other Note Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Note Party and all third parties, and having priority over all other Liens on the Collateral except in the case of Liens permitted by Section 6.2, to the extent any such Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable Law.

(bb) Intellectual Property. Topco and its Subsidiaries own, license or possess sufficient legal rights to all Intellectual Property that is necessary to the conduct of the respective businesses of the Topco and its Subsidiaries as now conducted without any violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement known to the Issuer) of the rights of others, except as has not and would not have a material effect on the Topco and its Subsidiaries. No product or service marketed or sold by Topco or any of its Subsidiaries violates or will violate any Intellectual Property of any other party, except as has not and would not have a material effect on Topco and its Subsidiaries, and except that with respect to third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications the foregoing representation is made to the Issuer’s knowledge only. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance or shared ownership interest of any kind relating to the Intellectual Property of the Note Parties and their Subsidiaries, nor is Topco or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person. Neither Topco nor any of its subsidiaries has received any written communications alleging that the Topco or any subsidiary has violated or, by conducting its business, would violate any of the Intellectual Property of any other person that could be reasonably expected to have a Material Adverse Effect, or where the anticipated costs and liabilities associated therewith are anticipated to be in excess of One Hundred Thousand Dollars ($100,000). No Material Intellectual Property is owned by a non-Note Party other than as described in Schedule 4.1(bb) and the Note Parties own, license or possess sufficient rights all Material Intellectual Property free and clear of Liens.

(cc) Data Rights. Topco and its’ Subsidiaries have or had, as appropriate, complete, valid and enforceable rights to use a complete and correct copy of all data, data sets and databases used in, held for use in, or necessary for the conduct of the business of the Topco and its Subsidiaries (including their products), as currently conducted and as had been conducted in the past (collectively, “Company Data and Data Sets”), and all such material Company Data and Data Sets are or were, as appropriate, either (i) owned by Topco or one of its’ Subsidiaries, (ii) used under valid, enforceable licenses to Issuer or one of its’ Subsidiaries, or (iii) otherwise used without encroaching on the rights of any third party.

(dd) Privacy.Topco and its Subsidiaries have complied with, and are in compliance with, all applicable Privacy Laws and any applicable written privacy policy of the Topco and each Subsidiary, in each case except in the case that such failure to comply with any Privacy Laws and any applicable privacy policy of the Topco and each Subsidiary would not result in any adverse consequence with respect to the Note Parties or the Secured Parties and the Note Parties’ ability to perform their Obligations hereunder and under the other Transaction Documents and the enforceability and validity of the Transaction Documents. There are not, and have not been any written allegations or claims or occurrences pertaining to an actual security breach of Personal information or alleged non-compliance with applicable Privacy Laws. Topco and its Subsidiaries have implemented industry standard or better information and data security policies and procedures that are designed to safeguard the confidential information of Topco and its Subsidiaries (including the confidential information of Issuer and its Subsidiaries’ customers), as well as all Personal Information collected by Topco and its Subsidiaries both on its own behalf and on behalf of third parties. In the past one (1) year, neither Issuer nor any of its Subsidiaries has (i) experienced any material actual, alleged or suspected unauthorized access, use, or disclosure of, or data breach or other security incident involving Personal Information in its possession or control, or (ii) received any written notice of any proceeding by any Governmental Authority concerning Issuer’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of Personal Information or any actual, alleged, or suspected violation of any Privacy Law, and, to the knowledge of any Note Party, there are no facts or circumstances that could reasonably be expected to give rise to any such proceedings.

(ee) Reservation. The Issuer has reserved for issuance sufficient units of Equity Interest to ensure that, upon the exercise of the Warrants, there is at least two hundred percent (200%) of such Equity Interest as is necessary to effectuate an exercise of all of the Warrants as of the Issuance Date.

(ff) No Regulatory Restrictions on Issuance, Guarantees or Upstreaming Cashflows. Except as disclosed on Schedule 4.1(ff), to the knowledge of the Note Parties and their Subsidiaries, none of the Note Parties or their Subsidiaries is subject to regulation under any other Law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority or any other contractual restriction that limits its ability to incur or guarantee any Indebtedness under any Note or any other Note Document or to permit its Subsidiaries to upstream dividends and other distributions in the manner contemplated by Section 5.17 of this Agreement except as would not be adverse to the ability of the Note Parties to perform their Obligations under the Transaction Documents.

(gg) Rank of Debt. The obligations of each of the Note Parties under the Note Documents to pay the principal of and interest on the Notes and any and all other amounts due thereunder constitute direct and unconditional senior obligations of each such Note Party and will at all times rank at least equal in right of payment with all other present and future indebtedness and other obligations of such Note Party, except for any obligations in respect of employee compensation, benefits, taxes and other obligations that are immaterial in the aggregate to the Note Parties and their Subsidiaries, taken as a whole, which have priority under the Laws of any Relevant Jurisdiction.

(hh) No Set-off. The obligations of the Note Parties under the Note Documents are not subject to any defense, set-off or counterclaim by any of the Note Parties or any circumstance whatsoever which might constitute a legal or equitable discharge from its obligations thereunder.

(ii) No Immunity; Proper Legal Form; No Need To Qualify Under any Relevant Jurisdiction or other Applicable Law.

(i) None of the Note Parties nor any of their properties have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of the United States, any Relevant Jurisdiction or other relevant jurisdiction in respect of its obligations under the Note Documents. Subject to Perfection Requirements, to ensure the legality, validity, enforceability or admissibility into evidence in each Relevant Jurisdiction of the Note Documents, it is not necessary that the Note Documents or any other document be filed or recorded with any Governmental Authority in any Relevant Jurisdiction.

(ii) Each of the Note Documents is in proper legal form under the Laws of each Relevant Jurisdiction for the enforcement thereof against any of the Note Parties under such Laws. The submission to jurisdiction, appointment of the Process Agent, consents and waivers by the Note Parties in this Agreement are valid and irrevocable.

(iii) It is not necessary in order for the Administrative Agent or any Purchaser to enforce any rights or remedies under the Note Documents or solely by reason of the execution, delivery and performance by any of the Note Parties of the Note Documents that the Administrative Agent or any Purchaser be licensed or qualified with any Governmental Authority in any Relevant Jurisdiction, or be entitled to carry on business in any of the foregoing.

(jj) Exchange Controls. Under current Laws and regulations of each Relevant Jurisdiction applicable to the Note Parties and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made on the Notes or otherwise pursuant to the Note Documents may be freely transferred out of such Relevant Jurisdictions and may be paid in, or freely converted into, United States Dollars.

(kk) The De-SPAC Mergers.

(i) The Issuer has delivered to the Administrative Agent, complete and correct copies of the De-SPAC Documents, including all schedules and exhibits thereto.

(ii) The De-SPAC Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and except as disclosed therein there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.

(iii) Except as set forth on Schedule 4.1(kk), the execution, delivery and performance of the De-SPAC Documents by the Note Parties has been duly authorized by all necessary action on the part of each Note Party or Subsidiary party thereto (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests of such Note Party or such Subsidiary required by law or by any applicable corporate or other organizational documents).

(iv) Each De-SPAC Document is the legal, valid and binding obligation of the Note Parties and the Subsidiaries parties thereto, enforceable against such parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(v) As of the Closing Date, there has been no breach of any material term or condition of any De-SPAC Document by any Note Party or its Subsidiaries or, to the knowledge of the Note Parties, any other party thereto.

(ll) Accreditation. Each Note Party and each of its respective Subsidiaries has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by applicable Requirements of Law, except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

4.2 Representations and Warranties of Purchasers. Each Purchaser, by acceptance of a Note, hereby represents and warrants on the Closing Date and on the Issuance Date as follows:

(a) Accredited Purchaser. It is an “accredited investor” as that term is defined in Rule 501 of the Securities Act and that, in making the purchases contemplated herein, it is specifically understood and agreed that such Purchaser is acquiring the Notes for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act and it is acquiring the Notes and the Warrants only for its own account and not for the account of others, or if such Purchaser is subscribing for the Notes as a fiduciary or agent for one or more investor accounts, such Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgments, representations and agreements herein on behalf of each owner of each such account.

(b) Registration. It understands that the Notes will not be registered under the Securities Act by reason of their issuance by Issuer in a transaction exempt from the registration requirements of the Securities Act and that it may have to hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration or qualification by prospectus.

(c) Existence, Good Standing, and Power and Authority. It (i) is duly organized, incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, incorporation or formation and (ii) has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by it, will constitute valid and legally binding obligations of each Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Satisfaction of Conditions. Such Purchaser further understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(e) Investor Representations. Such Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in equity transactions that are not registered under the Securities Act, and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Notes and the Warrants.

(f) Opportunity to Review. In making its decision to purchase the Notes and the Warrants, such Purchaser has relied solely upon independent investigation made by such Purchaser and the Issuer’s and Guarantors’ representations and warranties in Section 4.1 and covenants contained herein and in the other Note Documents. Such Purchaser acknowledges and agrees that such Purchaser has received, and has had an adequate opportunity to review, such information as such Purchaser deems necessary in order to make an investment decision with respect to the Notes and the Warrants, including with respect to the Topco and its Subsidiaries and the Transactions. Such Purchaser represents and agrees that such Purchaser and such Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Purchaser and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Notes and the Warrants. Without limiting the generality of the foregoing, such Purchaser acknowledges that it has reviewed all disclosure documents provided by or on behalf of the Issuer and the Guarantors in connection with the Notes Issuance, the Note Documents and the Transactions.

(g) Risk Analysis. Such Purchaser has analyzed and considered the risks of an investment in the Notes and the Warrants and determined that the Notes and the Warrants are a suitable investment for such Purchaser and that such Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Purchaser’s investment in the Issuer. Such Purchaser acknowledges specifically that a possibility of total loss exists.

SECTION 5. AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that until payment in full of all Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Unless otherwise provided below, the Note Parties will deliver to Administrative Agent and Purchasers:

(a) Monthly Reports. As soon as available, and in any event within fifteen (15) days after the end of each month (including the month which began prior to the Closing Date), the consolidated balance sheet of the Topco and its Subsidiaries as at the end of such month and the related consolidated statements of income and cash flows, and consolidated statements of stockholders’ equity of the Issuer and its Subsidiaries’ income cashflows, customer sales and revenue, and account balances for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, along with the reasons for any significant variations from prior periods, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, the consolidated balance sheets of the Topco and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Topco and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, along with the reasons for any significant variations from prior periods, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of the Fiscal Year ending March 31, 2024, (i) the consolidated balance sheets of the Topco and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Topco and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year covered by such financial statements, along with the reasons for any significant variations from prior periods, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of any independent certified public accountants of recognized national standing selected by the Issuer, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Topco and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Note Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods);

(d) Compliance Certificate. Together with each delivery of financial statements of the Topco and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Topco and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Notice of Default. Promptly (and in any event within two (2) Business Days) upon any officer of a Note Party or any of its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to a Note Party or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice to a Note Party or any of its Subsidiaries or taken any other action with respect to any event or condition described in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Note Parties have taken, are taking and propose to take with respect thereto;

(g) Notice of Litigation; Violations of Laws and Certain Other Events. Promptly (and in any event within two (2) Business Days) upon any officer of Issuer obtaining knowledge of:

(i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Issuer to Purchasers that could reasonably be expected to result in damages in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(ii) any material development in any Adverse Proceeding that, if adversely determined, could be reasonably expected to have a Material Adverse Effect or result in legal fees and expenses or liabilities or seek damages in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(iii) copies of any correspondence from any Governmental Authority which gives notice of, or would be reasonably expected to result in, the suspension, revocation, termination, restriction, limitation, modification, or non-renewal of any material permit held by any Note Party or any Subsidiary of any Note Party;

(iv) receipt of any written notice of any material non-routine investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Note Party or any Subsidiary that (a) seeks damages in excess of Two Hundred Fifty Thousand Dollars ($250,000), (b) seeks injunctive relief, (c) is asserted or instituted against any Benefit Plan, its fiduciaries or its assets;

(v) alleges criminal misconduct by any Note Party or any Subsidiary, (a) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose environmental Liability, (b) asserts liability on the part of any Note Party or any Subsidiary in excess of Two Hundred Fifty Thousand Dollars ($250,000) in respect of any tax, fee, assessment, or other governmental charge, or (c) involves any product recall; written notice thereof together with such other information as may be reasonably available to the Note Parties to enable Purchasers and their counsel to evaluate such matters;

(vi) any commission charged to any Note Party based on charges set forth under the Insurance Regulatory and Development Authority of India (Payment of Commission or Remuneration or Reward to Insurance Agents and Insurance Intermediaries) Regulations, 2016 and The Insurance Regulatory and Development Authority of India (Minimum Information Required for Investigation and Inspection) Regulations, 2020, effective from May 23, 2021;

(vii) the occurrence of any Fundamental Change; or

(viii) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(h) ERISA. Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Purchaser of the occurrence of any ERISA Event;

(i) De-SPAC Documents. As soon as practicable and in any event within three (3) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Note Party executes or receives in connection with the sale or other disposition of the Equity Interests of, or all or substantially all of the assets of, any Note Party

(j) Insurance Report. As soon as practicable and in any event no later than sixty (60) days after the beginning of the Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by any Note Party or any of its Subsidiaries and all material insurance coverage planned to be maintained by any Note Party or any of its Subsidiaries in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors. With reasonable promptness, and in any case with five (5) Business Days after receipt by the Issuer, written notice of any change in the board of directors (or similar governing body) of a Note Party or any of their Subsidiaries;

(l) Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of any Note Party or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to a Note Party or its Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts or licenses, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by a Note Party or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m) Environmental Reports and Audits. As soon as practicable following receipt thereof, and in any case with five (5) Business Days after receipt by the Issuer, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of any Note Party or any of its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(n) Information Regarding Collateral. Issuer will furnish to Collateral Agent prior written notice of any change (i) in any Note Party’s corporate name, (ii) in any Note Party’s identity or corporate structure, or (iii) in any Note Party’s federal taxpayer identification number. Each Note Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, intellectual property filings (including Intellectual Property Security Agreements to be filed with the U.S. Copyright Office, the U.S. Patent and Trademark Office and any other equivalent and relevant foreign office of competent jurisdiction), or otherwise that are required (subject to Legal Reservations and Perfection Requirements) in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Concurrently with the delivery of the financial statements referred to in Section 5.1(b), Issuer shall attach to the Compliance Certificate required to be then delivered by Section 5.1(d) a report supplementing the Schedules to the Security Agreement. Each Note Party (a) also agrees promptly to notify Collateral Agent if any portion or value of the Collateral (including any Intellectual Property) is at risk, canceled, terminated, rejected, expired, lapsed, damaged or destroyed or the commencement of any action or proceeding relating to any Collateral including for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Insurance/Condemnation Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Note Documents. In or the event that any Person owns more than five percent (5%) of the Equity Interests of any Note Party or any of its Subsidiaries, such Note Party shall promptly provide the Administrative Agent with notice thereof and promptly provide the Agents and the Purchasers with all documentation and other information, including a duly executed W-9 tax form (or such other applicable IRS tax form) of such Persons, required by such institution or its bank regulatory authorities under applicable economic sanctions laws, “know your customer” and other terrorism, counter-terrorism and anti-money laundering rules and regulations, including the PATRIOT Act and the United States Executive Order No. 13224 on Terrorist Financing;

(o) Collateral. Each year, at the time of delivery of quarterly financial statements pursuant to Section 5.1(b) and of the annual financial statements pursuant to Section 5.1(c), Issuer shall deliver to Collateral Agent an officer’s certificate (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section or identifying such changes that have occurred during the prior period, and (ii) certifying that all UCC financing statements or registrations (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above or another Note Document to the extent necessary to grant, evidence, protect and perfect the security interests under the Collateral Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p) Aging Reports. As soon as available, and in any event within fifteen (15) days after the end of each month, (i) a summary of the accounts receivable aging report of each Note Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Note Party as of the end of such period (collectively, the “Aging Reports”); and

(q) Other Information.

(i) (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Note Party to its security holders acting in such capacity or by any Subsidiary of a Note Party to its security holders other than a Note Party or another Subsidiary of thereof, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Note Party or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) each federal income tax return filed by or on behalf of any Note Party or any of its Subsidiaries and any tax return for any state income, franchise, business activity, business profits, business and occupation or other business entity tax measured by income or gross receipts filed by or on behalf of any Note Party or any of its Subsidiaries, and (iv) all press releases and other statements made available generally by any Note Party or any of its Subsidiaries to the public concerning material developments in the business of any Note Party or any of its Subsidiaries, (B) any change in the information provided in the Beneficial Ownership Certification delivered to such Purchaser that would result in a change to the list of beneficial owners identified in such certification and (C) such other information and data with respect to any Note Party or any of its Subsidiaries as from time to time may be reasonably requested by any Agent.

(ii) The Issuer shall, at the end of each fiscal quarter after the Topco or any Subsidiary entering into or becoming bound by any Material Contract or any inbound license or agreement (other than (i) off-the-shelf commercially available software under which the Note Parties or any of their Subsidiaries have an obligation to make payments to the licensor in respect thereof of less than Ten Thousand Dollars ($10,000) annually and (ii) any license of or agreement relating to Intellectual Property that is not (or could not reasonably deemed to be) Material Intellectual Property) after the Closing Date: (a) provide written notice or a brief summary to the Agents and Purchasers with a description of the material terms of such Material Contract, license or agreement if the actions described in clause (b) below would need to be taken with respect to such Material Contract, license or agreement if requested by an Agent; and (b) take such commercially reasonable actions as any Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Collateral Agent to be granted and perfect a valid security interest in such Material Contract, license or agreement and to fully exercise its rights under any of the Note Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such Material Contract, license or agreement.

5.2 Existence; Corporate Governance.

(a) Except as otherwise permitted under Section 6.9, each Note Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits material to its business; provided, no Note Party or any of its Subsidiaries shall be required to preserve any such existence, rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and/or permits if the loss thereof would not result in any adverse consequence with respect to the Note Parties or the Secured Parties and the Note Parties’ ability to perform their Obligations hereunder and under the other Transaction Documents and the enforceability and validity of the Transaction Documents.

(b) Each Note Party will, and will cause its Subsidiaries to (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity, (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (except pursuant to cash management systems reasonably acceptable to the Administrative Agent) and (iii) provide that its board of directors (or equivalent governing body) will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of any other entity which is an Affiliate of such entity. For the purposes of this Section 5.2(b), “Affiliate” shall not include the Topco or any Subsidiary thereof.

5.3 Payment of Taxes and Claims. Each Note Party will, and will cause each of its Subsidiaries to, (i) timely and accurately file all federal income and other Tax returns required to be filed, and (ii) pay all federal income and other Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such tax or claim need be paid to the extent such Taxes or claims are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Note Party will, nor will it permit any of its Subsidiaries to, (i) file or consent to the filing of any consolidated income tax return with any Person (other than the Topco or any of its Subsidiaries) or (ii) enter into any tax sharing or similar agreement (other than agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax). In addition, each Note Party agrees to pay to the relevant Governmental Authority in accordance with applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

5.4 Maintenance of Properties; Intellectual Property.

(a) Each Note Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Note Parties and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

(b) No Note Party nor any applicable Subsidiary (either itself or through licensees) will knowingly do any act or omit to do any act whereby any Material Intellectual Property may become invalidated, canceled or lapsed (other than in accordance with the full term afforded under applicable law and procedure) or otherwise impaired or encumbered, other than Liens in favor of the Collateral Agent and Permitted Liens.

5.5 Insurance. Each Note Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, broker liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Note Parties and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Schedule 5.5 sets forth a description of all insurance maintained by or on behalf of the Note Parties and their Subsidiaries as of the Closing Date. Without limiting the generality of the foregoing, each Note Party will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Within fifteen (15) days after the Closing Date (or such longer period as the Administrative Agent shall approve), each such policy of insurance of a Note Party shall (i) name Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, (1) contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder and (2) contain an agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by any Note Party, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy. Each Note Party will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Upon the occurrence and during the continuance of any Event of Default or as otherwise required herein, all insurance payments shall be payable to the Collateral Agent and shall, in the Collateral Agent’s sole discretion, (i) be released to a Note Party to be applied as agreed to by and between the Collateral Agent and the Note Parties, (ii) be held as additional Collateral or payable to the Purchasers or (iii) be applied as specified in Section 2.15.

5.6 Inspections. Each Note Party will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any authorized representatives designated by any Agent or any Purchaser to visit and inspect any of the properties of any Note Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial, tax and accounting records, and to discuss its and their affairs, finances. taxes and accounts with its and their officers and independent public accountants and tax advisors, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. The Note Parties acknowledge that any Agent, after exercising its rights of inspection, may prepare and distribute to the Purchasers certain reports pertaining to the Note Parties’ assets for internal use by the Agents and the Purchasers.

5.7 Purchasers Meetings and Board Observation Rights.

(a) Purchaser Meetings. The Note Parties and their Subsidiaries will, upon the request of Administrative Agent, participate in a meeting of Administrative Agent and Purchasers at least once during each Fiscal Year (or such greater frequency as Administrative Agent may determine in its sole discretion when an Event of Default exists) to be held at Issuer’s corporate offices (or at such other location as may be agreed to by Issuer and Administrative Agent) at such time as may be agreed to by the Issuer and Administrative Agent.

(b) Board Observation Rights. The Note Parties shall comply with the terms of the Board Observation Rights Letter.

5.8 Compliance with Laws. Each Note Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable Laws and orders of any Governmental Authority (including all applicable Environmental Laws and Applicable Insurance Laws), except for any noncompliance which would not individually or in the aggregate could not be reasonably expected to have a Material Adverse Effect.

5.9 Sanctions; OFAC; Anti-Corruption Laws; Anti-Money Laundering Laws. Each of the Note Parties will and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and will maintain in effect policies and procedures designed to ensure compliance by the Note Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No Note Party will, directly or indirectly, use the proceeds of the issuance and sale by Issuer of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law or (ii) (A) to fund any activities or business of or with any Person, in any country or territory that, at the time of such funding is, or whose government is, the subject of Sanctions, or (B) any other manner that would result in a material violation of any applicable Sanctions by any Person (including any Person participating in the Notes, whether as agent, purchaser, underwriter, advisor, investor, or otherwise).

5.10 Environmental. Each Note Party shall (and shall cause each of its Subsidiaries to) (i) keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and provide to the Agents any documentation of such compliance which any Agent may reasonably request; (iii) provide the Agents written notice within five (5) Business Days of receipt of notice of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries which would reasonably be expected to result in liability in excess of One Hundred Thousand Dollars ($100,000) and take any remedial actions required to abate said Release; and (iv) provide the Agents with written notice within ten (10) days after any Note Party or any of its Subsidiaries receives any of the following: (A) written notice that an Environmental Lien has been filed against any property of any Note Party or any of its Subsidiaries; (B) written notice of the commencement of any Environmental Claim or written notice that an Environmental Claim will be filed against any Note Party or any of its Subsidiaries, in each case which would reasonably be expected to result in liability in excess of One Hundred Thousand Dollars ($100,000); and (C) written notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect, except, in the case of the foregoing clauses (i) and (ii), to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

5.11 Collateral and Guarantee Requirements; Formation or Acquisition of Subsidiaries. The Note Parties and their Subsidiaries shall comply with the Collateral and Guaranty Requirements, and shall take such steps and actions set forth below, as well as any other actions requested by the Administrative Agent, including:

(a) Domestic Subsidiaries. In the event that any Note Party forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary on or after the Closing Date, or any Person otherwise becomes a Domestic Subsidiary of a Note Party, within thirty (30) days of such event (or such later date as permitted by the Collateral Agent in its sole discretion), Issuer shall cause such Subsidiary to become a Guarantor and provide to the Agents a duly executed Counterpart Agreement and Security Agreement Supplement (as defined in the Security Agreement), together with such other Collateral Documents, as well as appropriate financing statements, authority documents, legal opinions, and other documents or instruments deemed necessary or reasonably appropriate by the Agents, all in form and substance satisfactory to the Agents in their sole discretion (including being sufficient to grant the Collateral Agent a First Priority Lien in and to the assets of such Subsidiary which constitute Collateral). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11(a) shall constitute a Note Document for all purposes hereunder.

(b) Foreign Subsidiaries.

(i) Existing Asset Security Jurisdictions. With respect to (x) the UK Targets (to the extent required pursuant to the Collateral and Guaranty Requirements), (y) any Person that becomes a Foreign Subsidiary of any other Note Party (other than any Excluded Subsidiary) that is organized, incorporated or formed in an Asset Security Jurisdiction which is an Initial Asset Security Jurisdiction under the Note Documents or a jurisdiction in which an existing Foreign Subsidiary which is already a Note Party is organized, incorporated or formed (the “Existing Asset Security Jurisdictions” and each, an “Existing Asset Security Jurisdiction”) and (z) any Note Party or any of their Subsidiaries, limited liability companies, other entities or other Persons divides or splits itself or an existing Subsidiary otherwise creates a new Subsidiary that is organized, incorporated or formed in an Existing Asset Security Jurisdiction, then within (A) in the case of a Person organized, incorporated or formed in England and Wales, twenty (20) days after such event (or such longer time period as agreed to by Collateral Agent in its sole discretion, which such consent may be by email) or (B) in the case of a Person organized, incorporated or formed in a jurisdiction other than the United States of America or England or Wales, sixty (60) days after such event (or such later date agreed by the Administrative Agent (in its sole discretion)), the Note Parties shall (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the applicable Collateral Documents by executing and delivering to the Administrative Agent and the Purchasers a joinder or Counterpart Agreement to this Agreement, to the Intercompany Subordination Agreement, and to the other applicable Collateral Documents, or as the context may require, such new or additional Note Documents to provide a guarantee by such new Subsidiary, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such formalities, opinions, documents, instruments, agreements, and certificates, filings, registrations and comply with such and other requirements as are necessary or desirable to provide Collateral Liens and perfection and Liens similar to those described, Section 3.1 and Section 5.18 of this Agreement delivered with respect to a Note Party organized, incorporated in such Existing Asset Security Jurisdiction on the Closing Date (or required to be delivered as part of the post-closing obligations described in Section 5.18), or that are requested by the Agents or the Purchasers and necessary or desirable to protect, evidence or perfect the security interest of the Collateral Agent in a manner similar to the Liens and assets granted by the existing Note Parties to the Collateral Agent for the benefit of the Secured Parties under the existing Collateral Documents and/or to comply with the

Collateral and Guaranty Requirement either by executing and delivering to the Agents a counterpart or supplement to the existing Collateral Documents or such new documents as are necessary or desirable to evidence, grant or perfect a First Priority Lien to the Collateral Agent for the benefit of the Purchasers in the assets of such new Subsidiary and, if such new Subsidiary is a first tier Subsidiary of a Note Party, the Equity Interests in such Subsidiary as has been previously provided to any holder of priority lien obligations in the Existing Asset Security Jurisdictions (including, if necessary, any new Collateral Documents or additional documents, evidences, certificates, instruments, agreements and filings as may be reasonably requested by the Agent in order to provide a Guaranty or evidence, grant, perfect or protect a First Priority Lien in such assets in favor of Collateral Agent, for the benefit of the Secured Parties (including, without limitation, any parallel debt arrangements, local law debentures or share charges, any counterparts or joinders to the Intercompany Subordination Agreement, together with any notices, acknowledgements, powers, certificates, registrations, filings, or local law Mortgages or equivalent Collateral Documents or deliveries necessary or desirable in connection therewith to cover assets classes that had previously been granted or perfected in favor of any holder of priority lien obligations by Collateral Documents in such jurisdiction or in order to cover additional asset classes which had not previously been granted and perfected in such jurisdiction, but that had been previously granted or had previously been required to be granted as Collateral to any holder of priority lien obligations in the Existing Asset Security Jurisdictions generally, including, without limitation, any pledges of Equity Interests in subsidiaries of such Person in Existing Asset Security Jurisdictions)) (each in form and substance reasonably acceptable to the Agent, (a) and (b) collectively, the “Foreign Subsidiary Accession Requirements”).

(ii) Additional Asset Security Jurisdictions. In the event that any Foreign Subsidiary (other than any Excluded Subsidiary) organized or incorporated in a jurisdiction other than the Existing Asset Security Jurisdictions or the Other Material Jurisdictions ceases to be an Excluded Subsidiary, then the Note Parties shall notify the Agent of such event and, if requested by the Agent, within sixty (60) days after such event (or such later date agreed by the Administrative Agent (in its sole discretion) (the “Joinder Date”), the Note Parties shall cause a Subsidiary or Subsidiaries as they elect to become parties to this Agreement and other Note Documents as Guarantors and Asset Security Providers (or if such Subsidiary is organized or incorporated in India for so long as a guarantee, pledge of its Equity Interests, or other grant of security interest would require consent of the Reserve Bank of India, then the Issuer will promptly notify the Administrative Agent and upon the request of the Administrative Agent and subject to applicable Law, the Subsidiaries of the Issuer will enter into such agreement providing for such guarantee, pledge, or other grant of security interest relating to Excluded Subsidiaries and the Equity Interests, as may be requested), the Issuer may designate other Subsidiaries of any Note Party which are not Note Parties and Asset Security Providers in jurisdictions other than India or the Existing Asset Security Jurisdictions) (such additional designated jurisdictions, the “Additional Asset Security Jurisdictions” and each, an “Additional Asset Security Jurisdiction”

and together with any Existing Asset Security Jurisdictions, the “Asset Security Jurisdictions” and each, an “Asset Security Jurisdiction” and each such additional Subsidiary, an “Additional Asset Security Provider”) as it elects in order comply with the Collateral and Guaranty Requirements. It being understood that each such Note Party and Additional Asset Security Provider shall deliver and cause such Subsidiaries to take all actions and execute and deliver, or cause to be executed and delivered by not later than the applicable Joinder Date a joinder to this Agreement as a Guarantor, the Intercompany Subordination Agreement, and supplements and/or joinders to any applicable Collateral Documents and/or other Note Documents and/or applicable foreign equivalents of the Collateral Documents together with appropriate corporate formalities, opinions, documents, instruments, agreements and certificates and other requirements for such Guarantees and/or Collateral that would have be the local law equivalent of those conditions precedent required to be delivered pursuant to, Section 3.1 and Section 5.18 of this Agreement, Intercompany Subordination Agreement, the Collateral and Guaranty Requirements and the Foreign Subsidiary Accession Requirements, together with such additional documents, evidence, certificates, instruments, agreements and filings as may be reasonably requested by the Agent in order to evidence, grant, perfect or protect a First Priority Lien in the same types and classes of as had been previously required of the existing Note Parties in the Existing Asset Security Jurisdictions described above but, in each case, taking into account local law formalities, market practices and requirements in order to effectuate such guarantee and collateral arrangements).

(c) Equity Interests. In the event that any Note Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary or Equity Interests on or after the Closing Date, or in the event that any direct or indirect Subsidiary of a Note Party whose shares were Excluded Assets are no longer Excluded Assets, within thirty (30) days of such event (or such later date as permitted by the Collateral Agent in its sole discretion), Issuer shall provide, or cause the applicable Note Party to provide, to the Collateral Agent supplements to the Security Agreement (or equivalent local law security documents) and the appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interests which constitute Collateral in such Subsidiary, in form and substance substantially consistent with that provided on the Closing Date and take all other steps required by the Collateral and Guaranty Requirements or that are otherwise requested by the Agents from time to time, including delivery of authority documents, legal opinions, and other documents or instruments deemed necessary or reasonably appropriate by the Agents. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11(c) shall constitute a Note Document for all purposes hereunder.

5.12 Additional Real Estate Assets. In the event that any Note Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Note Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset, shall, upon the request of the Collateral Agent, take all such actions and execute and deliver, or cause to be executed and delivered, all deliverables with respect to each such Material Real Estate Asset to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Issuer shall deliver, from time to time, to Administrative Agent such appraisals as are required by Law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.13 Intellectual Property. Each Note Party shall take all actions necessary to maintain, preserve and protect all of its existing Intellectual Property and take all actions necessary to pursue any applications which, if obtained, would become Material Intellectual Property of any Note Party.

5.14 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Note Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Note Documents, including providing Purchasers with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Note Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral owned by the Note Parties and all of the outstanding Equity Interests of each subsidiary of a Note Party (except any such Equity Interests constituting Excluded Assets).

5.15 Miscellaneous Business Covenants. Unless otherwise consented to by Agents:

(a) Controlled Accounts; Cash Management Systems. Each Note Party and each of their Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including with respect to blocked account arrangements. Other than Excluded Accounts or De Minimis Accounts, within fifteen (15) days following the Closing Date or, if after the Closing Date, on date of the acquisition or establishment of any Deposit Account or Securities Account (including, for the avoidance of doubt, the Interest Reserve Account) (or, in each case, such longer time as may be agreed to by Collateral Agent in writing or through electronic mail (in its reasonable discretion)), the Note Parties (other than in the case of a UK Guarantor) shall, with respect to each such Deposit Account, Securities Account or the Interest Reserve Account of the Note Parties, deliver to Collateral Agent a Control Agreement with respect to such Deposit Account or Securities Account and take such steps as required by the Collateral Documents or which are otherwise necessary or desirable to make such accounts Controlled Accounts and provide for the equivalent perfection and priority arrangements with respect to accounts (and the funds deposited therein) under the laws of the applicable non-US jurisdiction. The Note Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any Deposit Account or Securities Account (other than amounts in respect of minimum liquidity, charges for returned items and customary fees and expenses incurred in connection with such accounts or in the ordinary course of its business and amounts required to be maintained or deposited into Excluded Accounts in order to comply with applicable Laws or Contractual Obligations not created in avoidance of this Section 5.15), unless to the extent such Subsidiary is a Note Party and such assets in the applicable Deposit Account or Securities Account are Collateral, Collateral Agent shall have received a Control Agreement in respect of each such Deposit Account or Securities Account of a Note Party. Issuer shall ensure that not more than Ten Thousand Dollars ($10,000) in the aggregate in excess of the amount necessary for payroll and to operate the Note Parties’ and their Subsidiaries’ business as currently operated are held at any time in the deposit accounts, security accounts, custodial accounts or equivalent of the Note Parties and their Subsidiaries in jurisdictions other than a State of the United States, England and Wales or other jurisdictions in which such accounts can be subject to a Control Agreement. The Issuer and the Guarantors shall ensure that their Subsidiaries which are (x) not Guarantors or (y) are organized, incorporated or formed in jurisdictions where Control Agreements or equivalent cash control arrangements are not possible sweep cash and Cash Equivalents in their accounts into Controlled Accounts of the Issuer or a Guarantor on a periodic basis (prior to an Event of Default, at least once per week and after the occurrence of an Event of Default, as frequently as requested by the Agents but not more frequently than once daily); provided that prior to receipt of a written notice of an Event of Default from Agents, but subject to the immediately preceding sentence, such Subsidiaries shall only be required to sweep into the Controlled Accounts, cash and Cash Equivalents held in such accounts in excess of the amounts necessary to operate its business as currently operated (in each case, based on the amounts needed for operations as reflected in the historical financial statements and the projections delivered to the Secured Parties from time to time in accordance with the terms of this Agreement). To the fullest extent permitted by applicable Law and in order to ensure that such periodic distributions described above are timely made, the Note Parties shall cause each of their Subsidiaries to declare and pay dividends and/or such other payments or distributions of the types and in the manner and frequency required by Section 5.17.

(b) Liquidity Report. On the last Business Day of each month (commencing on July 31, 2023), Issuer shall deliver to the Administrative Agent, a report showing the Consolidated Liquidity as of the end of business on such date.

(c) Activities of Management. Each member of the senior management team of each Note Party shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Note Parties.

5.16 Use of Proceeds.

(a) Use the proceeds of the issuance and sale by Issuer of the Notes only for a use permitted by Section 2.6 of this Agreement.

(b) The Issuer will not request any Notes Issuance, and the Issuer shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Notes Issuance (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business, or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

5.17 Subsidiary Distributions; Upstreaming Cashflows; Investment Documents.

(a) The Note Parties shall, and shall cause each of their Subsidiaries and Investments to, declare, pay and upstream all dividends or other payments or other distributions of all cash and Cash Equivalents (each a, “Distribution”) of such Persons to the Note Parties on account of such Note Parties’ ownership interests in the Equity Interests of such Persons to the maximum extent and with the maximum frequency permitted by applicable Law. Each of the Note Parties shall ensure that (i) excess cashflows from each Subsidiary of the Note Parties are upstreamed to the Issuer in an amount at least equal to the lesser of (A) ninety percent (90%) of Free Cash Flow of such Subsidiary with respect to the period as to which Distributable Income for such Subsidiary was measured for purposes of clause (B) hereof, and (B) the maximum amount of Distributable Income with respect to such Subsidiary as of the date of such Distribution permitted to be distributed under the applicable Laws of the Relevant Jurisdiction, as determined with respect to the preceding fiscal year of such Subsidiary or, in the case of Distributions made more frequently than annually, such lesser period of time as may have elapsed since the most recent determination of Distributable Income with respect to such Subsidiary hereunder (or since the Closing Date, in the case of the initial Distribution hereunder by such Subsidiary); and, (ii) to the extent restrictions are imposed by any Governmental Authority on Distributions in Dollars by any Subsidiary, cause and permit such Subsidiary to maximize Dollars available for distribution hereunder to the maximum extent permitted by applicable Law, including through the purchase and sale of Dollar-denominated Cash Equivalent debt instruments issued by the sovereign of such jurisdiction, through any other appropriate mechanism for the acquisition of Dollars in any exchange market, or through the preferential allocation towards any such distribution of Dollar denominated and/or off-shore revenues received by such Subsidiary. Notwithstanding the foregoing, Issuer shall not be required to, and shall not be required to cause its Subsidiaries to, make distributions from any Subsidiary to the extent that in the reasonable business discretion of the Issuer, including in respect of restrictions imposed by any Governmental Authority it would be illegal or have a material adverse tax consequence to Issuer, or otherwise have a material and detrimental impact on the value of such distributions.

(b) The Note Parties shall, and shall cause each of their Subsidiaries and Investments to, diligently enforce all of their rights and remedies in a timely manner under the relevant Organizational Documents, shareholders agreements and/or investment agreements with respect to such Subsidiaries and Investments. Issuer shall not, nor shall it permit any of its Subsidiaries to enter into any agreement that limits the ability of any Subsidiary to make a dividend or distribution payment to the Issuer or the Guarantors or to otherwise transfer any property to such Persons.

5.18 Post-Closing Matters. The Note Parties shall deliver, or cause to be delivered, to Administrative Agent, or otherwise complete to Administrative Agent’s reasonable satisfaction, the items set forth on Schedule 5.18 on or before the date specified for such item (or such later date determined by Administrative Agent in its sole discretion).

5.19 Reservation of Authorized Shares. From and after the Closing Date and for so long as any of the Notes are outstanding, the Issuer shall take all action necessary to reserve and keep available out of its authorized and unissued Equity Interest, solely for the purpose of effecting the exercise of the Warrants, at least two hundred percent (200%) of Equity Interest as is necessary to effectuate an exercise of all of the Warrants on or after the date that occurs six months after the Issuance Date, if the Notes have not been paid in full on or prior to such date; provided that at no time shall the number of shares of Equity Interest so reserved be less than the number of shares required to be reserved by this sentence (without regard to any limitations on conversions or exercises) (the “Required Reserve Amount”).

5.20 People with Significant Control Regime. A UK Guarantor whose shares are the subject of any Lien granted pursuant to a UK Security Document agrees that it will, within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose equity interests are the subject to a Lien in favor of the Collateral Agent for itself and the other Lenders as security for the Obligations and will promptly provide the Collateral Agent with a copy of that notice.

5.21 Cooperation. Following the occurrence and during the continuance of any Event of Default, if requested by the Administrative Agent or as otherwise required by the terms of the Transaction Documents, each of the Note Parties and their Subsidiaries will cooperate in the preparation and prosecution of such notices or applications as may be necessary to secure approvals or otherwise permit a transfer or assignment of Equity Interests or other interests in the Regulated Entities in order to permit a change of control or otherwise to permit such transactions in compliance with applicable insurance laws and regulatory requirements relating to the Regulated Entities.

5.22 Financing Cooperation. On or prior to the ninetieth (90th) day after the consummation of the De-SPAC Transaction (or such later date as may be agreed in writing (which may be via e-mail) by Administrative Agent in its sole discretion), the Note Parties shall have received binding commitment letters for capital raising transactions in an amount sufficient to provide the Note Parties and the Subsidiaries with adequate liquidity to ensure the timely payment of the Obligations when due. The capital raising transactions may be in the for of asset sales, private offerings, at-the-money facilities and additional debt and equity financings and any commitment letters and related capital raising transactions entered into in connection therewith shall be pursuant to documentation (including in respect of conditionality) in form and substance reasonably satisfactory to the Administrative Agent.

5.23 Warrant Issuance. Upon the issuance of Warrants pursuant to Section 2.3(a), the Administrative Agent and each Purchaser shall receive a duly executed and delivered a legal opinion from counsel to the Note Parties covering such opinions reasonably requested by the Secured Parties and otherwise in the form and substance satisfactory to the Administrative Agent in its sole discretion.

5.24 Information Rights under Indian Working Capital Facility. The Administrative Agent will be entitled to information rights, including the right to receive financial statements as well as all other notices, reports and information, in each case made available generally to the lenders under the Indian Working Capital Facility.

SECTION 6. NEGATIVE COVENANTS

Each Note Party covenants and agrees that until payment in full of all Obligations, such Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Permitted Intercompany Investments;

(c) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Issuer or its Subsidiaries to purchase or redeem Equity Interests or options of Issuer permitted pursuant to Section 6.5(b); provided that the aggregate principal amount of all such Indebtedness shall not exceed One Hundred Thousand Dollars ($100,000) at any time outstanding;

(d) unsecured Indebtedness incurred in the ordinary course of business from agreements not for borrowed money providing for indemnification or from guarantees or letters of credit, performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business and securing the performance of Topco or any of its Subsidiaries pursuant to such agreements;

(e) unsecured Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts incurred in the ordinary course of business; provided however that such Indebtedness is extinguished within ten (10) Business Days of incurrence and/or in respect of cash management obligations provided by such bank or other financial institution, such Indebtedness is unsecured or has been subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent;

(f) Guarantees by a Note Party or a Subsidiary of a Note Party of Indebtedness of a Note Party; provided that such Indebtedness is otherwise independently permitted to be incurred pursuant to another clause of this Section 6.1;

(g) Indebtedness existing on the Closing Date that is listed on Schedule 6.1;

(h) Indebtedness with respect to Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness in an aggregate principal amount not to exceed $100,000 at any time outstanding;

(i) Indebtedness incurred pursuant to the Indian Working Capital Facility;

(j) to the extent constituting Indebtedness, unsecured obligations arising from the ATM Agreement, the Warrants and any warrants issued in connection with the De-SPAC Transaction and in each case, to the extent not constituting indebtedness for borrowed money; and

(k) unsecured Indebtedness of the Note Parties other than the types listed in (a) through (j) above in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at any time outstanding.

6.2 Liens. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Note Party or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any state, or under any similar recording or notice statute, except (collectively, the “Permitted Liens”):

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Note Document;

(b) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not delinquent or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Topco or any of its Subsidiaries;

(d) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or public utility services, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(e) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(f) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases permitted hereunder and entered into in the ordinary course of business;

(g) non-exclusive licenses of Intellectual Property to customers in the ordinary course of business for fair market value not detracting from the value of such Intellectual Property or interfering, individually or in the aggregate, in any material respect with the business of the Topco and its Subsidiaries, and non-exclusive licenses (and sublicenses as allowed) to Patents and Trademarks to manufacturers and other vendors to allow them to manufacture and supply to Topco and its Subsidiaries or their customers one or more of their Products (or portions or components thereof) or related services;

(h) Liens in existence on the Closing Date listed on Schedule 6.2 or securing the Indian Working Capital Facility; provided that such Liens secure only the Indebtedness it secures on the Closing Date and any Permitted Refinancing thereof;

(i) Liens granted in connection with Capital Leases or securing purchase money Indebtedness permitted pursuant to Section 6.1(h); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii) to the extent constituting Liens, rights of set-off or bankers’ liens upon deposits of cash or securities in favor of banks or other depository institutions or securities intermediaries, solely to the extent incurred in connection with the maintenance of such deposit accounts or securities accounts in the ordinary course of business and (iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business;

(j) any interest of title of a lessor or sublessor under any lease of real property otherwise permitted hereunder, so long as such interest of title relates only to the real property so leased;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) [Reserved]; and

(m) judgment Liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting a Default or Event of Default under Section 8.1(h).

6.3 Equitable Lien. Neither any Note Party nor any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, unless it shall have made or caused to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Administrative Agent to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4 Negative Pledge.

(a) Notwithstanding any provisions in this Agreement or any other Note Document to the contrary, no Note Party shall enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, (a) any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) agreements set forth in the Note Documents or (ii) prohibitions or conditions by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be), or (b) any agreement or arrangement limiting the ability of any Note Party’s Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or make investments in, any Note Party or any of its Subsidiaries (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (A) the Note Documents, (B) in connection with any new Subsidiary after the Closing Date, any agreement in effect at the time a Person first became a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

(b) Except with respect to (a) specific property to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses, or similar agreements, as the case may be), and (c) restrictions or agreements (i) existing under or by reason of this Agreement and the other Note Documents or (ii) arising in connection with cash or other deposits permitted under this Agreement and limited to such cash or deposit, no Note Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien in favor of the Administrative Agent, Collateral Agent, the Purchasers, or any other Secured Party upon any of its properties or assets, whether now owned or hereafter acquired.

6.5 Limitation on Restricted Payments. No Note Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except the following Restricted Payments:

(a) cash dividends and distributions by any Subsidiary of any Note Party to such Note Party; provided that, with respect to any such Subsidiary that is not a Wholly-Owned Subsidiary of a Note Party, such dividend or distribution shall be made to each holder of such Subsidiary’s Equity Interests pro rata based on such holders’ relative ownership interests in such Subsidiary and shall be subject to the following requirement at the time of the making of any such dividend and/or distribution (both before and after giving effect to such payment);

(b) Restricted Payments to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Issuer held by any current or former employee, director, consultant or officer of any Note Party or Subsidiary of any Note Party pursuant to any employee equity subscription agreement, stock option agreement, stock ownership arrangement or any similar arrangement upon the death, disability, retirement or termination of employment of such current or former employee, director, consultant or officer to the extent described on Schedule 6.5(b) hereto, provided that, (x) at the time of such Restricted Payment, no Default or Event of Default exists at the time of such Restricted Payment and would not exist after giving effect to such Restricted Payment, and (y) the aggregate amount of all such repurchases do not exceed One Hundred Thousand Dollars ($100,000) during any Fiscal Year;

(c) So long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Issuer may make Restricted Payments solely in the form of Qualified Equity Interests; and

(d) So long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Issuer may convert through a cashless exercise any of its convertible securities into other securities that do not constitute Disqualified Equity Interests pursuant to the terms of such convertible securities or otherwise in exchange thereof.

6.6 Restrictions on Subsidiary Distributions. Except as provided herein and in the other Note Documents no Note Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Issuer to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Topco or any other Subsidiary of Issuer, (b) repay or prepay any Indebtedness owed by such Subsidiary to Topco or any other direct or indirect Subsidiary of Issuer, (c) make loans or advances to Topco or any other Subsidiary of Issuer, or (d) transfer any of its property or assets to a Note Party or any other Subsidiary of a Note Party other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, and (iii) customary restrictions contained in purchase agreements and acquisition agreements (including by way of merger, acquisition or consolidation), to the extent in effect pending the consummation of such transaction to the extent such restrictions relate to the equity interests and assets subject thereto and so long as such restrictions existed prior to the Closing Date or are not created in contemplation of avoiding any obligations hereunder.

6.7 Investments. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment, except:

(a) Investments in cash and Cash Equivalents in the ordinary course of business;

(b) (i) Investments in the form of Equity Interests in any Subsidiary owned as of the Closing Date and (ii) Investments made on or after the Closing Date in (A) any Guarantor Subsidiary of Topco or in Topco and (B) any) other Subsidiary in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at any time outstanding;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Issuer and its Subsidiaries;

(d) Guarantees to the extent permitted by Section 6.1(f);

(e) Investments in the form of Restricted Payments permitted pursuant to Section 6.5;

(f) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding One Hundred Thousand Dollars ($100,000) (determined without regard to any write-downs or write-offs of such loans or advances);

(g) The Specified Acquisitions and the other Investments existing as of the Closing Date set forth on Schedule 6.7; but not any additional Investment in respect thereof unless otherwise independently permitted under another clause of this Section 6 or otherwise consented to in writing by the Agent in its sole discretion;

(h) Investments pursuant to the De-SPAC Merger Agreement; provided such Investments are made substantially concurrently with the consummation of the De-SPAC Transactions;

(i) Permitted Intercompany Investments; and

(j) Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments and any Indebtedness incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, in no event shall any Note Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment or dispositions of Assets not otherwise permitted under the terms of Section 6.5 and Section 6.9.

6.8 Financial Covenants. The Note Parties shall all at times maintain a minimum Consolidated Liquidity of at least One Million Dollars ($1,000,000) in an account that, within the time period set forth in Section 5.15, shall be a Controlled Account.

6.9 Fundamental Changes; Disposition of Assets; Acquisitions. No Note Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, divide (or otherwise split) itself or themselves into two (2) or more limited liability companies or other entities or Persons, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, or all or any part of the Equity Interests or other evidence of beneficial ownership of, any Investment or any of their respective subsidiaries or any division or line of business or other business unit or any Investment or any of their respective subsidiaries whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person (a “Fundamental Change”), except:

(a) the De-SPAC Transactions, provided that the Issuer may be merged into another Person to consummate the De-SPAC Transactions (“Successor Issuer”); provided that the surviving entity (i) shall be an entity organized or existing under the laws of the United States of America, any State thereof or the District of Columbia, (ii) the Successor Issuer shall expressly assume all the obligations of the Issuer under this Agreement and the other Note Documents to which the Issuer is a party pursuant to a supplement hereto or thereto reasonably satisfactory to the Administrative Agent and the Collateral Agent, (iii) each Guarantor, unless it is the Successor Issuer, shall have confirmed that its Guaranty shall apply to the Successor Issuer’s obligations under the Note Documents to at least the same extent as if applied to those of the previous Issuer, (iv) each Guarantor, unless it is the Successor Issuer or the other party to such merger, consolidation or amalgamation, shall have, by a supplement to the Security Agreements and other applicable Collateral Documents to which it is a party, confirmed that its obligations thereunder shall apply to its guarantee of the Successor Issuer’s obligations under the Note Documents to at least the same extent as if applied to those of the previous Issuer, and (v) the Issuer shall have delivered to the Administrative Agent (A) a certificate of an Authorized Officer of the Issuer or the Successor Issuer, as the case may be, to the effect that such consolidation, merger, amalgamation or transfer and such joinder agreement comply with this Agreement and (B) a legal opinion to the effect that such joinder agreement and the agreements so joined are legal and binding agreements enforceable against the Successor Issuer, together with customary security interest opinions; provided that in giving a legal opinion, (x) counsel may rely on such certificate as to any matters of fact and (y) legal opinions consistent with the type and scope of the legal opinions delivered on the Closing Date shall be satisfactory to the Agents and the Purchasers,

(b) disposals of obsolete or worn out property (other than Intellectual Property) no longer used or useful in the business of the Topco or any of its Subsidiaries and immaterial to the business of the Note Parties taken as a whole;

(c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(d) dispositions of cash and Cash Equivalents in the ordinary course of business for Fair Market Value;

(e) non-exclusive licenses of Intellectual Property to customers in the ordinary course of business for Fair Market Value not detracting from the value of such Intellectual Property or interfering, individually or in the aggregate, in any material respect with the business of the Topco and its Subsidiaries, and non-exclusive licenses (and sublicenses as allowed) to Intellectual Property to manufacturers and other vendors to allow them to manufacture and supply to the Topco and its Subsidiaries or their customers one or more of their Products (or portions or components thereof) or related services;

(f) leases, subleases, licenses or sublicenses of real or personal property granted by the Topco or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Topco or any of its Subsidiaries;

(g) Asset Sales in connection with insurance and condemnation events; provided that the requirements of Section 2.14(b) are complied with in connection therewith;

(h) Asset Sales not otherwise permitted pursuant to this Section and relating to assets other than Material Intellectual Property; provided that (i) at the time of such Asset Sale, no Default or Event of Default shall exist or would result from such Asset Sale, (ii) such Asset Sale is made for fair market value and the consideration received shall be no less than one hundred percent (100%) in cash, (iii) the aggregate value of all property disposed of in reliance on this Section 6.9(i) shall not exceed One Hundred Thousand Dollars ($100,000) during the term of this Agreement and (iv) the proceeds of such Asset Sale shall be applied in accordance with Section 2.14(b); and

(i) to the extent constituting an Asset Sale, the consummation of the De-SPAC Transactions; and

(j) Investments made in accordance with Section 6.7.

6.10 Disposal of Subsidiary Equity Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.9 and the Liens granted to Collateral Agent pursuant to the Note Documents, no Note Party shall, nor shall it permit any of its Subsidiaries to (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by Requirements of Law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interest of any of its Subsidiaries, except to another Note Party (subject to the restrictions on such disposition otherwise imposed hereunder).

6.11 Sales and Lease Backs. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Note Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than a Note Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Note Party to any Person (other than a Note Party) in connection with such lease.

6.12 Transactions with Shareholders and Affiliates. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of Equity Interests of a Note Party or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of a Note Party or of any such holder other than the following:

(a) transactions on fair and reasonable terms no less favorable to the Note Parties or such Subsidiary as would be obtainable by the Note Parties or such Subsidiary in a comparable arm’s length transaction with a Person other than an Affiliate (in the case of any such transaction that involves payments, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000), the Issuer shall provide to the Administrative Agent five (5) Business Days prior written notice of such transaction and, if so requested to do so prior to the proposed closing of such transaction, the Issuer shall provide to the Administrative Agent evidence demonstrating that such transaction will be arm’s length);

(b) (i) customary compensation arrangements for, benefits for, and employment arrangements with, directors, officers, members, managers and other employees of the Topco and its Subsidiaries entered into in the ordinary course of business and consistent with past practices and (ii) customary indemnification for, and reimbursement of expenses of, directors, officers and other employees of the Topco and its Subsidiaries entered into in the ordinary course of business and consistent with past practices; provided, that no increase in compensation or bonuses shall be permitted to be provided or paid to the extent inconsistent with the Note Parties’ historical ordinary course of business practices as in effect prior to the Closing Date; and

(c) transactions pursuant to agreements, instruments or arrangements set forth on Schedule 6.12 on the Closing Date.

6.13 Nature of Business; Foreign Subsidiaries

(a) From and after the Closing Date, no Note Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Note Party on the Closing Date and (ii) such other lines of business as may be consented to from time to time by Administrative Agent; provided that notwithstanding the foregoing, the consummation of the De-SPAC Transactions shall be permitted.

(b) From and after the Closing Date, no Note Party shall form, create, or incorporate any Foreign Subsidiary.

6.14 Fiscal Year. No Note Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from March 31st.

6.15 Amendments or Waivers of Certain Agreements.

(a) No Note Party shall (a) amend or permit any amendments to any Note Party’s Organizational Documents in a manner that is adverse to the Administrative Agent or the Purchasers or the Note Parties; or (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination, or waiver would be adverse to Administrative Agent or the Purchasers or to any of the Note Parties; provided however, in each case, it is expressly agreed that the Note Parties shall be permitted to make such amendments or changes that are necessary to consummate or implement the Transactions contemplated to occur on or about the Closing Date.

(b) No Note Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Note Party or Purchasers.

6.16 Prepayments of Indebtedness. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, (iii) Permitted Intercompany Investments existing and disclosed to the Administrative Agent prior to the Closing Date so long as immediately before and after giving effect to any such payment or prepayment, no Default or Event of Default is then existing and (iv) the Indian Working Capital Facility, provided, that, on a pro forma basis, so long as immediately before and after giving effect to any such payment or prepayment, (A) no Default or Event of Default is then existing and (B) the Issuer shall be in compliance with Section 6.8.

6.17 Deposit Accounts. No Note Party shall establish or maintain a Deposit Account that is not a Controlled Account and no Note Party will deposit proceeds in a Deposit Account which is not a Controlled Account, subject to the terms and conditions set forth in Section 5.15.

6.18 Aging Reports. No Note Party shall permit any deviations in any Aging Report in excess of $250,000.

6.19 Pensions. No Note Party incorporated in the United Kingdom shall, nor shall it permit any of its Subsidiaries incorporated in the United Kingdom, at any time establish or otherwise participate in an occupational pension scheme that is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) such that a Note Party becomes (a) an employer of such scheme (for the purposes of sections 38 to 51 of the UK Pensions Act 2004); or (b) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.

6.20 Centre of Main Interests and Establishment. No Note Party (i) incorporated in a member state of the European Union shall, without the prior written consent of the Administrative Agent, take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Regulation) to be situated outside of its jurisdiction of incorporation or (ii) incorporated under the laws of England and Wales shall change its center of main interests or acquire an “establishment” in any other jurisdiction.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state Law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at Law or in equity against any Guarantor by virtue hereof, that upon the failure of Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Issuer’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Issuer for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Issuer and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Issuer and the obligations of any other guarantor (including any other Guarantor) of the obligations of Issuer, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Topco or any of such other guarantors and whether or not Issuer is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; provided that, without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Issuer or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Note Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of Law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Note Documents, or the Transaction Documents, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Note Documents, any of the other Transaction Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Note Document, such other Transaction Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Note Documents, the other Transaction Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Issuer or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Issuer may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Notwithstanding any other provision of this Section 7, the guarantee contained in this Section 7 does not apply to any liability of any UK Guarantor to the extent it would result in this guarantee constituting unlawful financial assistance within the meaning of section 678 or 679 of the UK Companies Act of 2006.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, to the fullest extent permitted by applicable Law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Issuer, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Issuer, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Issuer or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Issuer or any other

Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Issuer or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith or gross negligence; (e) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Issuer or issuances of Notes and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(a) California Law Waivers. As used in this Section 7.5(a) any reference to “the principal” includes the Guarantors and any reference to “the creditor” includes the Beneficiaries. In accordance with Section 2856 of the California Civil Code:

(i) each Guarantor waives any and all rights and defenses available to it by reasons of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including any and all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Obligations, or to the other Guarantors, in either case pursuant to the anti-deficiency or other Laws of the State of California limiting or discharging the principal’s indebtedness, including Section 580a, 580b, 580d or 726 of the California Code of Civil Procedures; and

(ii) each Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for any Obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise, and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of the other Guarantors, has destroyed such Guarantor’s rights of contribution against the other Guarantors.

(b) Waivers Concerning Liens. Each Guarantor waives all rights and defenses that it may have because the Obligations are secured by real property. This means, among other things: (i) the Beneficiaries may collect from any Guarantor without first foreclosing on any real or personal property Collateral pledged by Issuer or any other Guarantor; and (ii) if the Beneficiaries foreclose on any real property Collateral pledged by Issuer or any Guarantor: (A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price; and (B) the Beneficiaries may collect from the other Guarantors even if the Beneficiaries, by foreclosing on the real property Collateral, have destroyed any right the Guarantors may have to collect from Issuer or any other Guarantor. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantors may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. In the event that all or any part of the Guaranteed Obligations at any time are secured by any one or more deeds of trust, security deeds or mortgages creating or granting Liens on any interests in Real Estate Assets, each of the Guarantors authorizes the Beneficiaries, upon the occurrence of and during the continuance of any Event of Default, at their sole option, without notice or demand and without affecting any Obligations, the enforceability of the Guaranteed Obligations under this Guaranty, or the validity or enforceability of any Liens of the Beneficiaries on any Collateral securing the Guaranteed Obligations, to foreclose any or all of such deeds of trust, security deeds or mortgages by judicial or nonjudicial sale. Insofar as the Liens created by the Collateral Documents secure the Guaranteed Obligations of other Persons, each of the Guarantors expressly waives any defenses to the enforcement of this Guaranty or the other Note Documents or any Liens created or granted hereby or by the other Note Documents or to the recovery by the Beneficiaries against Issuer, any Guarantor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of such Guarantor and may preclude any of them from obtaining reimbursement or contribution from any other Person.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Note Documents have been terminated, each Guarantor hereby waives, to the fullest extent permitted by applicable Law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Issuer or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common Law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Issuer with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Issuer, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Note Documents have been terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Issuer or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Issuer, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Issuer or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. Notwithstanding anything in this Agreement, unless an Event of Default shall then exist, such Obligee Guarantor may receive payments on such Indebtedness.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Note Documents have been terminated. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable Law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Issuer. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Issuer or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Issuer. The Indebtedness and other Obligations under the Notes and other Note Documents may be continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Issuer at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Issuer. Each Guarantor has adequate means to obtain information from Issuer on a continuing basis concerning the financial condition of Issuer and its ability to perform its obligations under the Note Documents or the Warrants, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Issuer and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives, to the fullest extent permitted by applicable Law, and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Issuer now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Issuer or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Issuer or any other Guarantor or by any defense which Issuer or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of Law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of Law or order which may relieve Issuer of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Issuer, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Reserved.

7.13 Keepwell. Each Qualified ECP Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Note Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Agreement, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until all of the Guaranteed Obligations (other than contingent indemnity Obligations for which no claim has been asserted) shall have been paid in full and the Note Documents have been terminated. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Note Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Issuer to pay (i) the principal of and premium, if any, on any Note whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Note, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) when due any interest on any Note or any fee or any other amount due hereunder or under any other Note Document; or

(b) Default in Other Agreements. (i) Failure of any Note Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual or in an aggregate principal amount of One Hundred Thousand Dollars ($100,000) or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Note Party or any such Subsidiary with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) a default or event of default under the Subordinated Indebtedness; or

(c) Breach of Certain Covenants. Failure of any Note Party to perform or comply with any term or condition contained in Sections 2.3(a), 2.6, 5.1, 5.2, 5.3, 5.4, 5.5, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.23 or 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Note Party in any Note Document or in any statement or certificate at any time given by any Note Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or incorrect in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Note Documents. Any Note Party shall default in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) such default, or (ii) receipt by Issuer of notice from Administrative Agent or any Purchaser of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Note Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state Law; or (ii) an involuntary case shall be commenced against a Note Party or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over a Note Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Note Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Note Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Note Party or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or a Note Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) a Note Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of a Note Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) UK Insolvency. A UK Insolvency Proceeding is begun against or occurs in relation to a UK Guarantor unless it is a vexatious or frivolous winding-up petition which is not withdrawn, discharged, dismissed or stayed before the petition is advertised and in any event within fourteen (14) days of commencement.

(i) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate (in each case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Note Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(j) Dissolution. Any order, judgment or decree shall be entered against any Note Party decreeing the dissolution or split up of such Note Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(k) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of any Note Party, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of One Hundred Thousand Dollars ($100,000) during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) or other section of ERISA; or

(l) Change of Control. A Change of Control shall occur; or

(m) Guaranties, Collateral Documents and other Note Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, any Note or any other Note Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms of the Note Documents) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Note Documents with the priority required by the relevant Note Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Note Party shall contest the validity or enforceability of any Note Document or Warrants in writing or deny in writing that it has any further liability, including with respect to future advances by Purchasers, under any Note Document or Warrants to which it is a party, or (iv) any subordination agreement (or subordination provisions incorporated in any Subordinated Indebtedness) or intercreditor agreement, or any provisions thereof, ceases to be valid and enforceable against any holder of Indebtedness intended to be subordinated to the Obligations or any holder of such Indebtedness shall so assert in writing or (v) the failure of any party thereto to comply with the terms of the applicable intercreditor agreement or subordination agreement; or

(n) Material Adverse Effect. There shall occur any change in the condition (financial or otherwise) of any Note Party or Property which, in the reasonable judgement of Administrative Agent, has a Material Adverse Effect;

(o) Subordination. Any subordination or intercreditor provision in favor of any Agent or any Purchaser in any other document or instrument governing any subordinated Indebtedness or any subordination or intercreditor provision in any guaranty by any Guarantor of any subordinated Indebtedness shall cease to be in full force and effect, or any Person (including the holder of any applicable Subordinated Indebtedness) shall contest in any manner the validity, binding nature or enforceability of the such agreement or any such provision or shall be in breach of such agreement or any such provision; or

(p) Fundamental Change; Consummation of De-SPAC Transactions. There shall occur any Fundamental Change or the Issuer has not consummated the De-SPAC Transactions prior to March 30, 2024.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f), or Section 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent, upon notice to Issuer, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Note Party: (I) the unpaid principal amount of and accrued interest on the Notes, and (II) all other Obligations; (including all other liabilities of the Note Parties accrued hereunder and under any Note or other Note Document), shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Note Parties, anything contained herein or in any other Note Document to the contrary notwithstanding; (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement and the other Note Documents and applicable Law in order to satisfy the Obligations; and (C) Administrative Agent shall direct Issuer to pay (and Issuer hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and 8.1(g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Issuer’s reimbursement Obligations in respect of then outstanding under arrangements acceptable to Administrative Agent.

If an Event of Default has occurred is continuing Administrative Agent may apply any funds in its possession to the Obligations in such order as Administrative Agent shall determine in its sole and exclusive discretion, with any surplus shall be paid to Issuer or other Persons legally entitled thereto; provided that the Note Parties shall remain liable to the Secured Parties for any deficiency. If Administrative Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Administrative Agent shall have the option, exercisable at any time, of either reducing, the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Administrative Agent of cash therefor.

8.2 Suspension Rights Upon Breach of Sanctions. Upon the occurrence of a breach of Section 5.9, each Purchaser may, without prejudice to any other rights it has under any Note Document, and upon providing notice to both Issuer and Administrative Agent, immediately suspend the performance of its obligations under the Note Documents.

8.3 [Reserved].

8.4 Limitation on Suits. A Purchaser that holds a Note may not institute any proceeding, judicial or otherwise, with respect to this Agreement, the Notes or the other Note Documents, or for the appointment of a receiver or trustee, or for any other remedy under this Agreement, the Notes or the other Note Documents, unless: (A) the Purchaser of a Note has previously given to the Agents written notice of a continuing Event of Default; (B) the Purchasers of the Notes have offered and, if requested, provided to the Agents an indemnity reasonably satisfactory to the Agents against any costs, liabilities or expenses to be incurred in compliance with such request and (C) the Agents, for sixty (60) days after their receipt of such notice, request and offer of indemnity has failed to institute any such proceeding;. A Purchaser that holds a Note may not use this Agreement to prejudice the rights of another Purchaser that holds a Note or to obtain a preference or priority over another Purchaser that holds a Note.

SECTION 9. AGENTS

9.1 Appointment of Agents. Mizuho is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Note Documents and each Purchaser, by its acceptance of a Note, hereby authorizes Mizuho, in such capacity, to act as its agent in accordance with the terms hereof and the other Note Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and the Purchasers, and no Note Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Purchasers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2 Powers and Duties. Each Purchaser, by its acceptance of a Note, irrevocably authorizes each Agent to take such action on such Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Note Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Note Documents, a fiduciary relationship or other implied (or express) obligations arising under agency doctrine of any applicable Law in respect of any Purchaser; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Purchaser for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document, the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to either Agent thereunder, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Purchasers or by or on behalf of any

Note Party to any Agent or any Purchaser in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the issuance and sale by Issuer of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding obligations under any Note or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, managers, members, employees or agents shall be liable to Purchasers for any action taken or omitted by any Agent under or in connection with any of the Note Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Purchasers (or such other Purchasers, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Note Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall no liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Note Parties and their and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Purchaser shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5). Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the purchase of a Note, that by its terms must be fulfilled to the satisfaction of a Purchaser, each Administrative Agent may presume that such condition is satisfactory to such Purchaser unless such Agent shall have received notice to the contrary from such Purchaser prior to the purchase of such Note. No Agent shall, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(c) Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Note Party or a Purchaser. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Purchasers, provided that failure to give such notice shall not result in any liability on the part of any Agent.

9.4 Agents Entitled to Act as Purchaser. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Purchaser hereunder. With respect to its participation in the Notes, each Agent shall have the same rights and powers hereunder as any other Purchaser and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Purchaser” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Note Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Note Party for services in connection herewith and otherwise without having to account for the same to Purchasers.

9.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective and their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Purchasers’ Representations, Warranties and Acknowledgment.

(a) Each Purchaser, by its acceptance of a Note, represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Note Parties and its Subsidiaries in connection with the Notes Issuance hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Note Parties and their Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Purchasers or to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the purchasing of the Notes or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Purchasers.

(b) Each Purchaser (other than Mizuho and its Affiliates), by delivering its signature page to this Agreement and/or by accepting a Note, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by any Agent, Requisite Purchasers or Purchasers, as applicable on the Closing Date or as of the date of funding the purchase price of such Notes.

9.7 Right to Indemnity. Each Purchaser, by its acceptance of a Note, in proportion to its pro rata share, severally agrees to indemnify each Agent and their respective Related Parties (each, an “Indemnitee Related Party”), to the extent that such Indemnitee Related Party shall not have been reimbursed by any Note Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Related Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Note Documents or otherwise in its capacity as such Indemnitee Related Party in any way relating to or arising out of this Agreement or the other Note Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE RELATED PARTY; provided, (x) no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Related Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order and (y) the unreimbursed liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Indemnitee Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. If any indemnity furnished to any Indemnitee Related Party for any purpose shall, in the opinion of such Indemnitee Related Party, be insufficient or become impaired, such Indemnitee Related Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Purchaser to indemnify any Indemnitee Related Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Purchaser’s pro rata share thereof; and provided further, this sentence shall not be deemed to require any Purchaser to indemnify any Indemnitee Related Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.8 Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent or the Collateral Agent may resign as Administrative Agent or Collateral Agent upon ten (10) days’ prior written notice thereof to the Purchasers and the Issuer. Upon any such notice of resignation, Requisite Purchasers shall have the right, upon five (5) Business Days’ notice to Issuer, to appoint a successor Administrative Agent and Collateral Agent. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Note Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9.8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of Mizuho without the prior written consent of, or prior written notice to, Issuer or the Purchasers; provided that Note Parties and the Purchasers may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Issuer and the Purchasers of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Note Documents.

9.9 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Purchaser, by the acceptance of a Note, hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral, the Collateral Documents and the other Note Documents. Without limiting the generality of the foregoing, Administrative Agent and Collateral Agent, as applicable, are hereby expressly authorized to (i) execute any and all documents with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents, (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Purchasers in their capacity as such, at the direction of the Requisite Purchasers, which negotiation, enforcement or settlement will be binding upon each Purchaser and (iii) enter into any intercreditor agreement or other subordination arrangement, and each Purchaser agrees to be bound by the terms of such intercreditor agreement or other subordination arrangement. Subject to Section 10.5, without further written consent or authorization from any other Secured Party, Administrative Agent or Collateral Agent, as applicable, may, and each such Agent hereby agrees to, at the sole expense of the Note Parties, execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral (A) that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 10.5) have otherwise consented or (B) upon payment in full of all Obligations, (ii) release any Guarantor from the Guaranty (a) pursuant to Section 7.12 or (b) with respect to which Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 10.5) in accordance with the Note Documents have otherwise consented. Upon request by any Agent at any time, the Requisite Purchasers will confirm in writing such Agent’s authority to release its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.9 and the Collateral Agent will, at the Issuer’s expense, execute and deliver to the applicable Note Party such documents as such Note Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Note Documents and this Section 9.9. Each Purchaser, by acceptance of a Note, irrevocably agrees to be bound by the provisions of this Agreement and the other Note Documents.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Note Documents to the contrary notwithstanding, each Note Party, Administrative Agent, Collateral Agent and each Purchaser holding any Notes from time to time hereby agree that (i) no Purchaser shall have any right individually to realize upon all or any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Note Documents may be exercised solely by Administrative Agent, or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent (acting directly or through an agent or designee) for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Purchaser, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) (or their respective nominees or designees) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Purchaser or Purchasers in its or their respective individual capacities unless Requisite Purchasers shall otherwise agree in writing) shall be entitled, upon instructions from the Requisite Purchasers, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) No Duty With Respect to Collateral. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, nor shall such Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

9.10 Collateral matters in relation to the UK Security Documents.:

(a) For the purposes of any Liens or Collateral created under the UK Security Documents, the following additional provisions shall apply.

(b) In this Section 9.10, the following expressions have the following meanings:

“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Note Party or its assets.

“Charged Property” means the assets of the Note Parties subject to a security interest under the UK Security Documents.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent (in its capacity as security trustee).

(a) The Secured Parties (other than the Collateral Agent) appoint the Collateral Agent to hold the security interests constituted by the UK Security Documents on trust for the Secured Parties on the terms of the Note Documents and the Collateral Agent accepts that appointment and declares that it shall hold such security interests on trust for the Secured Parties on the terms of the Note Documents.

(b) The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Note Documents; and (ii) its engagement in any kind of banking or other business with any Note Party.

(c) Nothing in this Agreement constitutes the Collateral Agent as a trustee or fiduciary of, nor shall the Collateral Agent have any duty or responsibility to, any Note Party.

(d) The Collateral Agent shall have no duties or obligations to any other person except for those which are expressly specified in the Note Documents or mandatorily required by applicable law.

(e) The Collateral Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(f) The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the UK Security Documents as may be conferred by the instrument of appointment of that person.

(g) The Collateral Agent shall notify the Secured Parties of the appointment of each Appointee (other than a Delegate).

(h) The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.

(i) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Collateral Agent (in its capacity as security trustee) under the UK Security Documents, and each reference to the Collateral Agent (where the context requires that such reference is to the Collateral Agent in its capacity as security trustee) in the provisions of the UK Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(j) Each Secured Parties confirms its approval of the UK Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the UK Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Security Documents.

(k) The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(l) Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Document and accordingly authorizes the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties.

(m) Except to the extent that a UK Security Document otherwise requires, any moneys which the Collateral Agent receives under or pursuant to a UK Security Document may be: (a) invested in any investments which the Collateral Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Collateral Agent) on terms that the Collateral Agent thinks fit, in each case in the name or under the control of the Collateral Agent, and the Collateral Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the Purchasers, and shall pay them to the Purchasers on demand.

(n) On a disposal of any of the Charged Property which is permitted under the Note Documents, the Collateral Agent shall (at the cost of the Note Parties) execute any release of the UK Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Collateral Agent considers desirable.

(o) The Collateral Agent shall not be liable for (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Document; (ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Document; (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Note Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Note Document; or (iv) any shortfall which arises on enforcing a UK Security Document.

(p) The Collateral Agent shall not be obligated to (i) obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Document; (ii) hold in its own possession a UK Security Document, title deed or other document relating to the Charged Property or a UK Security Document; (iii) perfect, protect, register, make any filing or give any notice in respect of a UK Security Document (or the order of ranking of a UK Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or (iv) require any further assurances in relation to a UK Security Document.

(q) In respect of any UK Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(r) In respect of any UK Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Purchasers have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.

(s) Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Administrative Agent in relation to the trusts constituted by this Agreement.

(t) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).

9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Note Party, Administrative Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Issuer) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and Administrative Agent and their respective agents and counsel and all other amounts due the Purchasers and Administrative Agent under Sections 2.11, 2.13, 2.14, 10.2 and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Purchasers, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 2.13, 2.14, 10.2 and 10.3.

9.12 Certain ERISA Matters.

(a) Each Purchaser, by its acceptance of a Note, (x) represents and warrants, as of the date such Person became a Purchaser party hereto, to, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a Purchaser party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Issuer or any other Note Party, that at least one of the following is and will be true:

(i) such Purchaser is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Notes or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Notes and this Agreement and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Purchaser is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Purchaser to enter into, participate in, administer and perform the Notes and this Agreement, (C) the entrance into, participation in, administration of and performance of the Notes and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Purchaser, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Notes and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Purchaser.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Purchaser or (2) a Purchaser has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Purchaser further (x) represents and warrants, as of the date such Person became a Purchaser party hereto, to, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a Purchaser party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Issuer or any other Note Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Purchaser involved in such Purchaser’s entrance into, participation in, administration of and performance of the Notes and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Note Document or any documents related hereto or thereto).

(c) Each of the Administrative Agent, Collateral Agent and their respective Affiliates hereby informs the Purchasers that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Notes and this Agreement, (ii) may recognize a gain if it purchased the Notes for an amount less than the amount being paid for an interest on the principal amount of the Notes held by such Purchaser or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.13 All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Purchasers, any Agent and any Persons designated by an Agent or any Purchaser pursuant to any provisions of this Agreement or any of the other Note Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due).

SECTION 10. MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party, Collateral Agent, or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Purchaser, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

Any notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a notice, Issuer may give Administrative Agent telephonic notice by the required time of any proposed issuance and sale of a Note, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable notice to Administrative Agent on or before the applicable date of purchase. Neither Administrative Agent nor any Purchaser shall incur any liability to Issuer in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly Authorized Officer or other person authorized on behalf of Issuer or for otherwise acting in good faith.

(b) Electronic Communications. Notices and other communications to the Purchasers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Issuer may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Issuer agrees to pay promptly (a) all Administrative Agent’s and the Purchasers’ actual and reasonable costs and expenses of preparation of the Note Documents (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Purchasers) and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable fees, expenses and disbursements of counsel to Agents and the Purchasers in connection with the negotiation, preparation, execution and administration of the Note Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Issuer; (c) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel and of counsel providing any opinions that any Agent or Requisite Purchasers may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including expenses and disbursements of outside counsel) incurred by Administrative Agent; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent, the Secured Parties and their counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Notes and the negotiation, preparation and execution of the Note Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent, or any Purchaser in enforcing any Obligations of or in collecting any payments due from any Note Party hereunder or under the other Note Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceeding.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Purchaser, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Purchaser (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Note Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any Law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. To the extent permitted by applicable Law, no Note Party shall assert, and each Note Party hereby waives, any claim against Purchasers and Agents and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Note Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Person referred to in the immediately preceding sentence shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby.

10.4 Set Off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Purchaser and each of their respective Affiliates is hereby authorized by each Note Party, at any time or from time to time, to the fullest extent permitted by applicable Law, subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Note Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Purchaser to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Purchaser and participations therein and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto and participations therein or with any other Note Document, irrespective of whether or not (a) such Purchaser shall have made any demand hereunder, (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Purchaser different from the branch or office holding such deposit or obligation or such Indebtedness. Each Purchaser agrees to notify the Issuer and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Purchaser and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Purchaser or their respective Affiliates may have.

10.5 Amendments and Waivers.

(a) Amendments. No amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Issuer (other than as provided in Section 6.14 with respect to any change in the Fiscal Year) (with a copy of all amendments provided to the Administrative Agent); provided, the Administrative Agent may, with the consent of the Issuer only, amend, modify or supplement this Agreement or any other Note Document (and such amendment, modification or supplement shall become effective without any further action or consent of any other party to such Note Document) to (i) cure any ambiguity, omission, defect or inconsistency, in each case, of a technical or immaterial nature and (ii) make any other change; provided that such change individually, or in the aggregate with all other such changes, does not, and will not, adversely affect the legal rights of any Purchaser in any material respect.

(b) Other Consents. No amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(c) Events of Default. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Purchaser (but with the consent of the Issuer and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Purchaser shall no longer be a party to this Agreement (as so amended and restated) (but such Purchaser shall continue to be entitled to the benefits of Section 2.15, Section 2.17, Section 2.19, Section 2.20, Section 10.2 and Section 10.3), such Purchaser shall have no Notes or other Indebtedness or other obligation owed to it hereunder or under the other Note Documents and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Note Documents. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 10.5 notwithstanding (x) any attempted cure or other action taken by the Issuer or any other Person subsequent to the occurrence of such Event of Default or (y) any action taken or omitted to be taken by the Administrative Agent or any Purchaser prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section 10.5).

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Purchaser, execute amendments, modifications, waivers or consents on behalf of such Purchaser. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party in any case shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Purchaser at the time outstanding, each future Purchaser and, if signed by a Note Party, on such Note Party.

(e) Renumeration; No Waiver of Rights. The Issuer will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser as consideration for or as an inducement to the entering into by any Purchaser of any waiver or amendment of any of the terms and provisions hereof or any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each Purchaser holding Notes then outstanding even if such Purchaser did not consent to such waiver or amendment. Any amendment or waiver consented to as provided in this Section 10.5 applies equally to all Purchaser and is binding upon them and upon each future Purchaser and upon the Issuer without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer or any Guarantor and any Purchaser nor any delay of any Purchaser or the Agents in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Purchaser. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented. Upon such amendment or interpretation, the Notes shall be deemed modified in accordance therewith, such amendment or interpretation shall form a part of the Notes for all purposes, and every subsequent Purchaser shall be bound thereby.

10.6 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Issuer nor any other Note Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Purchaser (and any other attempted assignment or transfer by the Issuer nor any other Note Party shall be null and void).

(b) Certain other Assignments, Participations and Pledges. Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or the Notes to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or under any Note or other Note Document or substitute any such pledgee or assignee for such Purchaser as a party hereto. The Note Parties hereby acknowledge that the Purchasers and their Affiliates may sell or securitize the Notes or assign a security interest in all or any portion of the Obligations or rights under this Agreement and the other Note Documents (a “Securitization”) through the pledge of any Note as collateral security for loans to the Purchasers or their Affiliates or through the sale of any Note or the issuance of direct or indirect interests in any Note. The Note Parties shall cooperate with the Purchasers and their Affiliates to effect the Securitization including, without limitation, by (i) amending this Agreement and the other Note Documents, and executing such additional documents, as reasonably requested by the Purchasers in connection with the Securitization; provided that (A) any such amendment or additional documentation does not impose material additional costs on the Note Parties and (B) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Note Parties under the Note Documents or change or affect in a manner adverse to the Note Parties the financial terms of such Note; (ii) providing such information as may be reasonably requested by the Purchasers in connection with the rating of such Note or the Securitization; and (iii) providing in connection with any rating of such Note a certificate (A) agreeing to indemnify each of the Purchasers and its Affiliates, any rating agencies rating such Note, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or “liabilities” (the “Liabilities”) to which such Purchaser, its Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact by Topco or any Subsidiary or Affiliate of Issuer contained in any Note Document or in any writing delivered by or on behalf of Topco or any Subsidiary or Affiliate of Issuer to the Purchasers in connection with any Note Document or arise out of or are based upon the omission or alleged omission by Topco or any Subsidiary or Affiliate of Issuer to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by any Purchaser or its successors or assigns of the Notes and (B) agreeing to reimburse each Purchaser and its Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending such Liabilities. Any pledge contemplated by this Section 10.6(b) shall not be deemed to be a transfer, sale or assignment of the Notes (or the shares of the Issuer’s capital stock issuable upon conversion of the Notes) hereunder, and the Purchasers effecting a pledge of any Notes (or the shares of the Issuer’s capital stock issuable upon conversion of the Notes) shall not be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Agreement. The Issuer hereby agrees to execute and deliver such documentation as a pledgee of any Notes (or the shares of the Issuer’s capital stock issuable upon conversion of the Notes) may reasonably request in connection with a pledge of any Notes (or the shares of the Issuer’s capital stock issuable upon conversion of the Notes) to such pledgee by the Purchasers.

(c) Registration of Notes. The Issuer shall keep at its principal executive office a register (the “Register”) with the names and address of the holders of the Notes. The Register will include the name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the Register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof.

(d) Transfer and Exchange of Notes. Upon surrender of any Note to the Issuer at the address and to the attention of the designated officer, for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), promptly, but in any event not later than five (5) Business Days thereafter, the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series (and of the same tranche if such series has separate tranches) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such series originally issued hereunder. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made each representation set forth in Section 4.2.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival. All covenants, agreements, representations and warranties made by the Note Parties herein and in any Note Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the purchase of the Notes and other Notes Issuances hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Secured Party may have had notice or knowledge of any Default at the time of any Notes Issuance, and shall continue in full force and effect as long as any Note or any other Obligation shall remain unpaid or unsatisfied. Notwithstanding anything herein or implied by Law to the contrary, the agreements of each Note Party set forth in Sections 2.17, 2.19, 2.20, 10.2, 10.3, 10.4, and 10.10 and the agreements of Purchasers set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment in full of the Obligations, and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement or any provision hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Purchaser in the exercise of any power, right or privilege hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Purchaser hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of Law or in any of the other Note Documents or any other Transaction Document. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshaling; Payments Set Aside. Neither any Agent nor any Purchaser shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to Administrative Agent or Purchasers (or to Administrative Agent, on behalf of Purchasers), or Administrative Agent, Collateral Agent, or Purchasers enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy Law, any other state or federal Law, common Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, (a) the legality, validity and enforceability of the remaining provisions or obligations of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12 Obligations Several; Actions in Concert. The obligations of Purchasers hereunder and under the other Note Documents are several and no Purchaser shall be responsible for the obligations of any other Purchaser hereunder or under any other Note Document. Nothing contained herein or in any other Note Document, and no action taken by Purchasers pursuant hereto or thereto, shall be deemed to constitute Purchasers as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Note Document to the contrary notwithstanding, each Purchaser hereby agrees with each other Purchaser that no Purchaser shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Agents or Requisite Purchasers (as applicable), it being the intent of Purchasers that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Agents or Requisite Purchasers (as applicable).

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT (EXCEPT, AS TO ANY OTHER NOTE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15 CONSENT TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; SUBMISSION TO JURISDICTION.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY NOTE PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT AND/OR MAINTAINED EXCLUSIVELY IN THE STATE AND FEDERAL COURTS OF THE STATE OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY SECURED PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, IN EACH CASE LOCATED IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND AGREES GENERALLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS AND THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION, OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR COURTS; (iii) AGREES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT THE AGENTS AND PURCHASERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO AGREES AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN MANNER PROVIDED FOR NOTICES IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY NOTE PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE PURCHASE TRANSACTION OR THE PURCHASERS/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Injunction Relief. Each Note Party recognizes that, in the event a Note Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or the other Note Documents, any remedy of law may prove to be inadequate relief to the Purchasers. Therefore, each Note Party agrees that the Purchasers, at the Purchasers’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. Each of the parties hereto, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement; the Issuer is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Issuer in excess of such legal maximum, whenever received shall be applied to reduce the principal balance of the Obligations to the extent of such excess. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Purchaser exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations.

10.19 Counterparts; Integration; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement and the other Note Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Note Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Note Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Issuer and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21 PATRIOT Act. Each Purchaser and Administrative Agent subject to the PATRIOT Act (for itself and not on behalf of any Purchaser) hereby notifies Issuer that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Issuer, which information includes the name and address of Issuer and other information that will allow such Purchaser or Administrative Agent, as applicable, to identify Issuer in accordance with the PATRIOT Act.

10.22 No Advisory or Fiduciary Responsibility. Each Agent, each Secured Party and their Affiliates (collectively, solely for purposes of this paragraph, the “Investors”), may have economic interests that conflict with those of the Note Parties, their equityholders and/or their affiliates and subsidiaries. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), each Note Party acknowledges and agrees, and acknowledges on its own behalf and on behalf of its subsidiaries and Affiliates’ their understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Group members and any Agent or any Investor is intended to be or has been created in respect of the transactions contemplated hereby or by the other Note Documents, irrespective of whether any Agent or any Investor has advised or is advising any Note Party or any of its subsidiaries or Affiliates on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Investors are arm’s-length commercial transactions between the Note Parties and their Affiliates, on the one hand, and the Agents and the Investors, on the other hand, (iii) each Note Party has consulted its own legal, accounting, regulatory, tax and other advisors to the extent that it has deemed appropriate and (iv) each Note Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; and (b) (i) the Agents and the other Investors each is and has been acting solely as a principal, and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Note Party or any of its Affiliates or subsidiaries or any other Person; (ii) none of the Agents or the Investors has any obligation to the Topco or any of its Affiliates or subsidiaries with respect to the transactions contemplated hereby or by any other Note Document except those obligations expressly set forth herein and in the other Note Documents; and (iii) the Agents and the Investors and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Topco and its Affiliates or subsidiaries, and none of the Agents or the Investors has any obligation to disclose any of such interests to the Issuer or its Affiliates or subsidiaries. To the fullest extent permitted by Law, each Note Party (on their own behalf and on behalf of the other Note Party and their Affiliates and Subsidiaries) hereby waives and releases any claims that it or any other Note Party and their Affiliates and Subsidiaries may have against the Agents or the Investors with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each Note Party agrees on its own behalf and on the behalf of its subsidiaries and Affiliates that it will not claim that any Secured Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Person, in connection with such transaction or the process leading thereto.

10.23 Third Parties. Nothing in this Agreement or any other Transaction Document, whether express or implied, is intended to (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

10.24 Affiliate Activities. The obligations of the Purchasers hereunder are several and no Purchaser shall be responsible for the obligations of any other Purchaser hereunder. Each Note Party hereby expressly acknowledges that certain of the Agents, Purchasers and/or certain Affiliates of the Mizuho are, or on or after the Closing Date may become, direct or indirect owners of warrants or other Equity Interests in the Issuer. Notwithstanding any common ownership and/or control between Mizuho, on the one hand, and the Purchasers, on the other hand, (i) each Note Party acknowledges and agrees that: (a) Mizuho, on the one hand, and the Purchasers, on the other hand, are separate and distinct legal entities and (b) the Purchasers may exercise all the rights, privileges and benefits of the holder of any Note and enforce all remedies and other provisions hereunder and under any other Transaction Document without regard to the fact that Mizuho is an owner of warrants or other Equity Interests; (ii) to the maximum extent permitted by applicable law, (x) each Note Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all defenses, affirmative defenses, set-offs, claims, counterclaims or causes of action of any kind of nature that the Issuer may have against Mizuho or the Purchasers relating to any Note, this Agreement or the other Transaction Documents, or the enforcement by Mizuho or the Purchasers of the rights and remedies hereunder and thereunder, arising by reason of the fact that Mizuho or any Purchaser is an owner of warrants or of other Equity Interests in the Topco and (y) each Note Party waives any and all defenses, affirmative defenses, setoffs, claims counterclaims or causes of action of any kind or nature that the Issuer may have against Mizuho arising by reason of the fact that Mizuho or any Purchaser holds Warrants or other Equity Interests and is also acting in its capacity as an Agent and/or a Purchaser hereunder; and (iii) each Note Party covenants and agrees never to institute or cause to be instituted or continue prosecution of any suit or cause of action or proceeding of any kind or nature whatsoever against the Purchasers in contravention of the foregoing. Anything in this Agreement or any other Transaction Document to the contrary notwithstanding, each Purchaser hereby agrees with each other Purchaser that no Purchaser shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Agents or Requisite Purchasers (as applicable), it being the intent of Purchasers that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Agents or Requisite Purchasers (as applicable).

10.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or

(c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

10.26 Acknowledgment Regarding Any Supported QFCs. To the extent that the Note Documents provide support, through a guarantee or otherwise, for interest rate agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Note Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Note Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Note Documents were governed by the Laws of the United States or a state of the United States.

10.27 Intent. The Agents and Notes Parties hereby acknowledge and intend and, by accepting a Note, each Purchaser acknowledges and intends, that (i) the Notes are each a “security” as that term is used and defined in Section 101(49) of the Bankruptcy Code; (ii) this Agreement constitutes a “securities contract” as defined in Section 741(7)(A) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A)(A) of the Bankruptcy Code; (iii) each of the Guaranty, the Note Documents, the Collateral Documents and any pledge or security interest granted therein or herein are related to this Agreement, and constitutes a security agreement or arrangement or other credit enhancement related to a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, a security agreement or arrangement or other credit enhancement related to a “master netting agreement” as defined in Section 101(38A)(A) of the Bankruptcy Code, and as such, each is also a “securities contract” and “master netting agreement”;

(iv) payments and/or transfers under this Agreement, the Guaranty, the Note Documents, the Collateral Documents and any pledge or security interest granted therein or herein each constitute transfers made by, to or for the benefit of a financial institution, financial participant or master netting agreement participant within the meaning of Section 546(e) or 546(j) of the Bankruptcy Code, and (v) each of the Purchasers, Secured Parties, Administrative Agent and/or Collateral Agent qualify as a “financial institution,” “financial participant,” “master netting participant” or other entity listed in Section 555, 561, 362(b)(6) or 362(b)(27) of the Bankruptcy Code for the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract” and a “master netting agreement,” including the rights under Sections 362(b)(6), 362(b)(27), 362(o), 546, 555 and 561 of the Bankruptcy Code.

10.28 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under any Note Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Note Parties in respect of any such sum due from it to any Agent or Purchaser under any Note Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Agent or Purchaser, as the case may be, of any sum adjudged to be so due in the Judgment Currency, such Agent or Purchaser, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Agent or Purchaser from any Note Party in the Agreement Currency, the Note Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Purchaser, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Agent or Purchaser in such currency, such Agent or Purchaser, as the case may be, agrees to return the amount of any excess to the applicable Note Party (or to any other Person who may be entitled thereto under applicable Law).

10.29 Regulated Subsidiaries. Neither the Note Parties nor any of their Subsidiaries will take any action, or fail to take any action, that could reasonably be expected to impede the Purchasers or the Agent or any of their assignees from ultimately acquiring control of each Regulated Insurance Entity as part of the exercise of remedies following the occurrence and during the continuance of an Event of Default and if the Purchasers or the Administrative Agent or such assignees elect toto file an application for acquisition of control, the Note Parties and their Subsidiaries shall assist with any such filings and cooperate in the preparation and prosecution of such notices or applications as may be necessary to secure approvals or otherwise permit such transfer or assignment or otherwise permit the Purchasers and the Administrative Agent and such assignees to exercise any of their rights and remedies under the Note Documents, in compliance with Applicable Insurance Laws and other applicable laws at such times and in a manner consistent with the requirements of the Note Documents. Notwithstanding the foregoing, unless agreed otherwise, prior to an Event of Default, no such registration or cooperation shall be required unless otherwise agreed with the Administrative Agent.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ISSUER:	ROADZEN, INC.

	By:	/s/ Rohan Malhotra
Name: Rohan Malhotra
Title: Chief Executive Officer

GUARANTORS:	NATIONAL AUTOMOBILE CLUB

	By:	/s/ Shanon Duthie
Name: Shanon Duthie
Title: President

ROADZEN HOLDINGS (UK) LIMITED, a
company incorporated and registered in England and Wales

	By:	/s/ Mohit Pasricha
Name: Mohit Pasricha
Title: Director

[Signature Page to Senior Secured Note Purchase Agreement]

MIZUHO SECURITIES USA LLC,
as Administrative Agent and Collateral Agent

By:	/s/ Sherif Lotfi
Name: Sherif Lotfi
Title: Managing Director

MIZUHO SECURITIES USA LLC,
as a Purchaser

By:	/s/ Sherif Lotfi
Name: Sherif Lotfi
Title: Managing Director

[Signature Page to Senior Secured Note Purchase Agreement]

APPENDIX A

TO SENIOR SECURED NOTE PURCHASE AGREEMENT

Allocated Share

Purchaser	Purchaser’s Allocated Share
MIZUHO SECURITIES USA LLC	$7,500,000

Total	$7,500,000

APPENDIX A

APPENDIX B

TO SENIOR SECURED NOTE PURCHASE AGREEMENT

Notice Addresses

To the Note Parties:

Roadzen, Inc.

445 E. 80th St., #4E

New York, NY, 10075

Attention: Rohan Malhotra

E-mail: rohan@roadzen.io

in each case, with a copy to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Attention: Jeffrey Stern

Facsimile: 212-294-4700

E-mail: JStern@winston.com

APPENDIX B

If to the Agents

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Attention: Strategic Solutions Group

With a copy to: Office of the General Counsel at legalnotices@mizuhogroup.com in each case, with a copy to (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Elizabeth R. Tabas, Partner

Facsimile: (212) 839-6075

E-mail: etabas@sidley.com

Account for Payments:

Pay to such location or bank account within the City and State of New York or such other location as may be designated by such Agent from time to time.

If to the Purchasers:

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Attention: Strategic Solutions Group

With a copy to: Office of the General Counsel at legalnotices@mizuhogroup.com in each case, with a copy to (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Elizabeth R. Tabas, Partner

Facsimile: (212) 839-6075

E-mail: etabas@sidley.com

Account for Payments:

Pay to such location or bank account within the City and State of New York or such other location as may be designated by such Purchaser from time to time.

APPENDIX B